 Filed Pursuant to Rule 424(b)(3)
 Registration Statement No.: 333-198700
PROSPECTUS

(Proposed Holding Company for Madison Bank of Maryland)
Minimum of 1,360,000 and up to 1,840,000 Shares of Common Stock

MB Bancorp, Inc., a Maryland corporation, is offering shares of its common stock for sale in connection with the conversion of Madison Bank of Maryland from the mutual to the stock form of ownership. After the offering, MB Bancorp, Inc. will be the holding company for Madison Bank of Maryland through its ownership of 100% of Madison Bank of Maryland’s outstanding common stock. We have not previously issued common stock and there is currently no established market for the common stock. We intend to have our common stock quoted on the OTC Pink marketplace upon conclusion of the offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.
If you are or were an eligible depositor of Madison Bank of Maryland:
•
  You may have priority rights to purchase shares of common stock.
If you do not qualify under the category above, but are interested in purchasing shares of our common stock:
•
  You may have an opportunity to purchase shares of common stock after priority orders are filled.
We are offering up to 1,840,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 1,360,000 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines that our pro forma market value has increased, we may sell up to 2,116,000 shares without giving you further notice or the opportunity to change or cancel your order. If our pro forma market value at the end of the stock offering period is either below $13.6 million or above $21.2 million, then, after consulting with the Office of the Comptroller of the Currency, we may: (i) terminate the stock offering and promptly return all funds, with interest and without deduction; (ii) set a new offering range, while retaining the $10.00 per share offering price, and giving all subscribers the opportunity to confirm, modify or rescind their stock purchase orders within a specified period of time; or (iii) take such other actions as may be permitted by the Office of the Comptroller of the Currency, the Securities and Exchange Commission and any applicable state securities commissions.
The offering is expected to expire at 2:00 p.m., Eastern time, on December 12, 2014. We may extend this expiration date without notice to you until January 26, 2015, unless the Office of the Comptroller of the Currency approves a later date, which will not be beyond December 19, 2016.
Keefe, Bruyette & Woods will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the shares of common stock we are offering for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.
The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond January 26, 2015. If the offering is extended beyond January 26, 2015, subscribers will have the right to modify or rescind their purchase orders. Funds received before the completion of the offering will be maintained in a segregated account at Madison Bank of Maryland. All funds received will bear interest at Madison Bank of Maryland’s statement savings rate, which is subject to change at any time and is currently .10% per annum. If we terminate the offering for any reason, or if we extend the offering beyond January 26, 2015, we will notify you and will promptly return your funds with interest if you do not respond to the notice.
The Office of the Comptroller of the Currency conditionally approved our plan of conversion on November 12, 2014. However, such approval does not constitute a recommendation or endorsement of this offering.
This investment involves a degree of risk, including the possible loss of principal.
Please read “Risk Factors” beginning on page 11.

OFFERING SUMMARY
Price Per Share: $10.00

	Minimum	Maximum	Maximum, as Adjusted
Number of shares	1,360,000	1,840,000	2,116,000
Gross offering proceeds	$13,600,000	$18,400,000	$21,160,000
Estimated offering expenses, excluding selling agent fees and expenses	$765,000	$765,000	$765,000
Estimated selling agent fees and expenses(1)	$285,000	$285,000	$285,000
Estimated net proceeds	$12,550,000	$17,350,000	$20,110,000
Estimated net proceeds per share	$9.23	$9.43	$9.50

(1)
  Estimated selling agent fees and expenses shown assume that all shares are sold in the subscription and community offerings. The amounts shown include: (i) fees and selling commissions payable by us to Keefe, Bruyette & Woods consisting of a success fee of $200,000 payable upon completion of the conversion; and (ii) other expenses of the offering payable to Keefe, Bruyette & Woods in the subscription offering and community offering of up to $85,000. See “The Conversion and Stock Offering — Marketing Arrangements” for information regarding compensation to be received by Keefe, Bruyette & Woods and the other broker-dealers that may participate in a syndicated offering. If all shares of common stock were sold in a syndicated offering, the maximum selling agent commissions would be the $200,000 success fee plus 5.5% of the aggregate offering dollar amount of all shares sold in the syndicated offering (net of shares purchased by our directors, officers, employees and their family members and our employee stock ownership plan), or approximately $856,645, $978,085, $1,099,525 and $1,239,181 at the minimum, midpoint, maximum, and adjusted maximum levels of the offering, respectively, assuming no employees other than officers participate in the offering.
These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
For assistance, please contact the stock information center at (877) 643-8217

The date of this prospectus is November 12, 2014.

PENNSYLVANIA
MARYLAND
VIRGINIA
DELAWARE

Madison Bank of Maryland

Harford County
Baltimore County
Forest Hill
95
Aberdeen
1
Perry Hall
695
40
Baltimore City
Corporate Office
Branch Location

Corporate Office

Forest Hill
1920 Rock Spring Road
Forest Hill, Maryland

Branch Offices

Aberdeen
501 S Stepney Road
Aberdeen, Maryland

Perry Hall
8639 Belair Road
Baltimore, Maryland

i

Summary
This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the consolidated financial statements and the section entitled “Risk Factors.” In certain instances where appropriate, the terms “we,” “us” and “our” refer to MB Bancorp and/or Madison Bank of Maryland, as indicated by context.
The Companies
MB Bancorp, Inc.
Madison Bank of Maryland
1920 Rock Spring Road
Forest Hill, Maryland 21050
(410) 420-9600
MB Bancorp, Inc.   This offering is made by MB Bancorp, a Maryland corporation incorporated in August 2014 by Madison Bank of Maryland to be its holding company following the conversion. Currently, MB Bancorp has no assets. Following the conversion, MB Bancorp will own all of Madison Bank of Maryland’s capital stock and will direct, plan and coordinate Madison Bank of Maryland’s business activities. In the future, MB Bancorp might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.
Madison Bank of Maryland.   Madison Bank of Maryland is a community-oriented financial institution, dedicated to serving the financial service needs of customers within its market area, which consists of Baltimore and Harford counties in Maryland. We offer a variety of deposit products and provide loans secured by real estate located in our market area. Our real estate loans consist primarily of residential mortgage loans, as well as non-residential real estate loans, construction and land loans and home equity lines of credit. We currently operate out of our corporate headquarters and main office in Forest Hill, Maryland and two full-service branch offices located in Aberdeen and Perry Hall, Maryland. We are subject to extensive regulation, examination and supervision by the Office of the Comptroller of the Currency, our primary federal regulator, and the Federal Deposit Insurance Corporation, our deposit insurer. At June 30, 2014, we had total assets of $140.9 million, total deposits of $103.9 million and total equity of $18.6 million.
Recent Operating Results and Operating Strategy (page 56)
We had net income of $95,000 for the six months ended June 30, 2014 and losses of $926,000 and $161,000 for the years ended December 31, 2013 and 2012, respectively. We have identified the following strategic initiatives we will pursue in our efforts to achieve our goal to operate and grow a profitable community-oriented financial institution:
•
  improving asset quality;
•
  reducing funding costs;
•
  controlling expenses;
•
  continuing as a portfolio lender concentrating on residential mortgage loans; and
•
  building on our strengths as a community-oriented financial institution.

The Conversion
Description of the Conversion (page 102)
Currently, we are a federally chartered mutual savings bank with no shareholders. Our depositors and borrowers currently have the right to vote on certain matters such as the election of directors and this conversion transaction. The conversion transaction that we are undertaking involves a change from our mutual form to a federal stock savings bank charter that will result in all of Madison Bank of Maryland’s capital stock being owned by MB Bancorp. Voting rights in MB Bancorp will belong to its shareholders, including our employee stock ownership plan. For more information on the employee stock ownership plan, see “Our Management — Benefit Plans — Employee Stock Ownership Plan.”
We are conducting the conversion under the terms of our plan of conversion. The Office of the Comptroller of the Currency has conditionally approved the plan of conversion, including a condition that it be approved by our members. We have called a special meeting of members for December 19, 2014 to vote on the plan of conversion.
The following diagram depicts our corporate structure after the conversion and offering, including the number and percentage of shares of common stock that will be owned by public shareholders at the minimum, maximum, and maximum, as adjusted, of the offering range upon completion of the conversion and the offering:

Public Shareholders
Minimum: 1,360,000 shares
Maximum: 1,840,000 shares
Maximum, as adjusted: 2,116,000 shares
100% of common stock
MB Bancorp, Inc.
100% of common stock
Madison Bank of Maryland

The Offering
Purchase Price
The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering.
Number of Shares to be Sold
We are offering for sale between 1,360,000 and 1,840,000 shares of MB Bancorp common stock in a subscription offering, community offering and possibly a syndicated offering. With regulatory approval, we may increase the number of shares to be sold to 2,116,000 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to permit an increase in the offering size, the Office of the Comptroller of the Currency will consider such factors as the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions.
How We Determined the Offering Range (page 114)
We are offering between 1,360,000 and 1,840,000 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by Feldman Financial Advisors, Inc., an independent appraisal firm experienced in appraisals of financial institutions. Feldman Financial Advisors estimates that as of October 15, 2014 our pro forma market value was between $13.6 million and $18.4 million, with a midpoint of $16.0 million.
In preparing its appraisal, Feldman Financial Advisors considered the information in this prospectus, including our consolidated financial statements. Feldman Financial Advisors also considered the following factors, among others:
•
  our present and projected operating results and financial condition;
•
  the economic and demographic conditions of our primary market area;
•
  pertinent historical financial and other information relating to Madison Bank of Maryland;
•
  a comparative evaluation of our operating and financial statistics with those of other thrift institutions;
•
  the proposed price per share;
•
  the aggregate size of the offering of common stock;
•
  the impact of the conversion on our capital position and earnings potential; and
•
  the trading market for securities of comparable publicly traded thrift institutions and general conditions in the market for such securities.
Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “tangible book value” and the ratio of the offering price per share to the issuer’s income per share for the past twelve months. Feldman Financial Advisors considered these ratios, among other factors, in preparing its appraisal. Tangible book value is the same as total equity less intangible assets and represents the difference between the issuer’s tangible assets and liabilities. Feldman Financial Advisors’ appraisal also incorporates an analysis of a peer group of publicly traded companies that Feldman Financial Advisors considered to be comparable to us. In choosing the peer group, Feldman Financial Advisors selected companies with operating characteristics comparable to those of Madison Bank of Maryland based on measures of asset size, profitability, and capitalization. Similar to our recent earnings performance, the peer group’s earnings results were below the median levels reported by all publicly traded thrift institutions. We have had losses in recent periods, including net losses of $926,000 and $161,000 for the years ended December 31, 2013 and 2012, respectively, and recorded a net loss of $1.2 million for the nine month period ended September 30, 2014. In order to select companies for the peer group, Feldman Financial Advisors applied selection criteria that included a return on average equity approximating 3.50% or less for the most recent 12-month period. We reported a return on average equity of negative 9.77% for the 12-month period ended September 30, 2014. The median return on average equity for the peer group was 1.61% and the median return on average assets reported by all publicly traded thrift institutions was 4.66%.
The purpose of utilizing the peer group is to develop valuation measures based on prices at which common stocks of comparable companies are trading in a public market. The comparable public companies valuation method is based on analyzing the trading market valuation ratios of the peer group and making any necessary adjustments to reflect any other differences or factors specific to the company being valued. The selection criteria were designed to identify companies with sufficient comparability to Madison Bank of Maryland so as to enhance the reliability of the method used to determine the appraised value. Feldman Financial Advisors concluded that the overall peer group provided reasonable comparability to justify relying upon the comparable peer group method in arriving at the appraised value. Publicly traded thrift institutions with relatively low earnings were purposely included in the peer group, and Feldman Financial Advisors applied a valuation discount to reflect the fact that, among other reasons, the earnings of Madison Bank of Maryland were below the median level of the selected peer group. Conversion regulations require that Feldman Financial Advisors use a peer group of comparable institutions, and Feldman Financial Advisors believes that its methodology provides an objective assessment of the valuation ratios that should be utilized in determining the pro forma market value of MB Bancorp.
The following table presents a summary of selected pricing ratios for the peer group companies and for MB Bancorp utilized by Feldman Financial Advisors in its appraisal. These ratios are based on book value and tangible book value as of September 30, 2014, the latest date for which complete financial data was publicly available for the peer group.

	Price to Book Value Ratio	Price to Tangible Book Value Ratio
MB Bancorp (pro forma)
Minimum	48.1x	48.1x
Midpoint	52.7x	52.7x
Maximum	56.6x	56.6x
Maximum, as adjusted	60.6x	60.6x
Peer group companies as of October 15, 2014:
Average	85.7x	86.4x
Median	88.9x	90.3x

We reported negative earnings for the most recent twelve months ended September 30, 2014. Thus, comparisons to peer group ratios related to earnings are not meaningful. Compared to the average pricing ratios of the peer group at the maximum of the offering range, our stock would be priced at a discount of 33.9% to the peer group on a price-to-book basis and a discount of 34.5% on a price-to-tangible book basis. This means that, at the maximum of the offering rate, a share of our common stock would be less expensive than the peer group based on a book value per share basis.
The independent appraisal does not establish the market price at which our common stock will trade. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the offering. Furthermore, the pricing ratios presented in the appraisal were utilized by Feldman Financial Advisors to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.
For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Stock Offering — How We Determined The Offering Range and the $10.00 Per Share Purchase Price.”

Possible Change in Offering Range (page 118)
Feldman Financial Advisors will update its appraisal before we complete the stock offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Feldman Financial Advisors determines that our pro forma market value has increased, with regulatory approval we may sell up to 2,116,000 shares without further notice to you. If our pro forma market value at the end of the stock offering period is either below $13.6 million or above $21.2 million, then, after consulting with the Office of the Comptroller of the Currency, we may: (i) terminate the stock offering and promptly return all funds, with interest and without deduction; (ii) set a new offering range, while retaining the $10.00 per share offering price, and give all subscribers the opportunity to confirm, modify or rescind their purchase orders for shares of MB Bancorp’s common stock within a specified time period; or (iii) take such other actions as may be permitted by the Office of the Comptroller of the Currency, the Securities and Exchange Commission or any applicable state securities commissions.
Possible Termination of the Offering
We must sell a minimum of 1,360,000 shares to complete the offering. If we do not sell the minimum number of shares, or if we terminate the offering for any other reason, we will promptly return all funds, with interest and without deduction.
Conditions to Completing the Conversion and Offering
We are conducting the conversion and offering under the terms of our plan of conversion. We cannot complete the conversion and offering unless:
•
  we sell at least the minimum number of shares offered;
•
  we receive the final approval of the Office of the Comptroller of the Currency to complete the conversion and the offering and the approval from the Federal Reserve Board of the holding company application; and
•
  our members approve the plan of conversion.
Any approval by the Office of the Comptroller of the Currency or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.
Reasons for the Conversion and Offering (page 102)
Our primary reasons for the conversion and offering are to:
•
  increase the capital of Madison Bank of Maryland to support the implementation of our business plan;
•
  enhance profitability and earnings through reinvesting and leveraging the proceeds, primarily through traditional lending and investing activities;
•
  implement equity compensation plans to retain and attract qualified directors, officers and staff.
Benefits to Management and Potential Dilution to Shareholders Following Conversion (pages 88 to 90)
We intend to adopt or have adopted the following benefit plans and agreements in connection with the conversion.
We expect our tax-qualified employee stock ownership plan to purchase 8% of the total number of shares of common stock that we issue in the conversion or 147,200 shares of common stock, assuming we sell the maximum of the shares proposed to be sold.
We also intend to implement an equity incentive plan following the conversion. Shareholder approval of this plan will be required, and the plan cannot be implemented until at least six months after the completion of the conversion pursuant to applicable regulations. We have not yet determined whether we will present the equity incentive plan for shareholder approval within 12 months following the completion of the conversion or more than 12 months after the completion of the conversion. If presented more than

12 months after the completion of the conversion, these plans would require the approval of our shareholders by a majority of votes cast; otherwise, they would require the approval of our shareholders by a majority of votes eligible to be cast. Further, there are a number of restrictions that would apply to these plans if adopted within one year of the conversion, including limits on awards to non-employee directors and officers and vesting. See “Our Management — Equity Incentive Plans — Future Equity Incentive Plan.” For example, if adopted within 12 months following the completion of the conversion, the equity incentive plan will reserve a number of shares of common stock equal to not more than 4% of the shares issued in the conversion for restricted stock awards to employees and directors, at no cost to the recipients, and will also reserve a number of stock options equal to not more than 10% of the shares of common stock issued in the conversion (for employees and directors).
If 4% of the shares of common stock issued in the conversion are awarded under an equity incentive plan from authorized but unissued shares of common stock, shareholders would experience dilution of up to 3.85% in their ownership interest in MB Bancorp. If 10% of the shares of common stock issued in the conversion are issued upon the exercise of options granted under an equity incentive plan and come from authorized but unissued shares of common stock, shareholders would experience dilution of 9.09% in their ownership interest in MB Bancorp.
In addition to the stock-based plans, we expect Madison Bank of Maryland and MB Bancorp to each enter into a three-year employment agreement with our President and Chief Executive Officer and our Senior Executive Vice President. In addition, Madison Bank of Maryland intends to enter into two-year change in control agreements with our two other executive officers. See “Our Management — Employment Agreements and Change in Control Agreements” and “Risk Factors — Risks Related to This Offering — We intend to enter employment agreements and change in control agreements with certain of our officers, which may increase our compensation costs upon the occurrence of certain events or increase the cost of acquiring us” for a further discussion of these plans and agreements, including their terms and potential costs, as well as a description of other benefits arrangements.
The Offering Is Not Expected to Be Taxable to Persons Receiving or Exercising Subscription Rights (pages 104 to 105)
As a general matter, the offering is not expected to be a taxable transaction for purposes of federal income taxes to persons who receive or exercise subscription rights. We have received an opinion from our special counsel, Kilpatrick Townsend & Stockton LLP, that, for federal income tax purposes:
•
  it is more likely than not that the members of Madison Bank of Maryland will not realize any income upon the issuance or exercise of subscription rights;
•
  it is more likely than not that the tax basis to the purchasers in the offering will be the amount paid for our common stock, and that the holding period for shares of common stock will begin on the date of completion of the subscription offering; and
•
  the holding period for shares of common stock purchased in the community offering or syndicated offering will begin on the day after the date of completion of the purchase.
Madison Bank of Maryland also has received an opinion from Stegman & Company that, assuming the conversion does not result in any federal income tax liability to Madison Bank of Maryland, its account holders, or MB Bancorp, implementation of the plan of conversion will not result in any Maryland income tax liability to those entities or persons.
Persons Who May Order Stock in the Offering (pages 105 to 107)
Note:  Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition, you may lose your rights to purchase shares and may face criminal prosecution and/or other sanctions.
We have granted rights to subscribe for shares of MB Bancorp common stock in a “subscription offering” to the following persons in the following order of priority:
1.
  Depositors with $50 or more on deposit at Madison Bank of Maryland as of the close of business on June 30, 2013.

2.
  Our employee stock ownership plan, which will provide retirement benefits to our employees.
3.
  Depositors (other than our directors and officers) with $50 or more on deposit at Madison Bank of Maryland as of the close of business on September 30, 2014.
4.
  Madison Bank of Maryland’s depositors who were not able to subscribe for shares under categories 1 or 3 and borrowers as of the close of business on November 4, 2014.
If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. Generally, shares first will be allocated so as to permit each eligible subscriber, if possible, to purchase a number of shares sufficient to make the subscriber’s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining eligible subscribers whose subscriptions remain unfilled in proportion to the amounts that their respective eligible deposits bear to the total eligible deposits of all remaining eligible subscribers whose subscriptions remain unfilled. If we increase the number of shares to be sold above 1,840,000, the employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Conversion and Stock Offering — Subscription Offering and Subscription Rights” for a description of the allocation procedure.
We may offer shares not sold in the subscription offering, if any, to the general public in a community offering. People, and trusts for the benefit of people, who are residents of Baltimore and Harford counties in Maryland will be given a first preference to purchase shares in the community offering. We may, in our sole discretion, reject orders received in the community offering either in whole or in part. For example, we would reject an order submitted by a person whom we believe is making false representations or whom we believe is attempting to violate, evade or circumvent the terms and conditions of the plan of conversion. If your order is rejected in part, you cannot cancel the remainder of your order. The community offering may commence concurrently with the subscription offering or at any time thereafter and may terminate at any time without notice until January 26, 2015, unless the Office of the Comptroller of the Currency approves a later date, which will not be beyond December 19, 2016.
Shares of our common stock not purchased in the subscription offering or the community offering may be offered for sale to the general public in a syndicated offering through a syndicate of selected dealers. We may begin the syndicated offering at any time following the commencement of the subscription offering. Keefe, Bruyette & Woods will act as sole manager for any syndicated offering, which will also be conducted on a best efforts basis. Neither Keefe, Bruyette & Woods nor any other member of the syndicate will be required to purchase any shares in the syndicated offering.
Deadline for Ordering Stock (page 107)
The subscription offering will expire at 2:00 p.m., Eastern time, on December 12, 2014. We expect that the community offering will expire at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if the Office of the Comptroller of the Currency approves a later date. No single extension may be for more than 90 days. If we extend the offering beyond January 26, 2015, or if we intend to sell fewer than 1,360,000 shares or more than 2,116,000 shares, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will return your funds promptly with interest at our statement savings rate and without deduction.
Purchase Limitations (page 109)
Our plan of conversion establishes limitations on the purchase of stock in the offering. These limitations include the following:
•
  The minimum purchase is 25 shares.

•
  No individual (or individuals on a single qualifying account held jointly) may purchase more than $300,000 of common stock (which equals 30,000 shares) in the subscription offering.
•
  No individual may purchase more than $300,000 of common stock (which equals 30,000 shares) in the community offering.
•
  No individual, no individual together with any associates, and no group of persons acting in concert may purchase more than $500,000 of common stock (which equals 50,000 shares) in all offering categories.
Subject to the approval of the Office of the Comptroller of the Currency, we may increase or decrease the purchase limitations at any time.
How to Purchase Common Stock (pages 112 to 114)
If you want to place an order for shares in the subscription or community offerings, you must complete an original stock order form and send it to us together with full payment by mail using the stock order reply envelope provided, by overnight delivery to the stock information center at the address noted on the stock order form, or deliver it in person to Madison Bank of Maryland’s main office, 1920 Rock Spring Road, Forest Hill, Maryland 21050. We must receive your stock order form before the end of the subscription offering or the end of the community offering, as appropriate, regardless of the postmark date. Once we receive your order, you cannot cancel or change it without our consent.
To ensure that we properly identify your subscription rights, you must list all of your eligible accounts as of the applicable eligibility date on the stock order form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed. To preserve your purchase priority, only the name(s) of person(s) listed on your eligible account at the applicable date of eligibility may be listed on your order form. You may not add the names of others who were not eligible to purchase common stock in the offering on the applicable date of eligibility.
You may pay for shares in the subscription offering or the community offering in either of the following ways:
•
  By check or money order made payable to MB Bancorp, Inc.; or
•
  By authorizing withdrawal from the types of deposit account at Madison Bank of Maryland identified on the stock order form.
Please do not submit cash or wire transfers. Madison Bank of Maryland is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a Madison Bank of Maryland line of credit check or any type of third-party check to pay for shares of common stock. On the stock order form, you may not designate withdrawal from Madison Bank of Maryland accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds from an account with check writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account.
You may not authorize direct withdrawal from a Madison Bank of Maryland retirement account. Depositors interested in using funds in a retirement account with us to purchase common stock should contact the stock information center as soon as possible before the subscription offering ends. To use funds in a retirement account at Madison Bank of Maryland, you must transfer your account to an unaffiliated institutional trustee or custodian or brokerage firm. Retirement accounts at Madison Bank of Maryland are not self-directed and common stock may only be purchased using a self-directed individual retirement account. Please contact your broker or financial institution as quickly as possible to determine if you may transfer your retirement account from Madison Bank of Maryland because the transfer may take several days. You may use funds currently in an independent, self-directed retirement account to purchase stock by having your trustee complete and return the subscription form together with a check payable to MB Bancorp, Inc. before the expiration of the subscription offering.
Funds received in the subscription and community offerings will be immediately cashed and held in a segregated account at Madison Bank of Maryland and will earn interest at the rate we pay on statement savings accounts, which is subject to change at any time and is currently .10% per annum, from the date payment is processed until the offering is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our statement savings rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock.
You May Not Sell or Transfer Your Subscription Rights
Our plan of conversion and federal regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action against anyone who we believe has sold or transferred his or her subscription rights. In addition, we intend to advise the appropriate federal agencies of any person who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all qualifying accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation if there is an oversubscription.
How We Will Use the Proceeds of This Offering (page 36)
The following table summarizes how we will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range. We expect to contribute 50% of the net proceeds of the offering to Madison Bank of Maryland.

(In thousands)	Minimum 1,360,000 Shares at $10.00 per Share	Maximum 1,840,000 Shares at $10.00 per Share
Offering proceeds	$136,000	$18,400
Less estimated offering expenses	(1,050)	(1,050)
Net offering proceeds	$12,550	$17,350
Less:
Proceeds contributed to Madison Bank of Maryland	$6,275	$8,675
Proceeds used for loan to employee stock ownership plan	1,088	1,472
Proceeds remaining for MB Bancorp	$5,187	$7,203

MB Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Madison Bank of Maryland may use the portion of the proceeds that it receives to fund new loans, invest in securities and expand its business activities. Except as described above, neither MB Bancorp nor Madison Bank of Maryland has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking this offering, see “The Conversion and Stock Offering — Reasons for the Conversion.”
Purchases by Directors and Executive Officers (page 93)
We expect that our directors and executive officers, together with their associates, will subscribe for 57,300 shares, which equals 3.6% of the shares that would be sold at the midpoint of the offering range. Our directors and executive officers, together with their associates, will pay the same $10.00 price per share as everyone else who purchases shares in the offering. Like all of our eligible depositors and borrowers our directors and executive officers and their associates have subscription rights based on their eligible accounts and, if there is an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion, unless waived by the Office of the Comptroller of the Currency. Purchases by our directors and executive officers and their associates will count towards the minimum number of shares we must sell to close the offering.
Market for MB Bancorp’s Common Stock (page 38)
We intend to list the common stock of MB Bancorp for trading on the OTC Pink marketplace. Keefe, Bruyette & Woods currently intends to become a market maker in the common stock, but it is under no obligation to do so. See “Market for the Common Stock.”
MB Bancorp’s Dividend Policy (page 37)
After the offering, we initially do not intend to pay cash dividends and we intend to retain any future earnings for use in the operation of our business. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition.
Delivery of Prospectus
To ensure that each person receives a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days before such date or hand-deliver prospectuses later than two days before that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than U.S. mail.
We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 2:00 p.m., Eastern time, on December 12, 2014 whether or not we have been able to locate each person entitled to subscription rights.
Delivery of Shares of Common Stock
All shares of common stock of MB Bancorp sold in the subscription offering and community offering will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock sold in the offering will be mailed by our transfer agent to the persons entitled thereto at the address noted by them on their stock order form as soon as practicable following consummation of the conversion. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company. We expect trading in the stock to begin on the business day of or on the business day immediately following the completion of the conversion and stock offering. It is possible that until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.
Stock Information Center
Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call the stock information center at (877) 643-8217. The stock information center will be open Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time. The stock information center will be closed on bank holidays.

RISK FACTORS
You should consider carefully the following risk factors before purchasing MB Bancorp common stock.
Risks Related to Our Business
If our non-performing assets increase, or do not decrease, our earnings will continue to be adversely affected.
At June 30, 2014, our non-performing assets, which consist of non-accruing loans, ground rents that are delinquent three or more years, and other real estate owned, and accruing troubled debt restructurings were $11.3 million, or 8.05% of total assets. Our non-performing assets adversely affect our net income in various ways:
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  we record interest income only on a cash basis for non-accrual loans and we do not record interest income for other real estate owned;
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  we must provide for probable loan losses through a current period provision for loan losses which is a charge to income;
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  non-interest expense increases when we write down the value of properties in our other real estate owned portfolio to reflect changing market values;
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  there are legal fees associated with the resolution of problem assets, as well as carrying costs, such as taxes, insurance, and maintenance fees related to our other real estate owned; and
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  the resolution of non-performing assets requires the active involvement of management, which can distract them from more profitable activity.
If additional borrowers become delinquent and do not pay their loans or if we are unable to successfully manage our non-performing assets, our net income could decrease or we could experience losses and troubled assets could increase significantly, which could have a material adverse effect on our financial condition and results of operations.
We have had losses or nominal income in recent periods. If we cannot increase our income to competitive levels, our stock price may be adversely affected.
We have had losses or nominal income in recent periods, including net losses of $926,000 and $161,000 in the years ended December 31, 2013 and 2012, respectively, and nominal income of $95,000 for the six months ended June 30, 2014. Our return on average assets was .13%, (.62)% and (.11)% for the six months ended June 30, 2014 (annualized) and for the years ended December 31, 2013 and 2012, respectively, and our return on average equity was 1.03% and (4.81)% and (.82)% for the six months ended June 30, 2014 (annualized) and for the years ended December 31, 2013 and 2012, respectively. These returns compared to a median return on average assets of .58% and a median return on average equity of 4.66% for the most recent 12-month period for all publicly traded savings institutions.
Our recent losses were due primarily to charge-offs, losses on sales of other real estate owned, valuation write downs of other real estate owned and collection and other expenses related to non-performing assets. Our growth is essential to our future profitability, and we expect to incur expenses related to the implementation of our strategic plan, In addition, the conversion will have a short-term adverse impact on our operating results, due to additional costs related to becoming a public company, increased compensation expenses associated with our employee stock ownership plan and the possible implementation of one or more stock-based benefit plans after the completion of the conversion. Accordingly, even if we successfully implement our strategic plan, our strategic initiatives may not succeed in generating or increasing income.
If we are unable to generate or increase income, our stock price may be adversely affected. Moreover, even if we are successful in generating net income, our earnings may be low for some time. In such event, our return on equity, which equals net income divided by average equity, may be below returns on equity achieved by peer institutions, which also could adversely affect our stock price. For a detailed description of our strategic initiatives to improve earnings, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operating Strategy.”

Our business may be adversely affected by credit risk associated with residential property.
At June 30, 2014, $89.8 million, or 80.6% of our total loan portfolio, was secured by residential real estate. Residential mortgage lending, whether owner occupied or non-owner occupied, is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. Based on data provided by the Maryland Association of Realtors, for September 30, 2014, 2013 and 2012, average residential real estate prices were $252,858, $261,049 and $255,090, respectively, in Baltimore County, and $261,567, $254,595 and $262,608, respectively, in Harford County. The decline in residential real estate values as a result of the downturn in the housing market in our market area has reduced the value of the real estate collateral securing these types of loans and increased the risk that we would incur losses if borrowers default on their loans as reflected in our recent charge-off experience on these loans. Fluctuations in value and levels of bank-owned sales may have a greater effect on our earnings and capital than on the earnings and capital of financial institutions whose loan portfolios are more diversified. On limited occasions, we originate “jumbo” loans, which are residential mortgage loans in amounts exceeding $417,000, which, due to the size of such loans, may expose us to additional credit risks. Moreover, we are a portfolio lender; accordingly, we expect to be exposed to the credit risk for longer periods of time, including in some cases for the entire term of the loan.
Residential loans with higher loan-to-value ratios will be more sensitive to declining property values than those with lower combined loan-to-value ratios and therefore may experience a higher incidence of default and severity of losses. In addition, if the borrowers sell their homes, they may be unable to repay their loans in full from the sale proceeds. Further, a significant amount of our home equity loans and lines of credit are second mortgage loans, and we may not hold the first mortgage in all cases. In the case of home equity loans and lines of credit, we may not be successful in recovering all or a portion of our loan proceeds in the event of default unless the value of the collateral is sufficient to cover the first and second mortgage and the costs associated with a foreclosure are justified by the value of the property.
If our allowance for loan losses is not sufficient to cover actual loan losses, we may be required to make additional provisions for loan losses, which would cause our earnings to decrease.
We recorded a reversal of provision for loan losses of $11,000 for the six months ended June 30, 2014 and provisions for loan losses of $884,000 and $376,000 for the years ended December 31, 2013 and 2012, respectively, that were charged against income for those periods. We incurred net charge-offs of $156,000, $718,000 and $1.2 million, respectively, during the same periods. While our allowance for loan losses was 32.51% of non-performing loans and 1.46% of total loans at June 30, 2014, we may be required to make additional material additions to our allowance for loan losses that would materially decrease our net income.
We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers, our borrowers’ cash flow and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable incurred losses in our loan portfolio, resulting in additional provisions charged against income to increase our allowance. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. We have also determined to have an independent firm review our loan portfolio and reserve methodology on an annual basis to provide recommendations to management.
Lending money is a substantial part of our business and each loan carries a certain risk that it may not be repaid in accordance with its terms, or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things, cash flow of the borrower and/or the project being financed, the changes and uncertainties as to the future value of the collateral, in the case of a collateralized loan, the duration of the loan, the character and creditworthiness of a particular borrower, and changes in economic and industry conditions.
The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. If charge-offs in future periods exceed the allowance for loan losses we will need additional provisions to replenish the allowance for loan losses. Any additional provisions will result in a decrease in net income and possibly capital, and may have a material adverse effect on our financial condition and results of operations.
If our foreclosed real estate is not properly valued or if our reserves are insufficient, our earnings could be reduced.
We obtain appraisals when a loan has been foreclosed and the property taken in as foreclosed real estate, and write down the foreclosed real estate to the amount of the appraisal. We also obtain appraisals at certain other times during the holding period of the asset. Our net book value in the loan at the time of foreclosure and thereafter is compared to the updated fair value of the foreclosed property less estimated selling costs (fair value). A charge-off is recorded for any excess in the asset’s net book value over its fair value less estimated selling costs. If our valuation process is incorrect, or if property values decline, the fair value of our foreclosed real estate may not be sufficient to recover our carrying value in such assets, resulting in the need for additional charge-offs. Significant charge-offs to our foreclosed real estate could have a material adverse effect on our financial condition and results of operations. In addition, bank regulators periodically review our foreclosed real estate and may require us to recognize further charge-offs. Any increase in our charge-offs may have a material adverse effect on our financial condition and results of operations.
We may not be able to increase our profitability by implementing our business strategies.
Our ability to operate profitability depends upon a number of factors, including our ability to improve asset quality, reduce funding costs, control expenses and generate income, as well as general economic conditions, competition with other financial institutions, changes to the interest rate environment that may reduce our profit margins or impair our business strategy, adverse changes in the securities markets, changes in laws or government regulations, changes in consumer spending, borrowing, or saving, changes in accounting policies and other risks and uncertainties described in this “Risk Factors” section. While we believe we have the management resources and internal systems in place to successfully manage our business, we may not be successful in implementing our business strategy. Further, it will take time to implement our business strategy. Our strategic plan, even if successfully implemented, may not ultimately produce positive results.
Our strategies to modify our interest rate risk profile may be difficult to implement.
Our asset/liability management strategies are designed to decrease our interest rate risk sensitivity. One such strategy is to manage our liabilities to moderate our interest rate risk sensitivity. Customer demand is primarily for short-term maturity certificates of deposit. Using short-term liabilities to fund long-term, fixed-rate assets will increase the interest rate sensitivity of any financial institution. We have utilized Federal Home Loan Bank advances to mitigate the impact of customer demand by lengthening the maturities of our liabilities, however, these advances carry higher rates of interest than our cost of deposits, adversely affecting our net interest income.
Federal Home Loan Bank advances are entered into as liquidity is needed or to fund assets that provide for a spread considered sufficient by management. If we are unable to originate short-term or adjustable-rate loans at favorable rates or fund loan originations or securities purchases with long-term advances, we may have difficulty executing this asset/liability management strategy and/or it may result in a reduction in profitability.
We have medium-term advances from the Federal Home Loan Bank of Atlanta that carry high interest rates that increase our cost of funds.
At June 30, 2014, we had $12.0 million in advances from the Federal Home Loan Bank of Atlanta that mature between July 2016 and September 2017 and carry interest rates ranging from 3.65% to 5.07%. If we had repaid such advances in full at June 30, 2014, we would have incurred prepayment penalties totaling $1.0 million. To date we have elected not to repay any of these long-term advances. However, while such advances remain outstanding they will continue to have a negative effect on our interest rate spread.

If we are unable to improve our asset quality and earnings, we may be subject to regulatory actions that could limit our business or operations.
We have had high levels of non-performing assets and low earnings relative to our peer institutions during 2012 and 2013 and the first six months of 2014. If we fail to improve asset quality and earnings, our regulators could subject us to a formal written agreement or cease and desist order, restrict Madison Bank of Maryland’s or MB Bancorp’s ability to pay dividends, restrict Madison Bank of Maryland’s or MB Bancorp’s growth or ability to engage in certain types of lending, require Madison Bank of Maryland or MB Bancorp to take remedial actions with respect to any capital deficiency, require Madison Bank of Maryland or MB Bancorp to submit a capital plan for approval, or take other adverse regulatory actions, any one of which would negatively impact our stock price.
Adverse conditions in the local economy or real estate market could hurt our profits.
Our success depends to a large degree on the general economic conditions in our market area of Baltimore and Harford counties in Maryland. During the recent recession, our market had a significant downturn in which we experienced falling home prices, rising foreclosures and an increased level of commercial and consumer delinquencies. Notwithstanding the stabilization in the national and Maryland economies that has occurred in 2013 and 2014, the Baltimore County and Harford County real estate markets have not fully recovered from their recent lows and remain weak. At June 30, 2014, most of our loan portfolio consisted of loans secured by real estate in our market area. The vast majority of our loans are secured by real estate in our market area, and, as a result, we have a greater risk of loan defaults and losses in the event of a further economic downturn in our market area, as adverse economic conditions may have a negative effect on the ability of our borrowers to make timely payments of their loans. Further significant decline in real estate values in our market would mean that the collateral for many of our loans would provide less security. As a result, we would be more likely to suffer losses on defaulted loans because our ability to fully recover on defaulted loans by selling the real estate collateral would be diminished.
Our local economy may affect our future growth possibilities and operations in our primary market area. Our future growth opportunities depend on the growth and stability of our regional economy and our ability to expand in our market area. Continued adverse conditions in our local economy may limit funds available for deposit and may negatively affect demand for loans, both of which could have an impact on our profitability.
A return of recessionary conditions could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which could have an adverse effect on our results of operations.
Although the U.S. economy has emerged from the severe recession that occurred in 2008 and 2009, economic growth has been slow and uneven, and unemployment levels remain high. Recovery by many businesses has been impaired by lower consumer spending. A return to prolonged deteriorating economic conditions could significantly affect the markets in which we do business, the value of our loans and investments, and our ongoing operations, costs and profitability. Further declines in real estate values and sales volumes and continued elevated unemployment levels may result in higher than expected loan delinquencies, increases in our non-performing and criticized classified assets and a decline in demand for our products and services. These events may cause us to incur losses and may adversely affect our financial condition and results of operations. As a result of the economic downturn, our non-performing assets and troubled debt restructurings increased to a high of $13.2 million at December 31, 2012. Since that time, the amount of non-performing assets and troubled debt restructurings declined to $10.5 million at December 31, 2013 but then increased to $11.3 million at June 30, 2014. Reduction in problem assets has been slow, and the process has been exacerbated by the condition of some of the properties securing non-performing loans, the lengthy foreclosure process, and extended workout plans with certain borrowers. As we work through the resolution of these assets, the continued economic problems that exist in the financial markets could have a negative impact on the Company.

A return of recessionary conditions and/or negative developments in the domestic and international credit markets may significantly affect the markets in which we do business, the value of our loans and investments, and our ongoing operations, costs and profitability. Further declines in real estate values and sales volumes and continued high unemployment levels may result in higher than expected loan delinquencies and a decline in demand for our products and services. These negative events may cause us to incur losses and may adversely affect our capital, liquidity and financial condition.
Changing interest rates may decrease our earnings and asset values.
Our net interest income is the interest we earn on loans and investments less the interest we pay on our deposits and borrowings. Our interest rate spread is the difference between the yield we earn on our assets and the interest rate we pay for deposits and our other sources of funding. Changes in interest rates — up or down — could adversely affect our interest rate spread and, as a result, our net interest income. Although the yield we earn on our assets and our funding costs tend to move in the same direction in response to changes in interest rates, one can rise or fall faster than the other, causing our interest rate spread to expand or contract. Our liabilities tend to be shorter in duration than our assets, so they may adjust faster in response to changes in interest rates. Historically we have been a portfolio lender emphasizing the origination of residential mortgage loans, which we fund with deposits, a significant portion of which are certificates of deposit. In recent years, as market interest rates have declined, our borrowers have sought out longer duration residential mortgage loans, while our depositors have sought out shorter term deposits. As a result, when interest rates rise, our funding costs may rise faster than the yield we earn on our assets, causing our interest rate spread to contract until the yield catches up. This contraction could be more severe following a prolonged period of lower interest rates, as a larger proportion of our fixed-rate residential loan portfolio will have been originated at those lower rates and borrowers may be more reluctant or unable to sell their homes in a higher interest rate environment. Changes in the slope of the “yield curve” — or the spread between short-term and long-term interest rates — could also reduce our net interest margin. Normally, the yield curve is upward sloping, meaning short-term rates are lower than long-term rates. Because our liabilities tend to be shorter in duration than our assets, when the yield curve flattens or even inverts, we could experience pressure on our interest rate spread as our cost of funds increases relative to the yield we can earn on our assets. Additionally, increases in interest rates may decrease loan demand. Conversely, a reduction in interest rates can result in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing costs. This creates the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Management — Interest Rate Risk Management.”
Historically low interest rates may adversely affect our net interest income and profitability.
In recent years it has been the policy of the Federal Reserve Board to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. As a result, market rates on the loans we have originated and the yields on securities we have purchased have been at historically low levels. Our ability to lower our interest expense at current interest rate levels is limited while our average asset yield may continue to decrease. Accordingly, our net interest income (the difference between interest income earned on assets and interest expense paid on liabilities) may remain low or decrease, which would have an adverse effect on our profitability.
We are subject to certain risks in connection with our use of technology.
Our security measures may not be sufficient to mitigate the risk of a cyber attack.   Communications and information systems are essential to the conduct of our business, as we use such systems to manage our customer relationships, our general ledger and virtually all other aspects of our business. Our operations rely on the secure processing, storage, and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber attacks that could have a security impact. If one or more of these events occur, this could jeopardize our or our customers' confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our operations or the operations of our customers or counterparties. We may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us. We could also suffer significant reputational damage.
Security breaches in our Internet banking activities could further expose us to possible liability and damage our reputation. Any compromise of our security also could deter customers from using our Internet banking services that involve the transmission of confidential information. We rely on standard Internet security systems to provide the security and authentication necessary to effect secure transmission of data. These precautions may not protect our systems from compromises or breaches of our security measures, which could result in significant legal liability and significant damage to our reputation and our business.
Our security measures may not protect us from systems failures or interruptions. While we have established policies and procedures to prevent or limit the impact of systems failures and interruptions, there can be no assurance that such events will not occur or that they will be adequately addressed if they do. In addition, we outsource certain aspects of our data processing and other operational functions to certain third-party providers. If our third-party providers encounter difficulties, or if we have difficulty in communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely impacted. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.
The occurrence of any failures or interruptions may require us to identify alternative sources of such services, and we cannot assure you that we could negotiate terms that are as favorable to us, or could obtain services with similar functionality as found in our existing systems without the need to expend substantial resources, if at all. Further, the occurrence of any systems failure or interruption could damage our reputation and result in a loss of customers and business, could subject us to additional regulatory scrutiny, or could expose us to legal liability. Any of these occurrences could have a material adverse effect on our financial condition and results of operations.
Additional expenses following the offering will adversely affect our profitability.
Following the offering, our non-interest expenses will increase as a result of the financial accounting, legal and various other expenses usually associated with operating as a public company and complying with public company disclosure obligations, particularly those obligations imposed by the Sarbanes-Oxley Act of 2002. Compliance with the Sarbanes-Oxley Act of 2002 will require us to upgrade our accounting systems, which will increase our operating expenses and adversely affect our profitability.
If we resume commercial real estate lending in the future, we may be exposed to increased lending risks and expenses.
As part of our strategy to increase earnings, we may in the future seek to gradually begin commercial real estate lending, and may add commercial lending personnel to assist us in these efforts. These types of loans generally expose a lender to greater risk of non-payment and loss than residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to residential mortgage loans. In addition, since such loans generally entail greater risk than residential mortgage loans, we may need to increase our allowance for loan losses in the future associated with the growth of such loans. Also, commercial real estate borrowers often have more than one loan outstanding with their lender. Consequently, if we increase our commercial real estate lending, an adverse development with respect to one loan or one credit relationship could expose us to a significantly greater risk of loss compared to an adverse development with respect to a residential mortgage loan. In addition, if we add new lending personnel, we will be required to make increased expenditures for salaries and employee benefits, and it may take some period of time for the new personnel to generate sufficient loan volume to offset these expenditures. Accordingly, we anticipate that, in the short term, net income could be negatively affected if we pursue this strategy.

If we conclude that the decline in value of any of our investment securities is other-than-temporary, we are required to write down the value of that security through a charge to earnings.
We review our investment securities portfolio on a monthly basis to determine whether the fair value is below the current carrying value. When the fair value of any of our investment securities has declined below its carrying value, we are required to assess whether the decline is other-than-temporary. If we conclude that the decline is other-than-temporary, we are required to write down the value of that security through a charge to earnings. Changes in the expected cash flows of these securities and/or prolonged price declines may result in our concluding in future periods that the impairment of these securities is other-than-temporary, which would require a charge to earnings to write down theses securities to their fair value. Any charges for other-than-temporary impairment would not impact cash flow, tangible capital or liquidity.
If in the future we determined to buy nonagency mortgage-backed securities, we would be exposed to increased risk of losses related to our investment portfolio.
Under applicable laws and regulations, banks like Madison Bank of Maryland have authority to invest in mortgage-backed securities, including mortgage-backed securities that are not guaranteed by the U.S. government or an agency thereof, which could include mortgage-backed securities where the underlying loans are subprime loans, interest only loans, option adjustable-rate loans, Alt-A loans or other similar mortgage loans that have higher risk characteristics. In recent years, many banks and other investors have recorded impairment charges related to their investments in these nonagency mortgage-backed securities. If in the future we determined to buy nonagency mortgage-backed securities, we would be exposed to increased risk of losses related to our investment portfolio.
We are dependent upon the services of key executives and we could be harmed by the loss of their services.
We rely heavily on our President and Chief Executive Officer, Julia A. Newton, and on our Senior Executive Vice President, Lawrence W. Williams. The loss of Ms. Newton or Mr. Williams could have a material adverse impact on our operations because, as a small company, we have fewer management-level personnel that have the experience and expertise to readily replace these individuals. Changes in key personnel and their responsibilities may be disruptive to our business and could have a material adverse effect on our business, financial condition, and results of operations. We do not have key person life insurance on our executive officers. See “Our Management.”
Strong competition within our primary market area could negatively impact our profits and slow growth.
We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and attract deposits. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income. Competition also makes it more difficult to grow loans and deposits. Most of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our primary market area. See “Our Business — Market Area” and “Our Business — Competition” for more information about our primary market area and the competition we face.
We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.
We are subject to extensive regulation, supervision and examination by the Office of the Comptroller of the Currency, our primary federal regulator, and the Federal Deposit Insurance Corporation, as insurer of our deposits. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Madison Bank of Maryland rather than for holders of our common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.
As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act and recent rulemaking, we will become subject to more stringent capital requirements.
On July 9, 2013, the Office of the Comptroller of the Currency and the other federal bank regulatory agencies issued a final rule that will revise their risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more and top-tier savings and loan holding companies. Among other things, the rule establishes consolidated capital requirements for many savings and loan holding companies, including MB Bancorp, a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4.0% to 6.0% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on non-accrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-in or opt-out is exercised. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The final rule becomes effective for Madison Bank of Maryland on January 1, 2015. The capital conservation buffer requirement will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer requirement will be effective.
Under the new capital standards, to be well-capitalized, Madison Bank of Maryland would be required to have a common equity to Tier 1 capital ratio of 6.5% and a Tier 1 capital ratio of 8.0%. We have conducted a pro forma analysis of the application of these new capital requirements as of June 30, 2014 and have determined that Madison Bank of Maryland on a pro forma basis meets all of these new requirements, including the full 2.5% capital conservation buffer, as if these new requirements had been in effect on that date.
The application of more stringent capital requirements for Madison Bank of Maryland could, among other things, result in lower returns on invested capital, require the raising of additional capital, and result in regulatory actions if we were to be unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of Basel III could result in our having to lengthen the term of our funding, restructure our business models, and/or increase our holdings of liquid assets. Implementation of changes to asset risk weightings for risk based capital calculations, items included or deducted in calculating regulatory capital and/or additional capital conservation buffers could result in management modifying its business strategy, and could limit our ability to make distributions, including paying out dividends or buying back shares. Specifically, beginning in 2016, Madison Bank of Maryland’s ability to pay dividends will be limited if Madison Bank of Maryland does not have the capital conservation buffer required by the new capital rules, which may limit our ability to pay dividends to shareholders.
We may face increased compliance costs and uncertainty in residential mortgage lending as a result of the adoption of consumer protection regulations by the Consumer Financial Protection Bureau.
The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. In January 2013, the Consumer Financial Protection Bureau issued several final regulations and changes to certain consumer protections under existing laws. These final rules, most of the provisions of which

(including the qualified mortgage rule) become effective January 10, 2014, generally prohibit creditors from extending mortgage loans without regard for the consumer’s ability-to-repay and add restrictions and requirements to mortgage origination and servicing practices. In addition, these rules limit prepayment penalties and require the creditor to retain evidence of compliance with the ability-to-repay requirement for three years. Compliance with these rules will likely increase our overall regulatory compliance costs and may require changes to our underwriting practices with respect to mortgage loans. Moreover, these rules may adversely affect the volume of mortgage loans that we underwrite and may subject us to increased potential liabilities related to such residential loan origination activities.
We are an emerging growth company within the meaning of the Securities Act of 1933, as amended, and if we decide to take advantage of certain exemptions from reporting requirements that are available to emerging growth companies, our common stock could be less attractive to investors.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure about our executive compensation and omission of compensation discussion and analysis disclosure, and an exemption from the requirement of holding a non-binding advisory vote on executive compensation. We also will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including the requirement that an independent registered public accounting firm attest to our internal control over financial reporting. As a result, our shareholders may not have access to certain information they may deem important. If we take advantage of any of these exemptions, some investors may find our common stock less attractive, which could hurt our stock price.
We may remain an emerging growth company until the earlier of: (1) the last day of the fiscal year in which we have total annual gross revenues of $1.0 billion or more; (2) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common equity securities in the stock offering; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (4) the date on which we are deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (which would generally require us to have at least $700 million of voting and non-voting equity held by non-affiliates).
Risks Related to This Offering
Our stock price may decline when trading commences.
If you purchase shares in the offering, you may not be able to sell them at or above the $10.00 purchase price. The purchase price in the offering is based upon an independent third-party appraisal of the pro forma market value of Madison Bank of Maryland, pursuant to federal banking regulations and subject to review and approval by the Office of the Comptroller of the Currency. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Our aggregate pro forma market value as reflected in the final independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded. Additionally, the stock prices of some recently converted thrift institutions have declined below, and remain below, their initial offering prices.
You may not receive dividends on our common stock.
Holders of our common stock are only entitled to receive such dividends as our Board of Directors may declare out of funds legally available for such payments, and we do not expect to pay dividends until our operations are sufficiently profitable to support the payment of dividends. See “— Risks Related to Our

Business — We have had losses or nominal income in recent periods. If we cannot increase our income to competitive levels, our stock price may be adversely affected,” “— We may not be able to increase our profitability by implementing our business strategies” and “Our Dividend Policy.” The declaration and payment of cash dividends will be subject to, among other things, our then current and projected consolidated operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our board of directors deems relevant.
We may sell up to 2,116,000 shares of stock in the offering without providing you with an opportunity to change or cancel your order.
Pursuant to the Office of the Comptroller of the Currency conversion regulations, we are permitted to close the offering if we obtain orders for shares within the range of a minimum of 1,360,000 shares to a maximum, as adjusted, of 2,116,000 shares, without giving you further notice or the opportunity to change or cancel your order. Should we receive orders for the maximum, as adjusted, of 2,116,000 shares, this will result in higher pro forma pricing ratios in terms of the price to book value ratio and the price to tangible book value ratio (see “Pro Forma Data”). This may negatively affect our post-conversion trading price.
There likely will be a limited market for our common stock, which may adversely affect our stock price.
We have never issued capital stock and there is no established market for our common stock. Although we intend to list our shares of common stock for trading on the OTC Pink marketplace, our shares of common stock are not likely to be actively traded. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.
You may not be able to sell your shares of common stock until you have received a stock ownership statement, which will affect your ability to take advantage of changes in the stock price immediately following the offering.
Stock ownership statements representing shares of common stock purchased in the offering may not be delivered for several days after the completion of the offering and the commencement of trading in the common stock. Your ability to sell the shares of common stock before receiving your stock ownership statement will depend on arrangements you may make with a brokerage firm, and you may not be able to sell your shares of common stock until you have received a stock ownership statement. As a result, you may not be able to take advantage of fluctuations in the price of the common stock immediately following the offering.
The capital we raise in the stock offering will reduce our return on equity. This could negatively affect the trading price of our shares of common stock.
Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. For the six months ended June 30, 2014, we had an annualized return on average equity of 1.03%, compared to a median return on average equity of 4.54% based on trailing twelve-month earnings for all publicly traded, fully converted savings institutions as of the most recent date for which information is available. Following the stock offering, we expect our consolidated equity to increase from $18.6 million at June 30, 2014 to between $29.5 million at the minimum of the offering range and $36.2 million at the adjusted maximum of the offering range. We have had nominal income or losses in recent periods, and we expect our return on equity to remain relatively low until we are able to leverage the additional capital we receive from the stock offering. Although we anticipate increasing net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. Until we can increase our net interest income and non-interest income, our return on equity may reduce the value of our shares of common stock. See “Pro Forma Data” for an illustration of the financial impact of the offering.
Additional expenses following the offering from the implementation of new equity benefit plans will adversely affect our profitability.
We will recognize additional annual employee compensation and benefit expenses stemming from options and shares of common stock granted to employees, directors and executives under new benefit plans. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be material. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options generally over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $387,000 on a pre-tax basis at the maximum of the offering range assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. See “Pro Forma Data” and “Our Management — Executive Compensation — Benefit Plans.”
Our ability to realize our deferred tax asset and deduct certain future losses could be limited.
At June 30, 2014, we had a deferred tax asset, net of valuation allowance and deferred liabilities, of $1.4 million, as of June 30, 2014. Under applicable accounting rules, if we continue to experience losses and, as a result, were to determine that it is more likely than not that we will have sufficient future income to utilize our deferred tax asset, we may be required to establish a reserve against our deferred tax asset, which would reduce our income.
In addition, Section382 of the Internal Revenue Code may limit the benefit of net operating losses incurred to date and future “built-in-losses” which may exist at the time of an “ownership change” for federal income tax purposes. A Section382 “ownership change” occurs if a shareholder or a group of shareholders who are deemed to own at least 5% of our common stock increase their ownership in aggregate by more than 50% over their lowest ownership percentage within a testing period which is generally a rolling three-year period. If an “ownership change” occurs, Section382 would impose an annual limit on the amount of losses we can use to reduce our taxable income equal to the product of the total value of our outstanding equity (potentially subject to certain adjustments) immediately prior to the “ownership change” and the federal long-term tax-exempt interest rate in effect for the month of the “ownership change.” A number of special rules apply to calculating this limit. The completion of this offering could cause us to experience an “ownership change” if more than 50% of the shares sold in the offering are sold to persons who are not members of Madison Bank of Maryland. Even if we do not experience an “ownership change” immediately following the closing of the offering, the conversion and the offering materially increase the risk that we could experience an “ownership change” in the future. The relevant calculations under Section382 are technical and highly complex. If an “ownership change” were to occur, it is possible that the limitations imposed could cause a net increase in our federal income tax liability and cause federal income taxes to be paid earlier than if such limitations were not in effect. An ownership change could also eliminate a portion of the federal tax loss carryforward if the limitation is low and causes our net operating losses to expire unutilized. Any such “ownership change” could have a material adverse effect on our future business, results of operations, financial condition and the value of our common stock.

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.
We intend to contribute 50% of the net proceeds of the offering to Madison Bank of Maryland. MB Bancorp expects to use a portion of the net proceeds it retains to fund a loan for the purchase of shares of common stock in the offering by the employee stock ownership plan and may use the remaining portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Madison Bank of Maryland may use the portion of the proceeds that it receives to fund new loans and invest in securities. With the exception of the loan to the employee stock ownership plan, we have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.
A significant percentage of our common stock will be held by our directors and executive officers and benefit plans.
We expect that our directors and executive officers, together with their associates, will subscribe for 57,300 shares in the offering. In addition, we intend to establish an employee stock ownership plan that will purchase an amount of shares equal to 8% of the shares sold in the offering. As a result, upon consummation of the offering, a total of up to 166,100, or 12.2%, and 204,500, or 11.1%, of our outstanding shares will be held by our directors and executive officers and our employee stock ownership plan at the minimum and maximum of the offering range, respectively. Further, shares will be held by management following the implementation of an equity incentive plan, which we intend to implement no earlier than six months following the completion of the offering. Assuming the equity incentive plan is implemented, under the plan options are granted to and exercised by directors and executive officers for 10% of the shares sold in the conversion and restricted stock awards are made to directors and executive officers for 4% of the shares sold in the conversion and the plan is funded with shares purchased in the open market, a total of up to 356,500, or 26.2%, and 462,100, or 25.1%, of our outstanding shares will be held by our directors and executive officers and our employee stock ownership plan at the minimum and maximum of the offering range, respectively. The articles of incorporation of MB Bancorp contain supermajority voting provisions that require that the holders of at least 75% of MB Bancorp’s outstanding shares of voting stock approve certain actions including, but not limited to, the amendment of certain provisions of MB Bancorp’s articles of incorporation and bylaws. If our directors and executive officers and benefit plans were to hold more than 25% of our outstanding common stock following the completion of the offering, the shares held by these individuals and benefit plans could be voted in a manner that would ensure that the 75% supermajority needed to approve such actions could not be attained. If this were to happen, our directors and executive officers would be able to prevent amendments to our articles of incorporation that could make it easier to accomplish an acquisition of MB Bancorp by means of a tender offer, proxy contest or otherwise or that would render the removal of the incumbent board of directors or management of MB Bancorp easier for shareholders to accomplish. Thus, should their ownership exceed 25% of the voting control of MB Bancorp, the directors and executive officers could act to deter a future takeover attempt that is not approved by the board of directors but which MB Bancorp shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. For more information on the restrictions included in the articles of incorporation and bylaws of MB Bancorp, see “Restrictions on the Acquisition of MB Bancorp, Inc. and Madison Bank of Maryland.”
Issuance of shares for benefit programs may dilute your ownership interest.
We intend to adopt an equity incentive plan following the offering. If shareholders approve the new equity incentive plan, we intend to issue shares to our officers, employees and directors through this plan. If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 3.85%, assuming awards of common stock equal to 4% of the shares sold in the offering are awarded under the plan. If we adopt the equity incentive plan more than one year after completion of the offering, we may elect to increase the awards of restricted stock we may grant. In such event, your ownership interest in the shares could be further diluted. If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 9.09%, assuming stock option grants equal to 10% of the shares sold in the offering are granted under the plan. See “Pro Forma Data” and “Our Management — Executive Compensation — Benefit Plans.”
We intend to enter into employment agreements and change in control agreements with certain of our officers, which may increase our compensation costs upon the occurrence of certain events or increase the cost of acquiring us.
Following the conversion and subject to the receipt of necessary regulatory approvals, we intend to enter into employment agreements with our President and Chief Executive Officer and our Senior Executive Vice President and change in control agreements with our other two executive officers. In the event of a change in control of MB Bancorp or Madison Bank of Maryland, and assuming the agreements were in effect, cash severance benefits due would be approximately $677,000 in the aggregate based on information as of June 30, 2014. These amounts may be reduced, if necessary, to an amount that would not qualify the payments to be deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. For additional information see “Our Management — Employment Agreements and Change in Control Agreements.”
The articles of incorporation and bylaws of MB Bancorp and certain laws and regulations may prevent or make more difficult certain transactions, including a sale or merger of MB Bancorp.
Provisions of the articles of incorporation and bylaws of MB Bancorp, state corporate law and federal banking regulations may make it more difficult for companies or persons to acquire control of MB Bancorp. As a result, our shareholders may not have the opportunity to participate in such a transaction and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. The factors that may discourage takeover attempts or make them more difficult include:
•
  Articles of incorporation and bylaws.   Provisions of the articles of incorporation and bylaws of MB Bancorp may make it more difficult and expensive to pursue a takeover attempt that the board of directors opposes. These provisions also make more difficult the removal of current directors or management, or the election of new directors. These provisions include:
•
  limitation on the right to vote shares held in excess of 10% of the outstanding common stock;
•
  the election of directors to staggered terms of three years;
•
  provisions regarding the timing and content of shareholder proposals and nominations;
•
  provisions restricting the calling of special meetings of shareholders;
•
  the absence of cumulative voting by shareholders in the election of directors;
•
  the removal of directors only for cause; and
•
  supermajority voting requirements for changes to some provisions of the articles of incorporation and bylaws.
•
  Maryland anti-takeover statute.   Under Maryland law, any person who acquires more than 10% of a Maryland corporation without prior approval of its board of directors is prohibited from engaging in any type of business combination with the corporation for a five-year period. Any business combination after the five-year period would be subject to supermajority shareholder approval or minimum price requirements.
•
  Office of the Comptroller of the Currency regulations.   Office of the Comptroller of the Currency regulations prohibit, for three years following the completion of a mutual to stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Office of the Comptroller of the Currency. See “Restrictions on Acquisition of MB Bancorp, Inc. and Madison Bank of Maryland.”

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
The summary consolidated financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2013 and 2012 and for the years then ended is derived in part from the audited consolidated financial statements of Madison Bank of Maryland that appear elsewhere in this prospectus. The selected data at June 30, 2014 and for the six months ended June 30, 2014 and 2013 was not audited, but in the opinion of management, represents all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the six months ended June 30, 2014 are not necessarily indicative of the results of operations that may be expected for the entire year.

(In thousands)	At June 30, 2014	At December 31,
		2013	2012
Financial Condition Data:
Total assets	$140,921	$144,606	$154,379
Cash and cash equivalents	4,962	4,011	5,501
Investment securities available-for-sale	605	488	698
Investment securities held-to-maturity	14,616	14,193	13,175
Loans receivable, net	109,004	112,828	118,604
Deposits	103,916	107,622	122,289
Federal Home Loan Bank advances	17,750	17,750	12,000
Total equity	18,609	18,502	19,444

(In thousands)	For the Six Months Ended June 30,		For the Year Ended December 31,
	2014	2013	2013	2012
Operating Data:
Interest income	$2,589	$2,778	$5,360	$5,839
Interest expense	681	798	1,523	1,819
Net interest income	1,908	1,980	3,837	4,020
Provision (reversal) for loan losses	(11)	4	884	376
Net interest income after provisions for loan losses	1,919	1,976	2,953	3,644
Non-interest income	204	141	246	191
Non-interest expense	1,968	2,052	4,625	4,135
Income (loss) before income taxes	155	65	(1,426)	(300)
Income tax expense (benefit)	60	25	(500)	(139)
Net income (loss)	$95	$40	$(926)	$(161)

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2014	2013	2013	2012
Performance Ratios(1)(2):
Return on average assets	.13%	.05%	(.62)%	(.11)%
Return on average equity	1.03	.41	(4.81)	(.82)
Interest rate spread(3)	2.79	2.72	2.66	2.76
Net interest margin(4)	2.87	2.81	2.74	2.86
Non-interest expenses to average assets	2.75	2.70	3.08	2.72
Efficiency ratio(5)	93.16	96.72	113.29	98.21
Average interest-earning assets to average interest-bearing liabilities	107.84	107.58	107.89	107.48
Average equity to average assets	12.96	12.80	12.81	12.90
Regulatory Capital Ratios:
Tier 1 capital (to adjusted total assets)	12.99	12.99	12.58	12.58
Tier 1 capital (to risk-weighted assets)	22.17	21.97	21.52	21.34
Total risk-based capital (to risk-weighted assets)	23.43	23.23	22.78	22.60
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.46	1.33	1.55	1.34
Allowance for loan losses as a percent of non-performing loans	32.51	20.51	23.92	14.70
Net charge-offs to average outstanding loans during the period	.14	.05	.61	.97
Non-performing loans as a percent of total loans	4.48	6.47	6.47	9.13
Non-performing assets as a percent of total assets	4.05	5.96	5.58	7.97
Other Data:
Number of offices	3	4	3	5
Number of deposit accounts	4,666	5,292	4,927	5,578
Number of loans	897	983	930	1,004

(1)
  With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.
(2)
  Performance ratios for the six-month periods have been annualized.
(3)
  Represents the difference between the average yield on average interest-earning assets and the average cost on average interest-bearing liabilities.
(4)
  Represents net interest income as a percent of average interest-earning assets.
(5)
  Represents non-interest expense divided by the sum of net interest income and non-interest income.

RECENT DEVELOPMENTS
The summary consolidated financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at September 30, 2014 and for the three and nine months ended September 30, 2014 and 2013 was not audited, but in the opinion of management, represents all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three and nine months ended September 30, 2014 are not necessarily indicative of the results of operations that may be expected for the entire year.

(In thousands)	At September 30, 2014	At December 31,
		2013	2012
Financial Condition Data:
Total assets	$136,116	$144,606	$154,379
Cash and cash equivalents	4,104	4,011	5,501
Investment securities available-for-sale	564	488	698
Investment securities held-to-maturity	14,390	14,193	13,175
Loans receivable, net	105,742	112,828	118,604
Deposits	100,473	107,622	122,289
Federal Home Loan Bank advances	17,750	17,750	12,000
Total equity	17,348	18,502	19,444

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(In thousands)	2014	2013	2014	2013
Operating Data:
Interest income	$1,255	$1,308	$3,844	$4,086
Interest expense	331	367	1,012	1,165
Net interest income	924	941	2,832	2,921
Provision for loan losses	821	69	810	73
Net interest income after provisions for loan losses	103	872	2,022	2,848
Non-interest income	28	31	233	172
Non-interest expense	1,085	1,402	3,054	3,454
Loss before income taxes (benefit)	(954)	(499)	(799)	(434)
Income tax expense (benefit)	303	(172)	363	(147)
Net loss	$(1,257)	$(327)	$(1,162)	$(287)

	At or For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,
	2014	2013	2014	2013
Performance Ratios(1)(2):
Return on average assets	(3.64)%	(.87)%	(1.09)%	(0.25)%
Return on average equity	(27.67)	(6.81)	(8.40)	(1.97)
Interest rate spread(3)	2.80	2.61	2.79	2.69
Net interest margin(4)	2.88	2.69	2.87	2.77
Non-interest expenses to average assets	3.14	3.73	2.88	3.04
Efficiency ratio(5)	114.05	144.26	99.65	111.67
Average interest-earning assets to average interest-bearing liabilities	108.15	107.89	107.94	107.68
Average equity to average assets	13.16	12.77	13.03	12.79
Regulatory Capital Ratios:
Tier 1 capital (to adjusted total assets)	12.73	12.83	12.73	12.83
Tier 1 capital (to risk-weighted assets)	21.82	21.85	21.82	21.85
Total risk-based capital (to risk-weighted assets)	23.08	23.11	23.08	23.11
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.63	1.37	1.63	1.37
Allowance for loan losses as a percent of non-performing loans	43.11	21.00	43.11	21.00
Net charge-offs to average outstanding loans during the period	.62	.02	0.75	0.07
Non-performing loans as a percent of total loans	3.79	6.51	3.79	6.51
Non-performing assets as a percent of total assets	3.02	5.17	3.02	5.17
Other Data:
Number of offices	3	4	3	4
Number of deposit accounts	4,571	5,097	4,571	5,097
Number of loans	885	954	885	954

(1)
  With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.
(2)
  Performance ratios for the three and nine-month periods have been annualized.
(3)
  Represents the difference between the average yield on average interest-earning assets and the average cost on average interest-bearing liabilities.
(4)
  Represents net interest income as a percent of average interest-earning assets.
(5)
  Represents non-interest expense divided by the sum of net interest income and non-interest income.

Balance Sheet Analysis
Assets.   At September 30, 2014, our assets totaled $136.1 million, a decrease of $8.5 million, or 5.9%, from total assets of $144.6 million at December 31, 2013. The decrease in assets for the nine months ended September 30, 2014 was due mainly to a $7.1 million, or 6.2%, decrease in loans, net of unearned fees, reflecting weak loan demand in our market area, partially offset by a $93,000, or 2.3%, increase and cash and cash equivalents, as we had excess liquidity as a result of the reduction in loans.
Loans.   At September 30, 2014, residential mortgage loans totaled $87.7 million, or 80.9% of the total loan portfolio compared to $92.9 million, or 80.3% of the total loan portfolio at December 31, 2013. Residential mortgage loans decreased by $5.2 million, or 5.6%, during the nine months ended September 30, 2014 primarily due to weak loan demand in our market area.
Non-residential real estate loans totaled $10.7 million and represented 9.7% of total loans at September 30, 2014, compared to $10.9 million, or 9.5% of total loans, at December 31, 2013. We currently do not offer non-residential real estate loans.
Construction and land loans totaled $4.9 million, and represented 5.0% of total loans, at September 30, 2014, compared to $6.2 million, or 5.3% of total loans, at December 31, 2013. At September 30, 2014, we had $1.0 million of construction loans, amounting to 20.4% of our construction and land loan portfolio, and $3.9 million of land loans, amounting to 79.6% of our construction and land loan portfolio.
Home equity lines of credit, all of which are secured by residential properties, totaled $5.1 million, and represented 4.7% of total loans, at September 30, 2014, compared to $5.7 million, or 4.9% of total loans, at December 31, 2013. The decrease in home equity lines of credit reflected weak loan demand in our market area.
Our non-real estate loans consist of consumer loans, all of which are loans to depositors, secured by savings. Such loans totaled $7,000 at September 30, 2014, representing less than .01% of the loan portfolio.
Securities.   At September 30, 2014, our securities held-to-maturity increased by $197,000, or 1.4%, from $14.2 million at December 31, 2013 to $14.4 million at September 30, 2014, as we invested cash flow resulting from loan repayments into securities. Securities held-to-maturity at September 30, 2014 consisted of bonds issued by Freddie Mac, Fannie Mae, Ginnie Mae and the Federal Farm Credit Bureau and mortgage-backed securities issued by Freddie Mac and Fannie Mae or guaranteed by Ginnie Mae. At September 30, 2014, we had $564,000 of securities available-for-sale at fair value, as compared to $488,000 at December 31, 2013. Securities available-for- sale at September 30, 2014 consisted of mortgage-backed securities issued by Freddie Mac or Fannie Mae or guaranteed by Ginnie Mae. Our securities portfolio is used to invest excess funds for increased yield and manage interest rate risk. At September 30, 2014, we also held a $929,000 investment in the common stock of the Federal Home Loan Bank of Atlanta. At September 30, 2014, we held no stock in Fannie Mae and Freddie Mac.
Ground Rents.   Ground rents, net amounted to $702,000 at September 30, 2014 compared to $717,000 at December 31, 2013.
Deposits.   Total deposits decreased by $7.1 million, or 6.6%, to $100.5 million at September 30, 2014 from $107.6 million at December 31, 2013. Balances in non-interest-bearing deposits increased by $87,000, or 11.0%, from $792,000 at December 31, 2013 to $879,000 at September 30, 2014. Interest-bearing deposits decreased by $7.2 million, or 6.8%, to $99.6 million at September 30, 2014 compared to $106.8 million at December 31, 2013.
Borrowings.   At September 30, 2014, we had $17.7 in borrowings from the Federal Home Loan Bank of Atlanta compared to $17.7 million in borrowings at December 31, 2013.
Equity.   Equity decreased by $1.2 million, or 6.2%, to $17.3 million at September 30, 2014 from $18.5 million at December 31, 2013 primarily as the result of net losses of $1.2 million for the nine months ended September 30, 2014.

Results of Operations for the Three Months Ended September 30, 2014 and 2013
Overview.   We had net loss of $1.3 million for the three months ended September 30, 2014, as compared to net loss of $327,000 for the three months ended September 30, 2013. The increase in net loss between the periods was primarily due to a provision for loan loss of $821,000, four other real estate owned writedowns totaling $108,000 and a deferred tax asset valuation allowance of $650,000 during the three months ended September 30, 2014.
Net Interest Income.   Net interest income decreased by $53,000, or 4.1%, for the three months ended September 30, 2013 compared to the three months ended September 30, 2014. The decrease in net interest income was primarily attributable to a $11.7 million, or 8.4%, decrease in the average balance of interest-earning assets, offset by a 19 basis point increase in our interest rate spread from 2.61% for the three months ended September 30, 2013 to 2.80% for the three months ended September 30, 2014. The decrease in the average balance of interest-earning assets was due primarily to a $8.4 million, or 7.2%, decrease in the average balance of loans receivable, net of unearned fees, due to weak loan demand in our market area during the three months ended September 30, 2014. During the three months ended September 30, 2014, we also were able to take advantage of decreasing market interest rates to reduce our cost of funds while limiting the decrease in yields earned on our other interest-earning assets.
Interest on investment securities held-to-maturity decreased by $5,000, or 4.4%, for the three months ended September 30, 2014 as compared to the comparable period in 2013, reflecting a $132,000 decrease in the average balance of investment securities held-to-maturity and an 11 basis point decrease in the average yield on investment securities held-to-maturity, reflecting declining market interest rates.
Interest on investment securities available-for-sale decreased by less than $1,000, or 5.9%, for the three months ended September 30, 2014 as compared to the three months ended September 30, 2013, reflecting a 45 basis point decrease in the average yield on investment securities available-for-sale and a $39,000, or 7.5%, increase in the average balance of investment securities available-for-sale.
Interest on certificates of deposit decreased by $36,000, or 16.2%, during the three months ended September 30, 2014 as compared to the three months ended September 30, 2013, due to a five basis point decrease in the average cost of certificates of deposit, reflecting declining market interest rates during the three months ended September 30, 2014, and a $9.0 million, or 12.6%, decrease in the average balance of certificates of deposit, as we elected to offer less competitive rates on shorter term certificates of deposit.
Interest on Federal Home Loan Bank of Atlanta advances increased by $2,000, or 1.6%, as a $2.0 million, or 12.7%, increase in the average balance of Federal Home Loan Bank of Atlanta advances more than offset a 33 basis point reduction in the average cost of Federal Home Loan Bank of Atlanta advances. In the second half of 2013, we began borrowing Federal Home Loan Bank of Atlanta advances with relatively short terms that carried low interest rates, which had the effect of reducing our cost of funds.
At September 30, 2014, we had $17.7 million in advances from the Federal Home Loan Bank of Atlanta, including $12.0 million that mature between July 2016 and September 2017 and carry interest rates ranging from 3.65% to 5.07% with a weighted average interest rate of 4.16%. If we had repaid such advances in full at September 30, 2014, we would have incurred prepayment penalties totaling $871,000. To date we have elected not to repay any of these long-term advances. However, while such advances remain outstanding they will continue to have a negative effect on our interest rate spread.
Provision for Loan Losses.   We had a provision for loan losses of $821,000 for the three months ended September 30, 2014, compared to a provision of $69,000 for the three months ended September 30, 2013. The 2014 provision for loan losses was principally the result of a $673,000 charge-off following the receipt of a new appraisal on multiple waterfront lots in Queen Anne’s County on the Eastern shore of the Chesapeake Bay securing a $2.5 million land loan. In addition, we have four impaired loans that are scheduled for foreclosure in the quarter ending December 31, 2014. The foreclosed properties had interior damage that was only discovered upon our inspection at the time of possession and consequently resulted in losses in excess of the original fair value estimate (i.e., appraised values or listed sales price less estimated selling costs). Based on the appraisals discussed above, our exterior inspection of the properties currently in the process of foreclosure and our correspondence with the borrowers, an unallocated reserve of $250,000 was established at September 30, 2014. For further information, see note 1 of notes to consolidated financial statements. At September 30, 2014 and December 31, 2013, the allowance for loan losses was $1.8 million, or 1.6% of the total loan portfolio.

Non-accrual loans amounted to $4.1 million at September 30, 2014 and $7.5 million at December 31, 2013. Net loan charge-offs amounted to $672,000 during the three months ended September 30, 2014, compared to $25,000 during the three months ended September 30, 2013.
Non-interest Income.   Total non-interest income decreased by $3,000 from $31,000 for the three months ended September 30, 2013 to $28,000 for the three months ended September 30, 2014.
Non-interest Expenses.   Total non-interest expenses decreased by $316,000, or 22.5% for the three months ended September 30, 2013 compared to the three months ended September 30, 2014. The decrease primarily was attributable to a $307,000, or 73.9%, decrease in provision for loss on other real estate owned. During the three months ended September 30, 2013, we sold two properties, resulting in writedowns of $388,000 and $30,000. We recorded a provision for losses on other real estate owned of $108,000 in September 2014. The provision was the result of reducing the sales prices of properties below the fair value previously estimated.
Income Tax Expense (Benefit).   We had an income tax expense (benefit) of $303,000 and ($172,000) during the three months ended September 30, 2014 and 2013, respectively.
The combination of the unanticipated additional loan losses and provision for losses in other real estate owned resulted in a loss before income tax benefit of $954,000 and $799,000 for the respective three and nine month periods ended September 30, 2014. The estimated deferred tax asset for the net operating loss was estimated at approximately $650,000. As a result, we became in cumulative loss position for three consecutive years, and consequently management reevaluated the need for a valuation allowance of the deferred tax asset balance. Management’s evaluation included: management’s ability to fully implement our strategic plan, which included the ability to raise capital through the proposed public stock offering; additional expenses expected to be incurred as the result of becoming a public company; and the ability to generate sufficient taxable income to fully realize our net operating loss carryforwards. Management concluded that it is more likely than not we will be unable to generate sufficient taxable income in the foreseeable future to fully utilize the cumulative net operating loss carryforward and, therefore, established a valuation allowance for the net operating loss carryforward related deferred tax asset of approximately $650,000.
Results of Operations for the Nine Months Ended September 30, 2014 and 2013
Overview.   We had net loss of $1.2 million for the nine months ended September 30, 2014, as compared to net loss of $287,000 for the nine months ended September 30, 2013. The increase in net loss between the periods was primarily due to provision for loan loss of $810,000 and a deferred tax asset valuation allowance of $650,000 established during the nine months ended September 30, 2014.
Net Interest Income.   Net interest income decreased by $90,000, or 3.1%, from $2.9 million for the nine months ended September 30, 2013 to $2.8 million for the nine months ended September 30, 2014. The decrease in net interest income was primarily attributable to a $9.4 million, or 7.0%, decrease in the average balance of interest-earning assets, and a 13 basis point decrease in our interest rate spread from 2.92% for the nine months ended September 30, 2013 to 2.79% for the nine months ended September 30, 2014. The decrease in the average balance of interest-earning assets was due primarily to a $7.3 million, or 6.1%, decrease in the average balance of loans receivable, net of unearned fees, due to weak loan demand in our market area during the nine months ended September 30, 2014. During the nine months ended September 30, 2014, we also were able to take advantage of decreasing market interest rates to reduce our cost of funds while limiting the decrease in yields earned on our other interest-earning assets.
Interest on investment securities held-to-maturity increased by $22,000, or 6.9%, for the nine months ended September 30, 2014 as compared to the comparable period in 2013, reflecting a $1.8 million increase in the average balance of investment securities held-to-maturity, as we invested the proceeds from loan payments into investment securities held-to-maturity. Offsetting these increases was a 20 basis point decrease in the average yield on investment securities held-to-maturity, reflecting declining market interest rates.
Interest on investment securities available-for-sale decreased by $2,000, or 10.1%, for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013, reflecting a 32 basis point decrease in the average yield on investment securities available-for-sale and a $10,000, or 1.7%, decrease in the average balance of investment securities available-for-sale.

Interest on certificates of deposit decreased by $142,000, or 19.8%, during the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013, due to an 11 basis point decrease in the average cost of certificates of deposit, reflecting declining market interest rates during the nine months ended September 30, 2014, and a $9.3 million, or 12.4%, decrease in the average balance of certificates of deposit, as we elected to offer less competitive rates on shorter term certificates of deposit.
Interest on Federal Home Loan Bank of Atlanta advances increased by $10,000, or 2.6%, as a $4.5 million, or 34.0% increase in the average balance of Federal Home Loan Bank of Atlanta advance more than offset a 90 basis point reduction in the average cost of Federal Home Loan Bank of Atlanta advances. In the second half of 2013, we began purchasing Federal Home Loan Bank of Atlanta advances with relatively short terms that carried low interest rates, which had the effect of reducing our cost of funds.
Provision for Loan Losses.   We had a provision for loan losses of $810,000 for the nine months ended September 30, 2014, compared to a provision of $73,000 for the nine months ended September 30, 2013.
Non-accrual loans amounted to $4.1 million at September 30, 2014 and $7.5 million at December 31, 2013. Net loan charge-offs amounted to $829,000 during the nine months ended September 30, 2014, compared to $79,000 during the nine months ended September 30, 2013.
Non-interest Income.   Total non-interest income increased by $61,000, or 35.9%, from $172,000 for the nine months ended September 30, 2013 to $233,000 for the nine months ended September 30, 2014. The increase in total non-interest income primarily was due to a $116,000 increase in gain on sale of real estate held for sale. This increase was offset, in part, by a $46,000, or 93.2%, decrease in increase in cash surrender value of life insurance due to the redemption of a policy following the death of a director emeritus.
Non-interest Expenses.   Total non-interest expenses decreased by $400,000, or 11.6% for the nine months ended September 30, 2013 compared to the nine months ended September 30, 2014. The decrease primarily was attributable to a $307,000, or 73.9%, decrease in the provision for losses on other real estate owned. During the nine months ended September 30, 2013, we sold two other real estate owned properties, resulting in writedowns of $388,000 and $30,000. We recorded a provision for losses on other real estate owned of $108,000 in September 2014. The provision was the result of reducing the sales prices of properties below the fair value previously estimated.
Income Tax Expense (Benefit).   We had an income tax expense (benefit) of $363,000 and ($147,000) during the nine months ended September 30, 2014 and 2013, respectively. The increased income tax expense reflected the establishment during the nine months ended September 30, 2014, of a valuation allowance for the net operating loss carryforward related deferred tax asset of approximately $650,000. See “— Results of Operations for the Three Months Ended September 30, 2014 and 2013 — Income Tax Expense (Benefit).”

Analysis of Non-performing Assets
The following table provides information with respect to our non-performing assets at the dates indicated.

(Dollars in thousands)	At September 30, 2014	At December 31,
		2013	2012
Non-accrual loans:
Residential, home equity lines of credit and consumer	$1,898	$3,042	$6,367
Non-residential	1,384	1,635	1,514
Construction and land	826	2,807	3,171
Total	4,108	7,484	11,052
Accruing loans past due 90 days or more:
Residential, home equity lines of credit and consumer	59	—	—
Total	59	—	—
Total of non-performing loans and accruing loans 90 days or more past due	4,167	7,484	11,052
Assets acquired through foreclosure	410	452	1,140
Ground rents	143	131	110
Total non-performing assets	4,720	8,067	12,302
Troubled debt restructurings accruing	5,122	2,441	943
Troubled debt restructurings and total non-performing assets	$9,842	$10,508	$13,245
Total of non-performing loans and accruing loans past due 90 days or more to total loans	3.84%	6.47%	9.13%
Total non-performing loans to total assets	3.02	5.18	7.16
Total non-performing assets to total assets	3.47	5.58	7.97
Total non-performing loans and accruing troubled debt restructurings to total assets	6.78	6.86	7.77
Total non-performing assets and accruing troubled debt restructurings to total assets	7.23	7.27	8.58

At September 30, 2014, non-accrual loans consisted of 21 residential mortgage loans totaling $1.8 million, two non-residential loans totaling $1.4 million, three construction and land loans totaling $826,000 and three home equity lines of credit totaling $138,000. The decrease in non-performing loans at September 30, 2014 as compared to December 31, 2013 is primarily the result of two land loans returning to accrual status during the nine months ended September 30, 2014. At September 30, 2014, we had $59,000 of accruing loans 90 or more delinquent, which consisted of two residential mortgage loans. We had no loans 90 days or more but still accruing at December 31, 2013 or 2012.
At September 30, 2014, our largest non-performing loan relationships consisted of the following:
•
  A $1.1 million loan secured by a first mortgage on a church in Baltimore City. We restructured the loan to reduce the interest rate on the loan, and this loan was considered non-accrual at September 30, 2014 as the borrower had not made six consecutive monthly payments under the restructured terms. We also had a $63,000 loan secured by a third mortgage on this church. The loan secured by the third mortgage was accruing at September 30, 2014, and we receive certain rental payments that are paid directly to us to meet the debt service requirements on that loan.
•
  A relationship consisting of seven residential mortgage loans totaling $923,000 secured by six single-family investment properties located in Baltimore City. We commenced foreclosure proceedings on two of these loans totaling $225,000, and, as a result of the foreclosure auction, the property securing the loans is under contract for sale. If the sale is completed, we expect to recover substantially all of the outstanding loan balances on those two loans. The borrower has brought the remaining five loans, totaling $698,000 at September 30, 2014, current, and we have assignments of rent that generally are sufficient to keep the loans current on an ongoing basis.
•
  Two loans totaling $698,000 secured by a strip shopping center and an adjacent building in Carroll County, Maryland. We have instituted foreclosure proceedings and expect the sale to settle in the first quarter of 2015. The recorded value as of September 30, 2014 is equal to the expected proceeds from settlement.
At September 30, 2014, our largest accruing troubled debt restructured loan was a $2.5 million land loan secured by multiple waterfront lots in Queen Anne’s County on the Eastern shore of the Chesapeake Bay. Because of difficulties experienced by the borrower, we restructured this loan to lower the interest rate and defer outstanding amounts, and the borrower has made payments in accordance with the restructured terms, so the loan was considered accruing at September 30, 2014. At September 30, 2014, the borrower had a second loan with an outstanding balance of $55,000 secured by the same property. The borrower is seeking to sell the property securing these loans. During the third quarter of 2014, Madison Bank of Maryland received an updated appraisal indicating an impairment of $634,000 and accordingly, the impairment loss was charged off.
At September 30, 2014, accruing troubled debt restructurings also included two loans secured by residential property in Queen Anne’s County, Maryland. One loan was a $607,000 loan secured by a first mortgage, and the second loan was a home equity line of credit with an outstanding balance of $752,000 secured by a second mortgage on the property. We agreed to restructure the first mortgage loan and defer outstanding amounts. The borrower was in compliance with the terms of both loans at September 30, 2014, and the loans were accruing at that date. The property is listed for sale.
At September 30, 2014, we had $410,000 of other real estate owned, consisting of three one- to four-family residential properties located in Baltimore City and Harford County and six lots located in Baltimore and Harford Counties.
Analysis of Loan Loss Experience
The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands)	2014	2013	2013	2012
Allowance at beginning of period	$1,790	$1,624	$1,624	$2,407
Charge-offs:
Residential, home equity lines of credit and consumer	(70)	(46)	(663)	(673)
Non-residential	(39)	—	—	—
Construction and land loans	(722)	(34)	(103)	(488)
Total charge-offs	(831)	(80)	(766)	(1,161)
Recoveries	2	1	48	2
Net charge-offs	(829)	(79)	(718)	(1,159)
Provision for loan losses	810	73	884	376
Allowance at end of period	$1,771	$1,618	$1,790	$1,624
Allowance for loan losses to non-performing loans and accruing troubled debt restructurings at end of period	19.19%	15.19%	18.04%	13.54%
Allowance for loan losses to total loans at end of period	1.63%	1.37%	1.55%	1.34%
Net charge-offs to average loans outstanding during the period	.75%	.07%	.61%	.97%

A WARNING ABOUT FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:
•
  statements of our goals, intentions and expectations;
•
  statements regarding our business plans, prospects, growth and operating strategies;
•
  statements regarding the quality of our loan and investment portfolios; and
•
  estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:
•
  general economic conditions, either nationally or in our primary market area, that are worse than expected;
•
  changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
•
  significant increases in our loan losses, including as a result of our inability to resolve classified and non-performing assets or reduce risks associated with our loans, and management’s assumptions in determining the adequacy of the allowance for loan losses;
•
  credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and in our allowance for loan losses and provision for loan losses;
•
  the use of estimates in determining fair value of certain of our assets, which may prove to be incorrect and result in significant declines in valuations;
•
  fluctuations in the demand for loans, which may be affected by the number of unsold homes, land and other properties in our market areas and by declines in the value of real estate in our market area;
•
  our ability to attract and maintain deposits and our success in introducing new financial products;
•
  our ability to improve our asset quality;
•
  declines in the yield on our assets resulting from the current low interest rate environment;
•
  risks related to a high concentration of loans secured by real estate located in our market area;
•
  the results of examinations by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses, write down assets, change our regulatory capital position, limit our ability to borrow funds or maintain or increase deposits, or prohibit us from paying dividends, which could adversely affect our dividends and earnings;
•
  changes in the level of government support of housing finance;
•
  our ability to enter new markets successfully and capitalize on growth opportunities;
•
  changes in our compensation and benefit plans;
•
  our ability to implement our strategic plans;
•
  loan delinquencies and changes in the underlying cash flows of our borrowers;
•
  our ability to control costs and expenses, particularly those associated with operating as a publicly traded company;
•
  the failure or security breaches of computer systems on which we depend;
•
  the ability of key third-party service providers to perform their obligations to us;

•
  changes in the financial condition or future prospects of issuers of securities that we own;
•
  increased competitive pressures among financial services companies;
•
  changes in consumer spending, borrowing and savings habits;
•
  legislative, regulatory or supervisory changes that adversely affect our business;
•
  adverse changes in the financial industry, securities, credit and national and local real estate markets (including real estate values);
•
  changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Securities and Exchange Commission, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board and
•
  other economic, competitive, governmental, regulatory and operational factors affecting our operations, pricing, products and services described elsewhere in this prospectus.
Any of the forward-looking statements that we make in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.
Further information on other factors that could affect us are included in the section captioned “Risk Factors.”

USE OF PROCEEDS
The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the actual expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Madison Bank of Maryland will reduce deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Maximum, as Adjusted, of Offering Range
(Dollars in thousands)	1,360,000 Shares at $10.00 Per Share	Percent of Net Proceeds	1,600,000 Shares at $10.00 Per Share	Percent of Net Proceeds	1,840,000 Shares at $10.00 Per Share	Percent of Net Proceeds	2,116,000 Shares at $10.00 Per Share	Percent of Net Proceeds
Offering proceeds	$13,600		$16,000		$18,400		$21,160
Less: estimated offering expenses	(1,050)		(1,050)		(1,050)		(1,050)
Net offering proceeds	$12,550	100.00%	$14,950	100.00%	$17,350	100.00%	$20,110	100.00%
Less:
Proceeds contributed to Madison Bank of Maryland	6,275	50.0	7,475	50.0	8,675	50.0	10,055	50.0
Proceeds used for loan to employee stock ownership plan	1,088	8.7	1,280	8.6	1,472	8.5	1,693	8.4
Proceeds remaining for MB Bancorp(1)	$5,187	41.3%	$6,195	41.4%	$7,203	41.5%	$8,362	41.6%

(1)
  Following the completion of the stock offering and in accordance with applicable regulations, MB Bancorp may purchase shares of its common stock in the open market in order to grant awards of restricted stock under its proposed equity incentive plan. Assuming a market price of $10.00 per share at the time of purchase, the cost of acquiring the shares would be approximately $544,000 (54,400 shares) at the minimum of the offering range, $640,000 (64,000 shares) at the midpoint of the offering range, $736,000 (73,600 shares) at the maximum of the offering range and $846,400 (84,640 shares) at the maximum, as adjusted, of the offering range and assuming we grant a number of restricted stock awards equal to 4% of the shares sold in the offering. See “Pro Forma Data” and “Our Management — Equity Incentive Plan — Future Equity Incentive Plans.”
MB Bancorp intends to fund a loan to the employee stock ownership loan to purchase shares of common stock in the stock offering. MB Bancorp intends to invest the remaining proceeds it retains from the offering initially in short-term, liquid investments. Over time, MB Bancorp may use the proceeds it retains from the offering:
•
  to invest in securities;
•
  to pay dividends to shareholders;
•
  to repurchase shares of its common stock, subject to regulatory restrictions;
•
  for possible future investment in Madison Bank of Maryland if needed to support the implementation of our business plan; and
•
  for other purposes permitted to savings and loan holding companies.
The specific amounts of net proceeds to be allocated in the future to each of the uses described above have not been determined, is subject to change and will depend on capital requirements, regulatory limitations, future expansion opportunities and our operating results and financial condition.
Under current Office of the Comptroller of the Currency regulations, MB Bancorp may not repurchase shares of its common stock during the first year following the offering, except to fund shareholder-approved equity benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

We expect to contribute 50% of the net proceeds of the offering to Madison Bank of Maryland. Madison Bank of Maryland may use the proceeds that it receives from the offering, which is shown in the table above as the amount contributed to Madison Bank of Maryland:
•
  to fund new loans;
•
  to invest in securities; and
•
  for general corporate purposes.
Except as described above, neither MB Bancorp nor Madison Bank of Maryland has any specific plans, arrangements or understandings for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. The specific amounts of net proceeds to be allocated in the future to each of the uses described above have not been determined, is subject to change and will depend on capital requirements, regulatory limitations, future expansion opportunities and our operating results and financial condition. For a discussion of our business reasons for undertaking the offering, see “The Conversion and Stock Offering — Reasons for the Conversion.”
OUR DIVIDEND POLICY
Following the offering, our board of directors initially does not intend to pay cash dividends. In the future, the board of directors may declare and pay regular cash dividends and/or periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards, and economic conditions. We will also consider the regulatory restrictions that affect the payment of dividends by Madison Bank of Maryland to us, as discussed below.
MB Bancorp is subject to the Federal Reserve Board’s policy that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the company appears consistent with its capital needs, asset quality and overall financial condition. In addition, MB Bancorp is subject to Maryland law, which generally permits a corporation to pay dividends on its common stock unless, after giving effect to the dividend, the corporation would be unable to pay its debts as they become due in the usual course of its business or the total assets of the corporation would be less than its total liabilities.
MB Bancorp’s ability to pay dividends may depend, in part, on its receipt of dividends from Madison Bank of Maryland. The Office of the Comptroller of the Currency and Federal Reserve Board regulations limit dividends and other distributions from Madison Bank of Maryland to us. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized or if the proposed distribution raises safety and soundness concerns. In addition, any payment of dividends by Madison Bank of Maryland to MB Bancorp that would be deemed to be drawn out of Madison Bank of Maryland’s bad debt reserves would require the payment of federal income taxes by Madison Bank of Maryland at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation — Federal Income Taxation.” MB Bancorp does not contemplate any distribution by Madison Bank of Maryland that would result in this type of tax liability.
Under Office of the Comptroller of the Currency regulations, an application to and the prior approval of the Office of the Comptroller of the Currency is required prior to any capital distribution by an institution if the institution does not meet the criteria for “expedited treatment” of applications under applicable regulations (i.e., generally examination ratings in the top two categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of the Comptroller of the Currency. If an application is not required, an institution must still provide prior notice to the Federal Reserve Board of the capital contribution if it is a subsidiary of a holding company. In such circumstances, notice must also be provided to the Office of the Comptroller of the Currency.
Pursuant to Federal Reserve Board regulations, MB Bancorp may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the conversion and the offering.

MARKET FOR THE COMMON STOCK
We have not previously issued common stock and there is currently no established market for the common stock. We intend to list our common stock for trading on the OTC Pink marketplace upon completion of the offering. Keefe, Bruyette & Woods intends to become a market maker in our common stock following the offering, but it is under no obligation to do so. We cannot assure you that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.
The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. Under such circumstances, you could have difficulty selling your shares of common stock on short notice. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there likely will be a limited trading market in the common stock and, therefore, should have the financial ability to withstand a longer-term investment horizon.

CAPITALIZATION
The following table presents the historical capitalization of Madison Bank of Maryland at June 30, 2014 and the capitalization of MB Bancorp reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the proposed equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We are offering our common stock on a best efforts basis. We must sell a minimum of 1,360,000 shares to complete the offering.

		Pro Forma Capitalization Based Upon the Sale of
(Dollars in thousands)	Capitalization as of June 30, 2014	1,360,000 Shares at $10.00 Per Share	1,600,000 Shares at $10.00 Per Share	1,840,000 Shares at $10.00 Per Share	2,116,000 Shares at $10.00 Per Share
Deposits(1)	$103,916	$103,916	$103,916	$103,916	$103,916
Borrowings	17,750	17,750	17,750	17,750	17,750
Total deposits and borrowed funds	$121,666	$121,666	$121,666	$121,666	$121,666
Shareholders’ equity:
Preferred stock:
1,000,000 shares, $.01 par value per share, authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock:
19,000,000 shares, $.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding(2)	$—	$14	$16	$18	$21
Additional paid-in capital	—	12,536	14,934	17,332	20,089
Retained earnings(3)	18,590	18,590	18,590	18,590	18,590
Accumulated other comprehensive income	19	19	19	19	19
Less:
Common stock acquired by employee stock ownership plan(4)	—	(1,088)	(1,280)	(1,472)	(1,693)
Common stock to be acquired by equity incentive plan(5)	—	(544)	(640)	(736)	(846)
Total shareholders’ equity	$18,609	$29,527	$31,639	$33,751	$36,180
Shareholders’ equity to assets(1)	13.21%	20.08%	21.21%	22.31%	23.54%

(1)
  Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits and assets by the amounts of the withdrawals.
(2)
  Reflects total issued and outstanding shares of 1,360,000, 1,600,000, 1,840,000, and 2,116,000 at the minimum, midpoint, maximum and maximum as adjusted, of the offering range, respectively.
(3)
  Retained earnings are restricted by applicable regulatory capital requirements.
(4)
  Assumes that 8% of the common stock sold in the offering will be acquired by the employee stock ownership plan in the offering with funds borrowed from MB Bancorp. Under generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital and a liability to the employee stock ownership plan. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with related tax benefit, and a reduction in the charge against capital will occur in the amount of the compensation expense recognized. Since the funds are borrowed from MB Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the financial statements of MB Bancorp. The loan will be repaid principally through Madison Bank of Maryland’s contributions to the employee stock ownership plan and dividends payable on the unallocated shares of common stock, if any, held by the plan over the anticipated 15-year term of the loan. See “Our Management — Benefit Plans — Employee Stock Ownership Plan.”
(5)
  Assumes the purchase in the open market at $10.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 4% of the shares of common stock sold in the offering. The shares are reflected as a reduction of shareholders’ equity. The equity incentive plan will be submitted to shareholders for approval at a meeting following the offering. See “Risk Factors — Risks Related to This Offering — Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management — Equity Incentive Plans — Future Equity Incentive Plan.”

REGULATORY CAPITAL COMPLIANCE
At June 30, 2014, Madison Bank of Maryland exceeded all regulatory capital requirements. The following table presents Madison Bank of Maryland’s capital position relative to its regulatory capital requirements at June 30, 2014, on a historical and a pro forma basis. The table reflects receipt by Madison Bank of Maryland of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan is deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of the Comptroller of the Currency. Effective January 1, 2015, the minimum regulatory capital requirements for Madison Bank of Maryland will be increased. MB Bancorp has reviewed the regulatory capital requirements that will go into effect on January 1, 2015 and has determined that Madison Bank of Maryland’s pro forma regulatory capital at June 30, 2014, under the assumptions set forth in the table below, will exceed the new minimum regulatory capital requirements. For a discussion of the capital standards currently applicable to Madison Bank of Maryland and that will be applicable effective January 1, 2015, see “Regulation and Supervision — Federal Banking Regulation — Capital Requirements.”

			Pro Forma at June 30, 2014
	Historical at June 30, 2014		Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Maximum, as Adjusted, of Offering Range
			1,360,000 Shares at $10.00 Per Share		1,600,000 Shares at $10.00 Per Share		1,840,000 Shares at $10.00 Per Share		2,116,000 Shares at $10.00 Per Share
(Dollars in thousands)	Amount	Percent of Assets(1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
Total capital under generally accepted accounting principles	$18,609	13.21%	$23,796	16.17%	$24,804	16.72%	$25,812	17.26%	$26,971	17.87%
Tangible Capital:
Capital level(2)	$18,246	12.99%	$23,433	15.96%	$24,441	16.52%	$25,449	17.06%	$26,608	17.67%
Requirement	2,108	1.50	2,202	1.50	2,220	1.50	2,238	1.50	2,258	1.50
Excess	$16,138	11.49%	$21,231	14.46%	$22,221	15.02%	$23,211	15.56%	$24,350	16.17%
Core Capital:
Capital level(2)	$18,246	12.99%	$23,433	15.96%	$24,441	16.52%	$25,449	17.06%	$26,608	17.67%
Requirement	4,215	3.00	4,404	3.00	4,440	3.00	4,476	3.00	4,517	3.00
Excess	$14,031	9.99%	$19,029	12.96%	$20,001	13.52%	$20,973	14.06%	$22,091	14.67%
Tier 1 Risk-Based Capital:
Capital level	$18,246	22.17%	$23,433	28.04%	$24,441	29.16%	$25,449	30.28%	$26,608	31.56%
Requirement	3,292	4.00	3,343	4.00	3,352	4.00	3,362	4.00	3,373	4.00
Excess	$14,954	18.17%	$20,090	24.04%	$21,089	25.16%	$22,087	26.28%	$23,235	27.56%
Total Risk-Based Capital:
Total risk-based capital(3)	$19,282	23.43%	$24,469	29.28%	$25,477	30.40%	$26,485	31.51%	$27,644	32.78%
Requirement	6,585	8.00	6,685	8.00	6,704	8.00	6,724	8.00	6,746	8.00
Excess	$12,697	15.43%	$17,784	21.28%	$18,773	22.40%	$19,761	23.51%	$20,898	24.78%
Reconciliation of capital infusion to Madison Bank of Maryland:
Net proceeds of offering			50.0%		50.0%		50.0%		50.0%
Proceeds to Madison Bank of Maryland			$6,275		$7,475		$8,675		$10,055
Less: stock acquired by employee stock ownership plan			(1,088)		(1,280)		(1,472)		(1,693)
Pro forma increase in generally accepted accounting principles and regulatory capital			$5,187		$6,195		$7,203		$8,362

(1)
  Tangible capital and core capital levels are shown as a percentage of adjusted total assets of $140.5 million under generally accepted accounting principles on an historical basis as of June 30, 2014. Risk-based capital levels are shown as a percentage of risk-weighted assets of $82.3 million under generally accepted accounting principles on an historical basis at June 30, 2014.
(2)
  See note 11 of the notes to consolidated financial statements for further information regarding our tangible capital, core capital, Tier 1 risk-based capital and total risk-based capital ratios.
(3)
  Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

PRO FORMA DATA
The following tables show information about our net income and shareholders’ equity reflecting the sale of common stock in the offering. The information provided illustrates our pro forma net income and shareholders’ equity based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and the maximum, as adjusted, of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions:
•
  All shares of stock will be sold in the subscription and community offerings;
•
  Our employee stock ownership plan will purchase a number of shares equal to 8% of the shares sold in the offering with a loan from MB Bancorp that will be repaid in equal installments of principal and interest over 15 years;
•
  Keefe, Bruyette & Woods will receive a success fee equal to $200,000; and
•
  Total expenses of the offering, excluding fees paid to Keefe, Bruyette & Woods will be approximately $850,000.
Actual expenses may vary from this estimate.
Pro forma net income for the nine months ended September 30, 2014 and the year ended December 31, 2013 has been calculated as if the offering were completed at the beginning of the period, and the net proceeds had been invested at .58% for the nine months ended September 30, 2014 and for the year ended December 31, 2013, which represents the two-year treasury rate at September 30, 2014. We believe that the two-year treasury rate at September 30, 2014 represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required to be assumed by Office of the Comptroller of the Currency regulations.
A pro forma after-tax return of .35% is used for the nine months ended September 30, 2014 and the year ended December 31, 2013, after giving effect to a combined federal and state income tax rate of 39.45% for the period. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.
When reviewing the following tables you should consider the following:
•
  The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if Feldman Financial Advisors increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations or changes in market conditions after the offering begins. See “The Conversion and Stock Offering — How We Determined the Offering Range and the $10.00 Per Share Purchase Price.”
•
  Since funds on deposit at Madison Bank of Maryland may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.
•
  Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma shareholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.
•
  Pro forma shareholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities in accordance with generally accepted accounting principles. Book value amounts do not represent fair market values or amounts available for distribution to shareholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Madison Bank of Maryland’s special bad debt reserves for income tax purposes or give effect to the liquidation account in the unlikely event of liquidation. See “Federal and State Taxation” and “The Conversion and Stock Offering — Effects of Conversion to Stock Form of Ownership — Liquidation Account.”
•
  The amounts shown as pro forma shareholders’ equity per share do not represent possible future price appreciation of our common stock.
The following pro forma data may not represent the actual financial effects of the offering or our operating results after the offering and you should not use the table as an indication of future results of operations. The pro forma data relies exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data does not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to shareholders if we are liquidated after the offering.
We are offering our common stock on a best efforts basis. We must sell a minimum of 1,360,000 shares to complete the offering.

	At or For the Nine Months Ended September 30, 2014
	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Maximum, as Adjusted, of Offering Range
(Dollars in thousands, except per share amounts)	1,360,000 Shares at $10.00 Per Share	1,600,000 Shares at $10.00 Per Share	1,840,000 Shares at $10.00 Per Share	2,116,000 Shares at $10.00 Per Share
Gross proceeds	$13,600	$16,000	$18,400	$21,160
Less: estimated offering expenses	(1,050)	(1,050)	(1,050)	(1,050)
Estimated net conversion proceeds	12,550	14,950	17,350	20,110
Less: common stock acquired by employee stock ownership plan(1)	(1,088)	(1,280)	(1,472)	(1,693)
Less: common stock to be acquired by equity incentive plan(2)	(544)	(640)	(736)	(846)
Net investable proceeds	$10,918	$13,030	$15,142	$17,571
Pro Forma Net Income:
Pro forma net income (loss):
Historical	$(1,162)	$(1,162)	$(1,162)	$(1,162)
Pro forma income on net investable proceeds	29	34	40	46
Less: pro forma employee stock ownership plan adjustments(1)	(33)	(39)	(45)	(51)
Less: pro forma restricted stock award expense(2)	(49)	(58)	(67)	(77)
Less: pro forma stock option expense(3)	(71)	(84)	(96)	(110)
Pro forma net income (loss)	$(1,286)	$(1,309)	$(1,330)	$(1,354)
Pro forma net income (loss) per share:
Historical	$(.92)	$(.79)	$(.68)	$(.59)
Pro forma income on net investable proceeds	.02	.02	.02	.02
Less: pro forma employee stock ownership plan adjustments(1)	(.03)	(.03)	(.03)	(.03)
Less: pro forma restricted stock award expense(2)	(.04)	(.04)	(.04)	(.04)
Less: pro forma stock option expense(3)	(.06)	(.06)	(.06)	(.06)
Pro forma net income (loss) per share	$(1.03)	$(.90)	$(.79)	$(.70)
Offering price as a multiple of annualized pro forma net income per share	NM	NM	NM	NM
Number of shares used to calculate pro forma annualized net income per share(4)	1,256,640	1,478,400	1,700,160	1,955,184
Pro Forma Shareholders’ Equity:
Pro forma shareholders’ equity (book value)(4):
Historical	$17,348	$17,348	$17,348	$17,348
Estimated net proceeds	12,550	14,950	17,350	20,110
Less: common stock acquired by employee stock ownership plan(1)	(1,088)	(1,280)	(1,472)	(1,693)
Less: common stock to be acquired by equity incentive plan(2)	(544)	(640)	(736)	(846)
Pro forma shareholders’ equity	$28,266	$30,378	$32,490	$34,919
Pro forma shareholders’ equity per share(4):
Historical	$12.76	$10.84	$9.43	$8.20
Estimated net proceeds	9.23	9.34	9.43	9.50
Less: common stock acquired by employee stock ownership plan(1)	(.80)	(.80)	(.80)	(.80)
Less: common stock to be acquired by equity incentive plan(2)	(.40)	(.40)	(.40)	(.40)
Pro forma shareholders’ equity per share	$20.79	$18.98	$17.66	$16.50
Offering price as a percentage of pro forma shareholders’ equity per share	48.1%	52.7%	56.6%	60.6%
Number of shares used to calculate pro forma shareholders’ equity per share(4)	1,360,000	1,600,000	1,840,000	2,116,000

(footnotes on page 47)

	At or For the Year Ended December 31, 2013
	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Maximum, as Adjusted, of Offering Range
(Dollars in thousands, except per share amounts)	1,360,000 Shares at $10.00 Per Share	1,600,000 Shares at $10.00 Per Share	1,840,000 Shares at $10.00 Per Share	2,116,000 Shares at $10.00 Per Share
Gross proceeds	$13,600	$16,000	$18,400	$21,160
Less: estimated offering expenses	(1,050)	(1,050)	(1,050)	(1,050)
Estimated net conversion proceeds	12,550	14,950	17,350	20,110
Less: common stock acquired by employee stock ownership plan(1)	(1,088)	(1,280)	(1,472)	(1,693)
Less: common stock to be acquired by equity incentive plan(2)	(544)	(640)	(736)	(846)
Net investable proceeds	$10,918	$13,030	$15,142	$17,571
Pro Forma Net Income:
Pro forma net income (loss):
Historical	$(926)	$(926)	$(926)	$(926)
Pro forma income on net investable proceeds	38	46	53	61
Less: pro forma employee stock ownership plan adjustments(1)	(44)	(52)	(59)	(68)
Less: pro forma restricted stock award expense(2)	(66)	(78)	(89)	(103)
Less: pro forma stock option expense(3)	(95)	(111)	(128)	(147)
Pro forma net income (loss)	$(1,093)	$(1,121)	$(1,149)	$(1,183)
Pro forma net income (loss) per share:
Historical	$(.74)	$(.63)	$(.54)	$(.47)
Pro forma income on net investable proceeds	.03	.03	.03	.03
Less: pro forma employee stock ownership plan adjustments(1)	(.03)	(.04)	(.03)	(.03)
Less: pro forma restricted stock award expense(2)	(.05)	(.05)	(.05)	(.05)
Less: pro forma stock option expense(3)	(.08)	(.07)	(.08)	(.08)
Pro forma net income (loss) per share	$(.87)	$(.76)	$(.67)	$(.60)
Offering price as a multiple of pro forma net income (loss) per share	NM	NM	NM	NM
Number of shares used to calculate pro forma net income per share(4)	1,258,453	1,480,533	1,702,613	1,958,005
Pro Forma Shareholders’ Equity:
Pro forma shareholders’ equity (book value)(4):
Historical	$18,502	$18,502	$18,502	$18,502
Estimated net proceeds	12,550	14,950	17,350	20,110
Less: common stock acquired by employee stock ownership plan(1)	(1,088)	(1,280)	(1,472)	(1,693)
Less: common stock to be acquired by equity incentive plan(2)	(544)	(640)	(736)	(846)
Pro forma shareholders’ equity	$29,420	$31,532	$33,644	$36,073
Pro forma shareholders’ equity per share(4):
Historical	$13.60	$11.56	$10.06	$8.74
Estimated net proceeds	9.23	9.34	9.43	9.50
Less: common stock acquired by employee stock ownership plan(1)	(.80)	(.80)	(.80)	(.80)
Less: common stock to be acquired by equity incentive plan(2)	(.40)	(.40)	(.40)	(.40)
Pro forma shareholders’ equity per share	$21.63	$19.70	$18.29	$17.04
Offering price as a percentage of pro forma shareholders’ equity per share	46.2%	50.8%	54.7%	58.7%
Number of shares used to calculate pro forma shareholders’ equity per share(4)	1,360,000	1,600,000	1,840,000	2,116,000

(footnotes on following page)

(1)
  Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 8% of the shares sold in the offering (108,800, 128,000, 147,200 and 169,280) shares at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the net offering proceeds retained by MB Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 3.25%, and a term of 15 years. Madison Bank of Maryland intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that MB Bancorp will earn on the loan will offset the interest expense paid on the loan by Madison Bank of Maryland. As the debt is paid down, shares will be released for allocation to participants’ accounts and shareholders’ equity will be increased. The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon the market value of shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/15 of the total, based on a 15-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management — Executive Compensation — Benefit Plans — Employee Stock Ownership Plan.”
(2)
  Assumes that MB Bancorp will purchase in the open market a number of shares of stock equal to 4% of the shares sold in the offering (54,400, 64,000, 73,600 and 84,640 shares at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively), that will be reissued as restricted stock awards under an equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at MB Bancorp or with dividends paid to MB Bancorp by Madison Bank of Maryland. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 3.85%. The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of MB Bancorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 39.45%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.
(3)
  The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the equity incentive plan expected to be adopted following the offering. If the equity incentive plan is approved by shareholders, a number of shares equal to 10% of the number of shares sold in the offering (136,000, 160,000, 184,000 and 211,600 shares at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively) will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $3.86 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 23.78% based on an index of publicly traded thrift institutions; and risk-free interest rate, 2.52%. Because there currently is no market for MB Bancorp common stock, the assumed expected volatility is based on the SNL Index for all publicly-traded thrifts. The dividend yield is assumed to be 0% because there is no history of dividend payments and the board of directors has not expressed an intention to commence dividend payments upon completion of the offering. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded is an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate is 39.45%. If the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. MB Bancorp may use a valuation technique other than the Black-Scholes option-pricing formula and that technique may produce a different value. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 9.09%.
(4)
  The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the offering, less the number of shares purchased by the employee stock ownership plan not committed to be released within six months or one year following the offering. The number of shares used to calculate pro forma shareholders’ equity per share equals the total number of shares to be outstanding upon completion of the offering.

OUR BUSINESS
General
MB Bancorp, a Maryland corporation, was incorporated in August 2014 to become the holding company for Madison Bank of Maryland upon completion of the conversion. Before the completion of the conversion, MB Bancorp has not engaged in any significant activities other than organizational activities. Following completion of the conversion, MB Bancorp’s business activity will be the ownership of the outstanding capital stock of Madison Bank of Maryland. MB Bancorp will not own or lease any property but will instead use the premises, equipment and other property of Madison Bank of Maryland with the payment of appropriate rental fees, as required by applicable law and regulations, under the terms of an expense allocation agreement that MB Bancorp and Madison Bank of Maryland will enter into upon completion of the conversion. The expense allocation agreement generally provides that MB Bancorp will pay to Madison Bank of Maryland, on a quarterly basis, fees for its use of Madison Bank of Maryland’s premises, furniture, equipment and employees in an amount to be determined by the board of directors of MB Bancorp and Madison Bank of Maryland. Such fees shall not be less than the fair market value received for such goods or services. In addition, MB Bancorp and Madison Bank of Maryland will also enter into a tax allocation agreement upon completion of the conversion as a result of their status as members of an affiliated group under the Internal Revenue Code. The tax allocation agreement generally provides that MB Bancorp will file consolidated federal tax income returns with Madison Bank of Maryland and its subsidiaries. The tax allocation agreement also formalizes procedures for allocating the consolidated tax liability of the group among its members and establishes procedures for the future payments by Madison Bank of Maryland to MB Bancorp for tax liabilities attributable to Madison Bank of Maryland and its subsidiaries. In the future, MB Bancorp may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.
Madison Bank of Maryland is the product of the merger of three institutions, The Back & Middle River Building and Loan Association, Inc. (founded in 1912), Madison & Bradford Federal Savings & Loan Association (founded in 1904) and Bohemian American Federal Savings & Loan Association (founded in 1899). In 2002, Bohemian American merged with Madison & Bradford, at which time we changed our name to Madison Bradford/Bohemian American Savings Bank, and in 2004 we shortened our name to Madison Bohemian Savings Bank. In 2006, Back & Middle River merged into Madison Bohemian. In 2009, we adopted our current name, Madison Bank of Maryland.
Madison Bank of Maryland is a community-oriented financial institution, dedicated to serving the financial service needs of customers within our market area, which consists of Baltimore and Harford counties in Maryland. We offer a variety of deposit products and provide loans secured by real estate located in our market area. Our real estate loans consist primarily of residential mortgage loans, as well as non-residential real estate loans, construction and land loans and home equity lines of credit. We currently operate out of our corporate headquarters and main office in Forest Hill, Maryland and two full-service branch offices located in Aberdeen and Perry Hall, Maryland. We are subject to extensive regulation, examination and supervision by the Office of the Comptroller of the Currency, our primary federal regulator, and the Federal Deposit Insurance Corporation, our deposit insurer. At June 30, 2014, we had total assets of $140.9 million, total deposits of $103.9 million and total equity of $18.6 million.
Our website address is www.mbofmd.com. Information on our website should not be considered a part of this prospectus.
Market Area
We are headquartered in Forest Hill, Maryland. In the past, we maintained offices in Baltimore City and eastern Baltimore County to serve customers in those markets and occasionally made loans secured by real estate located in nearby counties but outside the markets served by our branches. However, during the past two years we closed our branch in Baltimore City and our two branches in eastern Baltimore County. We consider our deposit and lending market to consist of Baltimore and Harford counties in Maryland. The economy of our market area is a diverse cross section of employment sectors, with a mix of services, manufacturing, wholesale/retail trade, state and local government, health care facilities and finance related employment. Select employers in Baltimore County include the U.S. Social Security Administration,

T. Rowe Price Group, McCormick & Company and Lockheed Martin, while Aberdeen Proving Grounds (“APG”) is a major employer both in the military and civilian capacity in Harford County.
Demographic and economic growth trends provide key insight into the health of our market area. Baltimore and Harford counties recorded similar population growth from 2010 to 2014 (.6% annually), which was slightly slower than the Maryland and national growth rates of .8% and .7%, respectively. Baltimore County and Harford County reported higher median household and per capita incomes in relation to national averages. Compared to the State of Maryland, Harford County reported higher income levels, while Baltimore County reported lower income levels. Median household income for 2014 was $65,574 for Baltimore County and $83,169 for Harford County, compared to $73,169 for Maryland and $51,579 for the United States as a whole. Per capita incomes for 2014 for Baltimore and Harford counties were $34,507 and $37,842, compared to $37,320 and $27,721 for Maryland and the United States, respectively.
The unemployment rates for Maryland and the Baltimore metropolitan statistical area were 6.5% and 6.9%, respectively, in July 2014 (up from 5.7% and 6.0%, respectively, as of May 2014), above the declining national unemployment rate of 6.2%. Over the past several years, the unemployment rates for Maryland, the Baltimore metropolitan statistical area and Baltimore County have remained more stable than that of the United States with the highest level of unemployment reported in Baltimore County at 7.2% in 2012 as compared to the highest national unemployment rate of 8.5% in 2011. While much improved in 2014 but higher than the national unemployment rate, Harford County exhibited unemployment data worse than the state and national averages through December 2013, with rates varying from 9.8% in December 2012 to 8.5% in December 2013 and, as of July 2014 are more reflective of state and national averages at 6.5%. The demographic information is based on information provided by SNL Financial, LC.
Competition
We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the many financial institutions operating in our primary market area and from other financial service companies such as securities brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. In addition, banks owned by large national and regional holding companies and other community-based banks also operate in our primary market area. Most of these institutions are larger than us and, therefore, may have greater resources.
Our competition for loans comes primarily from financial institutions, including credit unions, in our primary market area and from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from non-depository financial services companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.
We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet, and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law now permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.
Lending Activities
General.   The largest segment of our loan portfolio is real estate mortgage loans, consisting primarily of residential mortgage loans, and, to a lesser extent, non-residential real estate loans, construction and land loans and home equity lines of credit. The only consumer loans we offer are loans to depositors secured by savings accounts, and we currently do not offer commercial loans; the commercial real estate loans currently in our portfolio were originated years ago. We are a portfolio lender and retain in our portfolio substantially all loans we originate.
The following is a description of the loans we offer and our lending policies. On occasion, as described below, we may choose to originate a loan that does not fully conform with our loan policies. However, such exceptions are extremely rare and the amounts involved are immaterial. Any exceptions to our loan policies must be approved by the individuals or committee having authority to approve a comparable loan that conformed fully with our lending policies. For information regarding loan approval procedures and authority, see “— Loan Underwriting — Loan Approval Procedures and Authority.”
Residential Mortgage Loans.   At June 30, 2014, we had $89.8 million in residential mortgage loans, which represented 80.6% of our total loan portfolio. Our origination of residential mortgage loans enables borrowers to purchase or refinance existing homes, most of which are located in our primary market area. Included in residential mortgage loans are loans secured by one- to four-family properties, which totaled $87.6 million at June 30, 2014, and loans secured by multi-family properties, which totaled $2.2 million at June 30, 2014. Of our residential mortgage loans, at June 30, 2014, $80.6 million, or 89.7% of residential mortgage loans, were secured by owner-occupied residences, $6.1 million, or 6.8% of residential mortgage loans, were secured by investor-owned properties, $2.2 million, or 2.4% of residential mortgage loans, were secured by multi-family properties and $919,000, or 1.0% of residential mortgage loans, were second mortgage loans.
We offer fixed-rate residential mortgage loans with terms of up to 30 years, although we prefer to originate residential mortgage loans with terms of 15 years or less and we offer a more competitive rate on loans with those terms. We offer conventional mortgage loans, which are loans of $417,000 or less, as well as jumbo mortgage loans, which are loans that exceed that amount. Although we have not sold residential mortgage loans in recent years, we generally originate residential mortgage loans in conformance with secondary market guidelines. We currently do not offer adjustable-rate loans, although we may decide to do so in the future. Currently we do not offer loans insured by the Federal Housing Administration or guaranteed by the U.S. Department of Veterans Affairs. We determine the loan fees, interest rates and other provisions of mortgage loans based on our own pricing criteria and competitive market conditions.
While residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans on a regular basis. We do not offer residential mortgage loans with negative amortization, and we generally do not make interest only residential mortgage loans, although we have, on limited occasions, made interest only loans where there were exceptional income or credit characteristics associated with the loan.
We make owner occupied residential real estate loans with loan-to-value ratios of up to 95%. Loans with loan-to-value ratios in excess of 80% require private mortgage insurance. In addition, non-owner occupied residential real estate loan-to-value ratios may not exceed 70%. We require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We also require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance is required for all loans located in flood hazard areas. We do not offer, and have not offered, sub-prime or no-documentation mortgage loans.
Included in residential mortgage loans are second mortgage loans. Second mortgage loans are made at fixed rates for terms of up to 15 years. We do not offer second mortgage loans with loan-to-value ratios exceeding 80%, including any first mortgage loan balance. Second mortgage loans totaled $919,000 at June 30, 2014 and represented 1.0% of residential mortgage loans at such date.
Non-residential Real Estate Loans.   We currently do not offer loans secured by non-residential real estate, but we have done so in the past, and, as of June 30, 2014, we had $10.8 million of non-residential real estate loans in our portfolio. The non-residential real estate securing these loans generally consists of churches, strip shopping centers, small office buildings and marinas.
As of June 30, 2014, our largest non-residential real estate loan had an outstanding balance of $1.2 million and was secured by a church in Baltimore City. This loan was performing in accordance with its terms at June 30, 2014.
Construction and Land Loans.   At June 30, 2014, we had $5.6 million of construction and land loans, which represented 5.0% of our total loan portfolio. At June 30, 2014, construction and land loans consisted of $1.0 million of construction loans, amounting to 18.0% of our construction and land loan portfolio, and $4.6 million of land loans, amounting to 82.0% of our construction and land loan portfolio.

We originate loans for the construction of one- to four-family homes. We originate fixed-rate loans to individuals to finance the construction of residential dwellings. Our construction loans generally provide for the payment of only interest during the construction phase, which is usually up to 12 months. At the end of the construction phase, the loan generally converts to a permanent mortgage loan. Loans generally can be made with a maximum loan to value ratio of 80% on residential construction, based on the lesser of the appraised value as if complete and the sum of all costs to the borrower including the cost of the land and construction costs. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent appraiser, and we may require a feasibility study to ensure that the lot is buildable. We also will generally require an inspection of the property before disbursement of funds during the term of the construction loan.
We also originate loans to individuals for the purpose of purchasing land for future construction of one- to four-family residences. We offer land loans at a fixed-rate for a term of 20-years but are callable after five years. We limit the loan-to-value ratio to a maximum of 65%.
At June 30, 2014, our largest construction and land loan was a $2.5 million land loan secured by waterfront property in Queen Anne’s County on the Eastern shore of the Chesapeake Bay. This loan was performing according to its restructured terms at June 30, 2014 although we have experienced delinquencies on this loan in the past. For further information, see “Management’s Discussion and Analysis and Results of Financial Condition — Risk Management — Analysis of Non-performing and Classified Assets.”
Home Equity Lines of Credit.   We offer home equity lines of credit in amounts of up to $100,000, although on occasion, in the past, we have approved home equity lines of credit in excess of this amount. All of our home equity lines of credit currently offered are adjustable-rate loans with rates tied to the prime rate as reported in The Wall Street Journal and terms of up to 20 years. We do not originate home equity loans with loan-to-value ratios exceeding 80%, including any first mortgage loan balance. Our home equity lines of credit are not necessarily secured by residential real estate on which we also maintain the first mortgage. At June 30, 2014, home equity lines of credit totaled $5.2 million, or 4.7% of our total loan portfolio.
At June 30, 2014, our largest outstanding balance on a home equity line of credit was $752,000, and the line of credit was secured by residential property in Queen Anne’s County, Maryland. The loan is part of a larger lending relationship of $1.4 million, which includes a residential real estate loan secured by a first mortgage on the property securing the line of credit. We restructured the first mortgage loan to defer the payment of interest and late charges. As a result of the restructuring of the first mortgage loan, both loans are considered troubled debt restructurings. Both loans were performing in accordance with their terms, or restructured terms in the case of the first mortgage loan, at June 30, 2014.
Consumer Loans.   The only consumer loans we offer are loans to depositors, secured by savings. At June 30, 2014, consumer loans totaled $9,000, or less than .01% of our total loan portfolio.
Loan Underwriting
Construction and Land Loans.   Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a building having a value which is insufficient to assure full repayment if liquidation is required. If we are forced to foreclose on a building before or at completion due to a default, we may be unable to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs. We also disburse funds on a percentage-of-completion basis following an inspection by a third party inspector or qualified bank personnel.
Home Equity Lines of Credit.   In the case of home equity lines of credit, real estate values may be reduced to a level that is insufficient to cover the outstanding loan balance after accounting for the first mortgage loan balance. Loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.
Loan Approval Procedures and Authority.   Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our board of directors and management. Loans of up to $400,000 must be approved by any two members of our Loan Committee, which consists of our Chief Executive Officer, our Senior Executive Vice President and three Vice Presidents. Our Executive Committee, which consists of our Chief Executive Officer, our Senior Executive Vice President, our Chief Financial Officer, our Senior Vice President and one independent director, has authority to approve loans in amounts over $400,000 and up to $600,000. All loans in excess of $600,000 must be approved by the full board of directors prior to a commitment being made.
Loans to One Borrower.   The maximum amount that we may lend to one borrower and the borrower’s related entities is limited, by regulation, to 15% of our unimpaired capital and surplus. At June 30, 2014, our regulatory limit on loans-to-one-borrower was $2.8 million. Notwithstanding our regulatory loans-to-one-borrower limitation, our policy is to limit our loans to one borrower to no more than $1.5 million. This limit will not increase upon completion of this offering and the contribution of 50% of the net offering proceeds to Madison Bank of Maryland. At June 30, 2014, our largest lending relationship was a $2.5 million land loan secured by multiple waterfront lots in Queen Anne’s County on the Eastern shore of the Chesapeake Bay. This loan was performing according to its restructured terms at June 30, 2014 although we have experienced delinquencies on this loan in the past. For further information, see “Management’s Discussion and Analysis and Results of Financial Condition — Risk Management — Classified Assets.”
Loan Commitments.   We issue commitments for residential mortgage conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Most of our loan commitments expire after 30 days. See note 14 to notes to consolidated financial statements appearing elsewhere in this prospectus.
Investment Activities
We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various government-sponsored agencies and of state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in other permissible securities. As a member of the Federal Home Loan Bank of Atlanta, we also are required to maintain an investment in Federal Home Loan Bank of Atlanta stock.
At June 30, 2014, our investment portfolio included securities available-for-sale and securities held-to-maturity. Securities available-for-sale consisted of mortgage-backed securities issued by Freddie Mac or Fannie Mae, and securities held-to-maturity consisted of bonds issued by Freddie Mac, Ginnie Mae or the Federal Farm Credit Bureau and mortgage-backed securities issued by Freddie Mac or Fannie Mae or guaranteed by Ginnie Mae. In addition to our investment portfolio, at June 30, 2014, we maintained a $929,000 investment, at cost, in Federal Home Loan Bank of Atlanta common stock.
Our primary investment objectives are: (i) to provide and maintain liquidity; (ii) to fully employ the available funds of Madison Bank of Maryland; (iii) to earn an average rate of return on invested funds competitive with comparable institutions; (iv) to manage interest rate risk; and (v) to limit risk. Our board of directors has the overall responsibility for the investment portfolio, including approval of the investment policy. Our Chief Executive Officer and Chief Financial Officer are responsible for the implementation of our policy and monitoring our investment performance. Our board of directors reviews the status of our investment portfolio on a monthly basis.
Deposit Activities and Other Sources of Funds
General.   Deposits borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts.   Deposits generally are attracted from within our market area through the offering of a broad selection of deposit instruments, including non-interest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), statement savings accounts and certificates of deposit. We also utilize QwickRate, a direct deposit listing service and our own internet website to generate deposits. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing bi-weekly. Our deposit pricing strategy has typically been to offer competitive rates on all types of deposit products, and to periodically offer special rates in order to attract deposits of a specific type or term.
Borrowings.   We had $17.7 million in borrowings at June 30, 2014, consisting of advances from the Federal Home Loan Bank of Atlanta to supplement our investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank of Atlanta and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth, the Federal Home Loan Bank’s assessment of the institution’s creditworthiness, collateral value and level of Federal Home Loan Bank stock ownership. We had unused borrowing capacity of approximately $11.0 million with the Federal Home Loan Bank of Atlanta as of June 30, 2014. In addition, we maintain a $2.5 million line of credit with another bank; no amounts were outstanding under this line of credit at June 30, 2014.
Properties
We conduct our business through our main office and branch offices. The following table sets forth certain information relating to these facilities as of June 30, 2014.

Location	Year Opened	Approximate Square Footage	Owned/ Leased	Lease Expiration Date	Net Book Value at June 30, 2014	Deposits at June 30, 2014
					(In thousands)	(In thousands)
Main Office:
1920 Rock Spring Road Forest Hill, Maryland 21050	1999	19,440	Owned	—	$3,246	$27,951
Branch Offices:
501 S. Stepney Road Aberdeen, Maryland 21001	1998	3,596	Owned	—	634	13,357
8639 Belair Road Baltimore, Maryland 21236(1)	2012	2,400	Leased	8/31/2022	11	62,697

(1)
  This branch is in the Perry Hall section of Baltimore.
Personnel
As of June 30, 2014, we had 34 full-time employees and four part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.
Legal Proceedings
Periodically, there may be various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries
Madison Bank of Maryland has two subsidiaries, both of which are wholly owned subsidiaries. 1920 Rock Spring Road, LLC was formed in 1998 to own and hold real estate. At June 30, 2014, its primary asset was the real estate where Madison Bank of Maryland’s headquarters is located. Mutual, LLC was formed in 2011 to hold other real estate owned. At June 30, 2014, Mutual, LLC owned five properties with a book value of $518,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and the notes to consolidated financial statements that appear at the end of this prospectus.
Operating Strategy
Historically, our business has consisted of attracting deposits and investing those funds primarily in residential mortgage loans and investment securities. We are a portfolio lender, retaining substantially all loans we originate in our portfolio. Our objective is to build on our historic strength of customer loyalty, and gradually grow our balance sheet with assets and liabilities that allow us to increase our net interest margin while reducing our exposure to risk from interest rate fluctuations. Our operating strategy includes the following:
•
  improving asset quality;
•
  reducing funding costs;
•
  controlling expenses;
•
  continuing as a portfolio lender concentrating on residential mortgage loans; and
•
  building on our strengths as a community-oriented financial institution.
Improving asset quality
Resolving our problem assets remains one of our top priorities. Non-performing assets and accruing troubled debt restructurings increased significantly during the recent recession and reached $13.2 million at December 31, 2012. Total non-performing assets and accruing troubled debt restructurings represented 8.58% of total assets at December 31, 2012. Since then, non-performing assets and accruing troubled debt restructurings decreased to $10.5 million, or 7.27% of total assets, at December 31, 2013, but increased to $11.3 million, or 8.05% of total assets, at June 30, 2014. We continue to work with delinquent borrowers to restore loans to performing status where possible and to pursue foreclosure and disposition of collateral when it is not. In August 2014, we engaged an independent third party to conduct periodic loan portfolio reviews, and we intend to have independent loan portfolio reviews on an annual basis going forward.
Reducing funding costs
We seek to increase net interest income by controlling costs of funding rather than maximizing asset yields because originating loans with high yields often involves greater credit risk. Historically, a high percentage of our deposit accounts have been higher balance, higher costing certificates of deposits. We will continue to seek to reduce our dependence on high cost deposits in favor of stable low cost money market and demand deposits to the extent possible. We have utilized additional product offerings, technology and a focus on customer service in working toward this goal. Over time, we will also seek to replace maturing, high cost, long-term Federal Home Loan Bank advances with core deposits.
Controlling expenses
During the past two years we closed three branches, one in Baltimore City and two in eastern Baltimore County, in order to improve profitability. We had employee severance and other expenses associated with those branch closures during the years ended December 31, 2012 and 2013, but we began to achieve the benefits of expense reductions resulting from the branch closures in 2014. In addition, we believe that we have a solid infrastructure in place that will allow us to grow assets and liabilities without adding materially to our non-interest expenses.
Continuing as a portfolio lender concentrating on residential mortgage loans
Historically, we have concentrated on the origination of residential mortgage loans that we retain in our portfolio, and, initially following the conversion, we intend to continue this strategy. In the future, we may seek to add lending personnel with appropriate expertise for the purpose of gradually resuming the origination of commercial real estate loans to provide diversification to our loan portfolio and to increase our net interest margin while reducing our exposure to risk from interest rate fluctuations.
Building on our strengths as a community-oriented financial institution
We have operated continuously as a community-oriented financial institution since we were founded. We are committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing quality personal service to our customers. We provide a broad range of consumer financial services through our network of three branches and will continually seek out ways to improve convenience, safety and service through our product offerings. We also have an “outstanding” Community Reinvestment Act rating.
Overview
Income.   Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investment securities, and interest expense, which is the interest that we pay on our deposits and borrowings. Other significant sources of pre-tax income are service charges (mostly from service charges on deposit accounts).
Allowance for Loan Losses.   The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on at least a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.
Expenses.   The non-interest expenses we incur in operating our business consists of salaries and employee benefits expenses, occupancy expenses, legal and professional fees, data processing expenses, directors fees and other general and administrative expenses including, among others, federal deposit insurance premiums and Office of the Comptroller of the Currency assessments, stationery and postage expenses and other miscellaneous expenses. Following the offering, our non-interest expenses are likely to increase as a result of expenses of shareholder communications and meetings and expenses related to additional accounting services.
Salaries and employee benefits expenses consist primarily of salaries, wages and bonuses paid to our employees, payroll taxes and expenses for health insurance, retirement plans and other employee benefits. Following the offering, we will recognize additional annual employee compensation expenses stemming from the adoption of new equity benefit plans. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. For an illustration of these expenses, see “Pro Forma Data.”
Occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, rental expenses, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Depreciation of premises and equipment is computed using a combination of accelerated and straight-line methods based on the useful lives of the related assets, which range from three to 40 years.
Data processing expenses are the fees we pay to third parties for processing customer information, deposits and loans.
Federal deposit insurance premiums are payments we make to the Federal Deposit Insurance Corporation for insurance of our deposit accounts, and Office of the Comptroller of the Currency assessments are semi-annual assessments we pay to our primary regulator.

Critical Accounting Policies
We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. The Jumpstart Our Business Startups Act (the “JOBS Act”) contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. An emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have irrevocably elected not to adopt new or revised accounting standards on a delayed basis, and will be required to adopt new or revised accounting standards in the same manner as other public companies that are not emerging growth companies.
Allowance for Loan Losses.   The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impaired loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance at least quarterly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectability of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic or other conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, periodically reviews our allowance for loan losses and may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. See note 4 of the notes to the consolidated financial statements included in this prospectus.
Other-Than-Temporary Impairment.   Management evaluates securities for other-than-temporary impairment (“OTTI”) on a monthly basis, and more frequently when economic or market conditions warrant such an evaluation. The investment securities portfolio is evaluated for OTTI by segregating the portfolio into two general segments and applying the appropriate OTTI model. Investment securities classified as available-for-sale or held-to-maturity are generally evaluated for OTTI under Statement of Financial Accounting Standards ASC 320, “Accounting for Certain Investments in Debt and Equity Securities.”
In determining OTTI under the ASC 320 model, management considers many factors, including: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.
When OTTI occurs the amount of the OTTI recognized in earnings depends on whether we intend to sell the security or it is more likely than not we will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss. If an entity intends to sell or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss, the OTTI will be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current-period loss, the OTTI will be separated into the amount representing the credit loss and the amount related to all other factors. The amount of the total OTTI related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the total OTTI related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment.
Deferred Tax Assets.   We account for income taxes under the asset/liability method. Deferred tax assets are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, as well as operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period indicated by the enactment date. A valuation allowance is established for deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. The judgment about the level of future taxable income is dependent to a great extent on matters that may, at least in part, be beyond our control. It is at least reasonably possible that management’s judgment about the need for a valuation allowance for deferred tax assets could change in the near term.
Balance Sheet Analysis
Assets.   At June 30, 2014, our assets totaled $140.9 million, a decrease of $3.7 million, or 2.5%, from total assets of $144.6 million at December 31, 2013. The decrease in assets for the six months ended June 30, 2014 was due mainly to a $4.0 million, or 3.5%, decrease in loans, net of unearned fees, reflecting weak loan demand in our market area, partially offset by a $1.0 million, or 23.7%, increase and cash and cash equivalents, as we had excess liquidity as a result of the reduction in loans.
At December 31, 2013, our assets totaled $144.6 million, a decrease of $9.8 million, or 6.3%, from total assets of $154.4 million at December 31, 2012. The decrease in assets during the year ended December 31, 2013 was primarily due to a $5.6 million, or 4.7%, in loans, net of unearned fees, from $120.2 million at December 31, 2012 to $114.6 million at December 31, 2013, as a result of weak loan demand. Further contributing to the decrease in total assets was a $1.5 million, or 27.1%, decrease in cash and cash equivalents, as we invested excess liquidity into higher yielding investment securities. These decreases were offset, in part, by a $1.0 million, or 7.7%, increase in investment securities held-to-maturity.
Loans.   Our primary lending activity is the origination of loans secured by real estate. Our loans secured by real estate consist primarily of residential mortgage loans. We also originate construction and land loans and home equity lines of credit and retain in our portfolio non-residential real estate loans that we originated in the past prior to discontinuing originations of non-residential real estate loans several years ago. Our consumer loans consist of loans to depositors, secured by savings accounts.
The largest portion of the loan portfolio consists of residential mortgage loans. Residential mortgage loans totaled $89.8 million, or 80.6%, $92.9 million, or 80.3%, and $95.0 million, or 78.4%, of the total loan portfolio, at June 30, 2014 and December 31, 2013 and 2012, respectively. Residential mortgage loans decreased by $3.0 million, or 3.3%, and $2.1 million, or 2.2%, during the six months ended June 30, 2014 and year ended December 31, 2013, respectively, primarily due to weak loan demand in our market area.
Non-residential real estate loans totaled $10.8 million and represented 9.7% of total loans at June 30, 2014, compared to $10.9 million, or 9.5% of total loans, at December 31, 2013 and $12.6 million, or 10.4% of total loans, at December 31, 2012. Non-residential real estate loans generally consist of loans secured by churches, strip shopping centers, small office buildings and marinas. We offered non-residential real estate loans in the past, and such loans remain in our loan portfolio. However, we currently do not offer non-residential real estate loans.
Construction and land loans totaled $5.6 million, and represented 5.0% of total loans, at June 30, 2014, compared to $6.2 million, or 5.3% of total loans, at December 31, 2013 and $6.9 million, or 5.7% of total loans, at December 31, 2012. Our construction and land loans represent loans for the construction of residential real estate or the purchase of land that eventually will be used for the construction of owner-occupied residential property. At June 30, 2014, we had $1.0 million of construction loans, amounting to 18.0% of our construction and land loan portfolio, and $4.6 million of land loans, amounting to 82.0% of our construction and land loan portfolio.
Home equity lines of credit, all of which are secured by residential properties, totaled $5.2 million, and represented 4.7% of total loans, at June 30, 2014, compared to $5.7 million, or 4.9% of total loans, at

December 31, 2013, and $6.6 million, or 5.5% of total loans, at December 31, 2012. The decrease in home equity lines of credit reflected weak loan demand in our market area.
Our non-real estate loans consist of consumer loans, all of which are loans to depositors, secured by savings. Such loans totaled $9,000 at June 30, 2014, representing less than .01% of the loan portfolio.
The following table sets forth the composition of our loan portfolio at the dates indicated.

			At December 31,
	At June 30, 2014		2013		2012
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Real estate mortgage loans:
Residential	$89,831	80.59%	$92,855	80.31%	$94,990	78.45%
Non-residential	10,840	9.73	10,927	9.45	12,562	10.37
Construction and land loans	5,569	5.00	6,160	5.33	6,879	5.68
Home equity lines of credit	5,203	4.67	5,665	4.90	6,629	5.47
Total real estate loans	111,443	99.99	115,607	99.99	121,060	99.97
Consumer and other loans:
Loans to depositors, secured by savings	9	.01	12	.01	33	.03
Total loans	111,452	100.00%	115,619	100.00%	$121,093	100.00%
Add:
Net (discount) premium on purchased loans	(3)		(2)		12
Unamortized net deferred costs	40		43		52
Less:
Undisbursed portion of construction loans	(807)		(983)		(842)
Unearned net loan origination fees	(55)		(60)		(87)
Less allowance for credit losses	(1,623)		(1,790)		(1,624)
Loans receivable, net	$109,004		$112,827		$118,604

Loan Maturity
The following table sets forth certain information at December 31, 2013 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments, which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

(In thousands)	Residential	Non-residential	Construction and Land Loans	Home Equity Lines of Credit	Loans to Depositors Secured by Savings	Total Loans
Amounts due in:
One year or less	$320	$2	$1,232	$—	$—	$1,554
More than one year to two years	345	12	145	—	5	507
More than two year to three years	566	15	—	—	7	588
More than three year to five years	1,992	53	297	14	—	2,356
More than five year to ten years	16,341	356	121	397	—	17,215
More than ten year to fifteen years	27,819	973	464	5,209	—	34,465
More than fifteen years	45,472	9,516	3,901	45	—	58,934
Total	$92,855	$10,927	$6,160	$5,665	$12	$115,619

Fixed vs. Adjustable Rate Loans
The following table sets forth the dollar amount of all loans at December 31, 2013 that are due after December 31, 2014, and that have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude unearned loan origination fees and deferred loan costs.

(In thousands)	Fixed Rates	Floating or Adjustable Rates	Total
Secured by real estate:
Residential	$82,743	$9,791	$92,534
Non-residential	4,009	6,916	10,925
Construction and land loans	1,598	3,330	4,928
Home equity lines of credit	—	5,665	5,665
Consumer and other loans:
Loans to depositors, secured by savings	12	—	12
Total loans	$88,362	$25,702	$114,064

Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give us the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loan market rates are substantially lower than rates on existing mortgage loans.
Loan Activity
The following table shows loans originated, purchased and sold during the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
(In thousands)	2014	2013	2013	2012
Total loans at beginning of period	$115,619	$121,093	$121,093	$115,429
Loans originated:
Residential	1,405	5,519	13,206	23,731
Non-residential	—	—	—	—
Construction and land loans	—	—	—	745
Home equity lines of credit	—	—	—	—
Loans to depositors, secured by savings	—	—	—	15
Total loans originated	1,405	5,519	13,206	24,491
Loans purchased:
Residential	—	—	—	—
Non-residential	—	315	315	233
Construction and land loans	—	—	—	—
Home equity lines of credit	—	—	—	—
Loans to depositors, secured by savings	—	—	—	—
Total loans purchased	—	315	315	233
Deduct:
Loan principal repayments (amortization and payoffs)	6,095	8,664	19,697	18,967
Loan sales	—	—	—	—
Other repayments	(680)	(505)	(1,468)	(1,068)
Charge-offs	157	54	766	1,161
Net loan activity	5,572	8,213	18,995	19,060
Total loans at end of period	$111,452	$118,714	$115,619	$121,093

Loan originations come from a number of sources. Our primary sources of loan originations are existing customers, walk-in traffic, advertising and referrals from customers.
Currently we retain all loans originated in portfolio. We did not sell any loans during the six months ended June 30, 2014 or the years ended December 31, 2013 or 2012.
We did not purchase loans during the six months ended June 30, 2014 or the years ended December 31, 2013 or 2012, except that during each of 2013 and 2012 we purchased two participation loans. In the case of one repurchase, we were the lead lender and the selling participant did not want to consent to a loan modification.
Securities
At June 30, 2014, we had $14.6 million of securities held-to-maturity, as compared to $14.2 million at December 31, 2013 and $13.2 million at December 31, 2012. Securities held-to-maturity at June 30, 2014 consisted of bonds issued by Freddie Mac , Fannie Mae, Ginnie Mae and the Federal Farm Credit Bureau and mortgage-backed securities issued by Freddie Mac and Fannie Mae or guaranteed by Ginnie Mae.
At June 30, 2014, we had $605,000 of securities available-for-sale at fair value, as compared to $488,000 at December 31, 2013 and $698,000 at December 31, 2012. Securities available for sale at June 30, 2014 consisted of mortgage-backed securities issued by Freddie Mac or Fannie Mae or guaranteed by Ginnie Mae.
Our securities portfolio is used to invest excess funds for increased yield and manage interest rate risk. At June 30, 2014, we also held a $929,000 investment in the common stock of the Federal Home Loan Bank of Atlanta. A portion of this investment is required in order to collateralize borrowings from the Federal Home Loan Bank of Atlanta, and the investment is periodically increased by stock dividends paid by the Federal Home Loan Bank of Atlanta. At June 30, 2014, we held no stock in Fannie Mae and Freddie Mac, nor have we held stock in these entities throughout the periods presented.
Our securities held-to-maturity increased by $423,000, or 3.0%, from $14.2 million at December 31, 2013 to $14.6 million at June 30, 2014, as we invested cash flow resulting from loan repayments into securities. Our securities held-to-maturity increased by $1.0 million, or 7.7%, from $13.2 million at December 31, 2012 to $14.2 million at December 31, 2013, as we invested excess liquidity into investment securities due to the higher yields available on investment securities relative to the yields available on cash and cash equivalents.
The following table sets forth the amortized costs and fair values of our investment securities at the dates indicated.

			At December 31,
	At June 30, 2014		2013		2012
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Investments available-for-sale:
Obligations of U.S. government agencies	$—	$—	$—	$—	$—	$—
Mortgage-backed securities	574	605	476	488	661	698
Investments held-to-maturity:
Obligations of U.S. government agencies	8,997	8,689	8,997	8,234	5,499	5,526
Mortgage-backed securities	5,619	5,976	5,196	5,471	7,676	8,274
Total securities	$15,190	$15,270	$14,669	$14,193	$13,836	$14,498

The following table sets forth the stated maturities and weighted average yields of investment securities at June 30, 2014. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. Weighted average yield calculations on investments available-for-sale do not give effect to changes in fair value that are reflected as a component of equity. At June 30, 2014, we did not have any security (other than U.S. government agency securities) that exceeded 10% of our total equity at that date.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
(Dollars in thousands)	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Investments (available-for-sale):
Obligations of U.S. government agencies	$—	—%	$—	—%	$—	—%	$574	3.76%	$574	3.76%
Investments (held-to-maturity):
Obligations of U.S. government agencies	—	—	999	1.75	3,000	2.67	4,998	3.11	8,997	2.81
Mortgage-backed securities	—	—	468	4.05	405	4.48	4,746	3.50	5,619	3.62
Total securities	$—	—%	$1,467	2.48%	$3,405	2.89%	$10,318	3.33%	$15,190	3.15%

Ground Rents.   Ground rents are a form of real estate ownership where the land is owned by one entity, but the improved property located on the land is owned by the homeowner. Madison Bank of Maryland’s ground rents are supported by deeds that have been registered with Maryland State Department of Assessments and Taxation.
Ground rents are recorded at the lower of cost or fair value. Fair value is estimated based on the contractual value of the unconsummated redemption or sales agreements. Ground rent fees are recognized upon receipt and included in non-interest income. At June 30, 2014, December 31, 2013 and 2012, Madison Bank of Maryland’s investment includes individual ground rents ranging from $640 to $3,000, totaling $846,000, $848,000 and $851,000, respectively. An allowance for losses is established when the collectability of ground rent payments becomes uncertain, typically when the ground rent payment becomes three years delinquent. At June 30, 2014, December 31, 2013 and 2012, Madison Bank of Maryland had $144,000, $131,000 and $110,000, respectively, of ground rents that were three years or more delinquent and were reserved at 100%. We intend to let our portfolio of ground rent investments run off over time as the homeowners redeem the ground rents.
Bank-Owned Life Insurance.   Years ago under prior management, we had invested in bank-owned life insurance to provide us with a funding source for our benefit plan obligations. Bank-owned life insurance also generally provided us non-interest income that is non-taxable. Federal regulations generally limit our investment in bank-owned life insurance to 25% of our Tier 1 capital plus our allowance for loan losses at the time of investment. This investment is accounted for using the cash surrender value method and is recorded at the amount that can be realized under the insurance policies at the balance sheet date. At June 30, 2014, December 31, 2013 and December 31, 2012, the aggregate cash surrender value of these policies was $799,000, $797,000 and $964,000, respectively. Our bank-owned life insurance decreased during the year ended December 31, 2013 following the death of a director emeritus and the payout of the death benefit under his policy.
Deposits.   Deposits serve as the primary source of funds for our lending and investment activities. We accept deposits primarily from individuals who are located in our primary market area. We rely on competitive pricing, customer service, account features and the location of our branch offices to attract and retain deposits. We also utilize QwickRate and our own Internet website to source deposits. Interest-bearing deposit accounts offered include time deposits, which are certificates of deposit, NOW and money market accounts and savings accounts. Non-interest-bearing demand accounts consist of free checking accounts. We do not utilize broker deposits.

The following table sets forth average balances and average rates of our deposit products for the periods indicated. For purposes of this table, average balances have been calculated using monthly balances.

	For the Six Months Ended June 30,				For the Year Ended December 31,
	2014		2013		2013		2012
(Dollars in thousands)	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate
Non-interest-bearing demand deposits	$765	—%	$870	—%	$904	—%	$711	—%
Interest-bearing deposits:
Certificates of deposit	67,342	1.16	76,827	1.29	73,800	1.26	74,773	1.59
NOW and money markets	21,993	.21	23,724	.26	23,612	.24	24,698	.31
Savings	16,277	.10	18,431	.20	17,846	.16	19,405	.23
Total	$106,377	.80%	$119,852	.92%	$116,162	.88%	$119,587	1.10%

The following table sets forth the balances of our deposit accounts at the dates indicated.

	At June 30, 2014		At December 31,
			2013		2012
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand deposits	$823	.79%	$792	.74%	$763	.62%
Interest-bearing deposits:
NOW accounts	7,283	7.01	6,691	6.22	7,402	6.05
Money market	14,866	14.31	15,540	14.44	16,282	13.31
Regular and other savings	16,113	15.50	16,476	15.31	18,676	15.28
Certificates of deposit	64,831	62.39	68,123	63.29	79,166	64.74
Total interest-bearing deposits	103,093	99.21	106,830	99.26	121,526	99.38
Total deposits	$103,916	100.00%	$107,622	100.00%	$122,289	100.00%

Balances in non-interest-bearing deposits increased by $29,000, or 3.8%, from $763,000 at December 31, 2012 to $792,000 at December 31, 2013, and by $31,000, or 3.9%, to $823,000 at June 30, 2014.
The following table indicates the amount of jumbo certificates of deposit with balances of $100,000 or greater by time remaining until maturity as of June 30, 2014, none of which are brokered deposits.

Maturity Period at June 30, 2014	Amount
(In thousands)
Three months or less	$4,979
Over three through six months	3,932
Over six through twelve months	4,984
Over twelve months	13,274
Total	$27,169

The following table sets forth time deposits classified by rates at the dates indicated.

	At June 30, 2014	At December 31,
(In thousands)		2013	2012
.00 – .999%	$34,520	$36,265	$38,614
1.00 – 1.999	19,201	18,804	20,851
2.00 – 2.999	11,065	10,930	11,261
3.00 – 3.999	45	2,124	3,569
4.00 – 4.999	—	—	4,871
Total	$64,831	$68,123	$79,166

The following table sets forth the amount and maturities of time deposits at June 30, 2014.

	Amount Due
(Dollars in thousands)	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percent of Total Time Deposits
.00 – .999%	$25,243	$8,200	$980	$97	$34,520	53.25%
1.00 – 1.999	3,565	3,877	5,862	5,897	19,201	29.62
2.00 – 2.999	5,511	3,878	1,676	—	11,065	17.07
3.00 – 3.999	45	—	—	—	45	.07
Total	$34,364	$15,955	$8,518	$5,994	$64,831	100.00%

The following table sets forth deposit activity for the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
(In thousands)	2014	2013	2013	2012
Beginning balance	$107,622	$122,289	$122,289	$115,660
Increase (decrease) before interest credited	(4,128)	(5,047)	(15,679)	5,318
Interest credited	422	547	1,012	1,311
Net increase (decrease) in deposits	(3,706)	(4,500)	(14,667)	6,629
Ending Balance	$103,916	$117,789	$107,622	$122,289

Borrowings.   We use borrowings from the Federal Home Loan Bank of Atlanta to supplement our supply of funds for loans and investments and for interest rate risk management. The following table sets forth information regarding our Federal Home Loan Bank of Atlanta advances for the periods presented.

	At or For the Six Months Ended June 30,		Year Ended December 31,
(Dollars in thousands)	2014	2013	2013	2012
Maximum amount of Federal Home Loan Bank advances outstanding at any month end during the period	$17,750	$12,000	$17,750	$13,500
Average Federal Home Loan Bank advances outstanding during the period	$17,750	$12,000	$14,375	$12,125
Weighted average interest rate during the period	2.92%	4.18%	3.56%	4.19%
Balance outstanding at end of period	$17,750	$12,000	$17,750	$12,000
Weighted average interest rate at end of period	2.92%	4.16%	2.89%	4.16%

In the second half of 2013, we began borrowing Federal Home Loan Bank of Atlanta advances with relatively short terms that carried low interest rates, which had the effect of reducing our cost of funds.
Equity.   Equity increased by $107,000, or .6%, to $18.6 million at June 30, 2014 from $18.5 million at December 31, 2013 primarily as the result of net income of $95,000 for the six months ended June 30, 2014. Equity decreased by $942,000, or 4.8%, to $18.5 million at December 31, 2013 from $19.4 million at December 31, 2012 as the result of a net loss of $926,000 for the year ended December 31, 2013.
Results of Operations for the Six Months Ended June 30, 2014 and 2013
Overview.   We had net income of $95,000 for the six months ended June 30, 2014, as compared to net income of $40,000 for the six months ended June 30, 2013. The increase in net income between the periods was primarily due to an $84,000, or 4.1%, decrease in total non-interest expenses, reflecting a $97,000, or 8.1%, decrease in salaries and employee benefits, and a $63,000, or 44.5%, increase in non-interest income, which reflected a $117,000 increase in gain on sale of real estate held for sale. In addition, we recorded an $11,000 recovery for loan losses during the six months ended June 30, 2014 compared to a provision for loan losses of $4,000 during the six months ended June 30, 2013. Offsetting this was a $72,000, or 3.6%, decrease in net interest income.
Net Interest Income.   Net interest income decreased by $72,000, or 3.6%, from $2.0 million for the six months ended June 30, 2013 to $1.9 million for the six months ended June 30, 2014. The decrease in net interest income was primarily attributable to a $7.9 million, or 5.6%, decrease in the average balance of interest-earning assets, offset by a seven basis point increase in our interest rate spread from 2.72% for the six months ended June 30, 2013 to 2.79% for the six months ended June 30, 2014. The decrease in the average balance of interest-earning assets was due primarily to a $6.7 million, or 5.6%, decrease in the average balance of loans receivable, net of unearned fees, due to weak loan demand in our market area during the six months ended June 30, 2014. During the six months ended June 30, 2014, we also were able to take advantage of decreasing market interest rates to reduce our cost of funds while limiting the decrease in yields earned on our other interest-earning assets.
Interest on investment securities held-to-maturity increased by $27,000, or 13.4%, for the six months ended June 30, 2014 as compared to the comparable period in 2013, reflecting a $2.7 million increase in the average balance of investment securities held-to-maturity, as we invested the proceeds from loan payments into investment securities held-to-maturity. Offsetting these increases was a 26 basis point decrease in the average yield on investment securities held-to-maturity, reflecting declining market interest rates.
Interest on investment securities available-for-sale decreased by $1,000, or 11.9%, for the six months ended June 30, 2014 as compared to the six months ended June 30, 2013, reflecting a 24 basis point decrease in the average yield on investment securities available-for-sale and a $34,000, or 5.9%, decrease in the average balance of investment securities available-for-sale.
Interest on certificates of deposit decreased by $107,000, or 21.4%, during the six months ended June 30, 2014 as compared to the six months ended June 30, 2013, due to a 13 basis point decrease in the average cost of certificates of deposit, reflecting declining market interest rates during the six months ended June 30, 2014, and a $9.5 million, or 12.3%, decrease in the average balance of certificates of deposit, as we elected to offer less competitive rates on shorter term certificates of deposit.
Interest on Federal Home Loan Bank of Atlanta advances increased by $8,000, or 3.2%, during the six months ended June 30, 2014 as compared to the six months ended June 30, 2013, as a $5.8 million, or 47.9% increase in the average balance of Federal Home Loan Bank of Atlanta advances more than offset a 126 basis point reduction in the average cost of Federal Home Loan Bank of Atlanta advances. In the second half of 2013, we began borrowing Federal Home Loan Bank of Atlanta advances with relatively short terms that carried low interest rates, which had the effect of reducing our cost of funds.
At June 30, 2014, we had $17.7 million in advances from the Federal Home Loan Bank of Atlanta, including $12.0 million that mature between July 2016 and September 2017 and carry interest rates ranging from 3.65% to 5.07% with a weighted average interest rate of 4.16%. If we had repaid such advances in full at June 30, 2014, we would have incurred prepayment penalties totaling $1.0 million. To date we have elected not to repay any of these long-term advances. However, while such advances remain outstanding they will continue to have a negative effect on our interest rate spread.

Average Balances and Yields.   The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using monthly balances, and non-accrual loans are included in average balances only. Loan fees are included in interest income on loans and are insignificant. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant.

	At June 30, 2014	Six Months Ended June 30,
	Weighted Average Yield/Cost	2014			2013
(Dollars in thousands)		Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Interest-earning assets:
Interest-bearing deposits in other banks	1.10%	$4,518	$21	.94%	$8,575	$30	.71%
Loans receivable, net of unearned fees	4.18	112,479	2,312	4.11	119,178	2,526	4.24
Investment securities available-for-sale − amortized cost(1)	3.42	543	10	3.61	577	11	3.85
Investment securities held-to-maturity	3.13	14,549	229	3.14	11,837	202	3.40
Other interest-earning assets	3.88	947	18	3.81	738	9	2.42
Total interest-earning assets:	3.97	133,036	2,590	3.89	140,905	2,778	3.94
Cash and due from banks		3,723			2,705
Allowance for credit losses		(1,690)			(1,578)
Other non-interest-earning assets		8,241			9,833
Total assets		$143,310			$151,865

Interest-bearing liabilities:
Certificates of deposit	1.21	67,342	391	1.16	76,827	498	1.29
NOW and money market	.21	21,993	23	.21	23,724	31	.26
Savings	.11	16,277	8	.10	18,431	18	.20
Federal Home Loan Bank advances	2.92	17,750	259	2.92	12,000	251	4.18
Total interest-bearing liabilities:	1.13	$123,362	681	1.10	$130,982	798	1.22
Non-interest-bearing demand deposits		765			870
Other non-interest-bearing liabilities		607			567
Total liabilities		124,734			132,419
Total equity		18,576			19,446
Total liabilities and equity		$143,310			$151,865
Net interest income			$1,909			$1,980
Interest rate spread				2.79%			2.72%
Net interest margin				2.87%			2.81%
Ratio of average interest-earning assets to average interest-bearing liabilities				107.84%			107.58%

(1)
  Investment securities available-for-sale are presented at fair market value.
Rate/Volume Analysis.   The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume have been allocated proportionally based on the absolute dollar amounts of change in each.

	Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013
	Increase (Decrease) Due to
(In Thousands)	Rate	Volume	Rate/Volume	Net
Interest-earning assets:
Interest-bearing deposits in other banks	$10	$(15)	$(4)	$(9)
Loans receivable net of unearned fees	(74)	(144)	4	(214)
Investment securities available-for-sale − amortized cost	(1)	(1)	1	(1)
Investment securities held-to-maturity	(15)	46	(4)	27
Other interest-earning assets	5	3	1	9
Total interest-earning assets	(75)	(111)	(2)	(188)
Interest-bearing liabilities:
Certificates of deposit	(53)	(60)	7	(106)
NOW and money markets	(7)	(2)	1	(8)
Savings	(9)	(2)	1	(10)
Federal Home Loan Bank advances	(76)	120	(37)	7
Total interest-bearing liabilities	(145)	56	(28)	(117)
Net change in interest income	$70	$(167)	$26	$(71)

Provision for Loan Losses.   We maintain an allowance at a level necessary to absorb management’s best estimate of probable loan losses in the portfolio. Management considers, among other factors, historical loss experience, type and amount of loans, borrower concentrations and current conditions of the economy. In addition, the allowance considers the level of loans which management monitors as a result of inconsistent repayment patterns. Such loans carry a higher degree of credit risk than our historical single-family lending.
We had a reversal of the provision for loan losses of $11,000 for the six months ended June 30, 2014, compared to a provision of $4,000 for the six months ended June 30, 2013. At June 30, 2014, the allowance for loan losses was $1.6 million, or 1.46% of the total loan portfolio, compared to $1.8 million, or 1.55% of the total loan portfolio, at December 31, 2013.
Management also reviews individual loans for which full collectibility may not be reasonably assured and considers, among other matters, the estimated fair value of the underlying collateral. This evaluation is ongoing and results in variations in our provision for loan losses.
Non-accrual loans amounted to $5.0 million at June 30, 2014 and $7.5 million at December 31, 2013. Net loan charge-offs amounted to $156,000 during the six months ended June 30, 2014, compared to $54,000 during the six months ended June 30, 2013.
Although management utilizes its best judgment in providing for losses, there can be no assurance that they will not have to change its allowance for loan losses in subsequent periods. The allowance for loan losses reflects the estimate we believe to be appropriate to cover incurred probable losses which were inherent in the loan portfolio at June 30, 2014. While we believe the estimates and assumptions used in our determination of the adequacy of the allowance are reasonable, such estimates and assumptions could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions, and the increase in future provisions that may be required may adversely impact our financial condition and results of operations. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. Management will continue to monitor the allowance for loan losses and make additional provisions to the allowance as appropriate.

An analysis of the changes in the allowance for loan losses, non-performing loans and classified loans is presented under “— Risk Management — Analysis of Non-performing and Classified Assets” and “— Risk Management — Analysis and Determination of the Allowance for Loan Losses.”
Non-interest Income.   Total non-interest income increased by $63,000, or 44.5%, from $141,000 for the six months ended June 30, 2013 to $204,000 for the six months ended June 30, 2014. The increase in total non-interest income primarily was due to a $117,000 increase in gain on sale of real estate held for sale. This increase was offset, in part, by a $46,000, or 95.4%, reduction in the increase in cash surrender value of life insurance due to the redemption of a policy following the death of a director emeritus.
Non-interest Expenses.   Total non-interest expenses decreased by $84,000, or 4.1% for the six months ended June 30, 2013 compared to the six months ended June 30, 2014. The decrease primarily was attributable to a $97,000, or 8.1%, decrease in salaries and employee benefits, as we achieved expense reductions from the closing of three branch offices.
Income Tax Expense.   We had an income tax expense of $60,000 and $25,000 during the six months ended June 30, 2014 and 2013, respectively. The effective tax rate for the respective periods was 38.6% and 38.7%.
Results of Operations for the Years Ended December 31, 2013 and 2012
Overview.   We had a net loss of $926,000 for the year ended December 31, 2013, as compared to a net loss of $161,000 for the year ended December 31, 2012. The increase in our net loss in 2013 was primarily due to a $508,000 increase in our provision for loan losses, a $490,000 increase in non-interest expense and a $183,000 decrease in net interest income, offset in part by a $54,000 increase in non-interest income.
Net Interest Income.   Net interest income decreased by $183,000, or 4.5%, from $4.0 million for the year ended December 31, 2012 to $3.8 million for the year ended December 31, 2013. The decrease in net interest income is primarily attributable to a 10 basis point decline in our interest rate spread, from 2.76% for the year ended December 31, 2012 to 2.66% for the year ended December 31, 2013, as we were unable to reduce our cost of funds to match the decrease in yields earned on our interest-earning assets. Also contributing to the decrease in net interest income were a modest decrease in the average balance of interest-earning assets and a modest decrease in the average balance of interest-bearing liabilities.
Interest on loans receivable, net decreased by $427,000, or 8.1%, from $5.3 million for the year ended December 31, 2012 to $4.8 million for the year ended December 31, 2013, due to weak loan demand.
Interest on investment securities held-to-maturity decreased by $38,000, or 8.1%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012, reflecting as a 37 basis point decrease in the average yield on investment securities held-to-maturity more than offset a 245,000, or 1.9%, increase in the average balance of investment securities held-to-maturity. During the year ended December 31, 2013, we reinvested proceeds from loan payments into investment securities held-to-maturity due to insufficient loan demand, and such securities had lower yields due to declining market interest rates in 2013 relative to 2012.
Interest on investment securities available-for-sale decreased by $16,000, or 44.4%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012, reflecting a $388,000, or 42.0%, decrease in the average balance of investment securities available-for-sale.
Interest on certificates of deposit decreased by $261,000, or 22.0%, during the year ended December 31, 2013 as compared to the year ended December 31, 2012, primarily due to a 33 basis point decrease in the average cost of certificates of deposit.
Average Balances and Yields.   The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using monthly balances, and non-accrual loans are included in average balances only. Loan fees are included in interest income on loans and are insignificant. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant.

	Year Ended December 31,
	2013			2012
(Dollars in thousands)	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Interest-earning assets:
Interest-bearing deposits in other banks	$7,524	$54	.72%	$6,831	$57	.83%
Loans receivable, net of unearned fees	117,828	4,833	4.10	119,343	5,260	4.41
Investment securities available-for-sale − amortized cost	536	20	3.71	924	36	3.88
Investment securities held-to-maturity	13,132	434	3.30	12,887	472	3.67
Other interest-earning assets	838	19	2.32	813	14	1.70
Total interest-earning assets	139,858	5,360	3.83	140,798	5,839	4.15
Cash and due from banks	2,866			3,328
Allowance for credit losses	(1,533)			(2,342)
Other non-interest-earning assets	9,139			10,126
Total assets	150,330			151,910

Interest-bearing liabilities:
Certificates of deposit	73,800	928	1.26	74,773	1,189	1.59
NOW and money market	23,612	56	.24	24,698	77	.31
Savings	17,846	28	.16	19,405	45	.23
Federal Home Loan Bank advances	14,375	511	3.56	12,125	508	4.19
Total interest-bearing liabilities	129,633	1,523	1.17	131,001	1,819	1.39
Non-interest-bearing demand deposits	904			711
Other non-interest-bearing liabilities	542			600
Total liabilities	131,079			132,312
Total equity	19,251			19,598
Total liabilities and equity	$150,330			$151,910
Net interest income		$3,837			$4,020
Interest rate spread			2.66%			2.76%
Net interest margin			2.74%			2.86%
Ratio of average interest-earning assets to average interest-bearing liabilities			107.89%			107.48%

Rate/Volume Analysis.   The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume have been allocated proportionally based on the absolute dollar amounts of change in each.

	Year Ended December 31, 2013 Compared to Year Ended December 31, 2012
	Increase (Decrease) Due to
(In thousands)	Rate	Volume	Rate/Volume	Net
Interest-earning assets
Interest-bearing deposits in other banks	$(7)	$6	$(1)	$(2)
Loans receivable, net of unearned fees	(368)	(65)	6	(427)
Investment securities available-for-sale − amortized cost	(2)	(15)	1	(16)
Investment securities held-to-maturity	(48)	10	(1)	(39)
Other interest-earning assets	3	—	—	3
Total interest-earning assets	(422)	(64)	5	(481)
Interest-bearing liabilities:
Certificates of deposit	(248)	(16)	3	(261)
NOW and money markets	(18)	(4)	1	(21)
Savings	(14)	(4)	1	(17)
Federal Home Loan Bank advances	(77)	94	(14)	3
Total interest-bearing liabilities	(357)	70	(9)	(296)
Net change in interest income	$(65)	$(134)	$14	$(185)

(1)
  Investment securities available-for-sale are presented at fair market value.
Provision for Loan Losses.   Our provision for loan losses increased from $376,000 for the year ended December 31, 2012 to $884,000 for the year ended December 31, 2013. In 2012, we discontinued our practice of recording specific reserves for impaired loans when the Office of the Comptroller of the Currency became our primary regulator. Accordingly, in 2012, we charged off portions of certain impaired loans by reducing our specific reserves which had the effect of reducing our allowance for loan losses. As these specific reserves had previously been established, we did not need to replenish the allowance for loan losses in connection with these charge-offs. In 2013, we made provisions for loan losses to maintain our allowance for loan losses at an appropriate level and to off-set the effects of loans that had been charged off during 2013. At December 31, 2013, the allowance for loan losses was $1.8 million, or 1.55% of the total loan portfolio, compared to $1.6 million, or 1.34% of the total loan portfolio, at December 31, 2012.
Non-accrual loans amounted to $7.5 million and $11.1 million at December 31, 2013 and 2012, respectively. As a percentage of non-performing loans and accruing troubled debt restructurings, the allowance for loan losses was 18.04% at December 31, 2013 compared to 13.54% at December 31, 2012. Net loan charge-offs amounted to $718,000 during the year ended December 31, 2013, compared to $1.2 million during the year ended December 31, 2012.
An analysis of the changes in the allowance for loan losses, non-performing loans and classified loans is presented under “— Risk Management — Analysis of Non-performing and Classified Assets” and “— Risk Management — Analysis and Determination of the Allowance for Loan Losses.”
Non-interest Income.   Total non-interest income increased by $54,000, or 28.5%, from $191,000 for the year ended December 31, 2012 to $246,000 for the year ended December 31, 2013. The increase was primarily due to an increase of $36,000, or 59.6%, in the cash surrender value of life insurance and a gain of $15,000 on sale of other real estate held for sale, compared to a loss on sale of other real estate held for sale of $19,000 during the year ended December 31, 2012.
Non-interest Expenses.   Total non-interest expenses increased by $490,000, or 11.8%, from $4.1 million for the year ended December 31, 2012 to $4.6 million for the year ended December 31, 2013. The increase in non-interest expenses was due primarily to a $482,000 increase in provision for loss on other real estate owned due to declines in appraised values of other real estate owned. Non-interest expenses also included an increase of $74,000, or 3.1%, in salaries and employee benefits due to the accrual of severance expenses related to the closing of branch offices, and a decrease of $99,000, or 56.4%, in advertising and marketing related expenses as we elected to reduce advertising for deposits in light of weak loan demand.
Income Tax Expense.   We recorded an income tax benefit of $500,000 and $139,000 during the years ended December 31, 2013 and 2012, respectively, reflecting losses incurred during those years. The effective tax rate for these respective periods were 35.1% and 46.4%.
Risk Management
Overview.   Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that we face are operational risk, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology, use of third-party vendors and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or income.
Credit Risk Management.   Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. We do not offer, and have not offered no-documentation mortgage loans or Alt A mortgage loans.
When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency by creating a loan strategy to restore the loan to current status. When the loan becomes 15 days past due, a late notice is sent to the borrower. Between 15 and 30 days past due, telephone calls are also made to the borrower, and we make efforts to work with the borrower to resolve the situation, including offering mediation. After 30 days, we regard the borrower in default. Between 30 and 45 days delinquent, borrowers with loans other than one- to four-family owner-occupied may be sent a letter from our attorney and we may commence collection proceedings. Borrowers with loans secured by one- to four-family owner-occupied properties are sent more stringent notices again at 60 and 90 days delinquent. At 120 days, if a current loan status or acceptable strategy is unable to be mutually agreed upon by borrower and Madison Bank of Maryland then the borrower is referred to our attorney and we may commence collection proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure auction. Management informs the board of directors monthly of the amount of loans delinquent more than 30 days, new/revised loan strategies, loans in foreclosure and property that we own.
Analysis of Non-performing and Classified Assets.   We consider repossessed assets, non-accrual loans and ground rents delinquent in excess of three years to be non-performing assets. Loans generally are placed on non-accrual status when they become 120 days delinquent. We may choose to consider loans from 90 to 119 days delinquent to be non-accrual, and generally do so except where a borrower has a history of periodically bringing a loan current after being 90 days or more delinquent. If the loan is less than 90 days delinquent, but information is brought to our attention that indicates the collection of interest is doubtful, the loan will immediately be considered non-accrual. When a loan is deemed non-accrual, the accrual of interest ceases and the allowance for any uncollectible accrued interest is established and charged against interest income. Typically, payments received on a non-accrual loan are first applied to unpaid interest and thereafter, in order, to escrow payments, the outstanding principal balance and late charges.
Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as other real estate owned until it is sold. When property is acquired it is recorded at the fair market value at the date of foreclosure less estimated selling costs. Any holding costs and declines in fair value after acquisition of the property result in charges against income.

The following table provides information with respect to our non-performing assets at the dates indicated.

	At June 30, 2014	At December 31,
(Dollars in thousands)		2013	2012
Non-accrual loans:
Residential, home equity lines of credit and consumer	$2,195	$3,042	$6,367
Non-residential	2,522	1,635	1,514
Construction and land	275	2,807	3,171
Total	4,992	7,484	11,052
Accruing loans past due 90 days or more:
Residential, home equity lines of credit and consumer	57	—	—
Total	57	—	—
Total of non-performing loans and accruing loans 90 days or more past due	5,049	7,484	11,052
Assets acquired through foreclosure	518	452	1,140
Ground rents	144	131	110
Total non-performing assets	5,711	8,067	12,302
Troubled debt restructurings accruing	5,629	2,441	943
Troubled debt restructurings accruing and total non-performing assets	$11,340	$10,508	$13,245
Total of non-performing loans and accruing loans past due 90 days or more to total loans	4.53%	6.47%	9.13%
Total non-performing loans to total assets	3.54	5.18	7.16
Total non-performing assets to total assets	4.05	5.58	7.97
Total non-performing loans and accruing troubled debt restructurings to total assets	7.54	6.86	7.77
Total non-performing assets and accruing troubled debt restructurings to total assets	8.05	7.27	8.58

The following table provides information with respect to partial charge-offs on non-performing loans and accruing troubled debt restructurings at the dates indicated.

	At June 30, 2014	At December 31,
(Dollars in thousands)		2013	2012
Total non-performing loans	$5,049	$7,484	$11,052
Less partially charged off non-performing loans	2,663	2,355	4,253
Adjusted non-performing loans	$2,386	$5,129	$6,799
Total non-performing loans and accruing troubled debt restructurings	$10,678	$9,925	$11,995
Less partially charged off non-performing loans and accruing troubled debt restructurings	4,522	3,344	4,253
Adjusted non-performing loans and accruing troubled debt restructurings	$6,156	$6,581	$7,742
Adjusted non-performing loans to total assets	1.69%	3.55%	4.40%
Adjusted non-performing loans and accruing troubled debt restructurings to total assets	4.37	4.55	5.02
Allowance for loan losses to adjusted non-performing loans and accruing troubled debt restructurings at the end of period	26.36	27.20	20.95

At June 30, 2014, non-accrual loans consisted of 25 residential mortgage loans totaling $2.1 million, six non-residential loans totaling $2.5 million, two construction and land loans totaling $275,000 and three home equity lines of credit totaling $138,000. The decrease in non-performing loans at June 30, 2014 as compared to December 31, 2013 is primarily the result of two land loans returning to accrual status during the six months ended June 30, 2014. At June 30, 2014, we had $57,000 of accruing loans 90 or more delinquent, which consisted of one residential mortgage loan. We had no loans 90 days or more but still accruing at December 31, 2013 or 2012.
At June 30, 2014, our largest non-performing loan relationships consisted of the following:
•
  A $1.1 million loan secured by a first mortgage on a church in Baltimore City. We restructured the loan to reduce the interest rate on the loan, and this loan was considered non-accrual at June 30, 2014 as the borrower had not made six consecutive monthly payments under the restructured terms. We also had a $67,000 loan secured by a third mortgage on this church. The loan secured by the third mortgage was accruing at June 30, 2014, and we receive certain rental payments that are paid directly to us to meet the debt service requirements on that loan.
•
  A relationship consisting of seven residential mortgage loans totaling $929,000 secured by six single-family investment properties located in Baltimore City. We commenced foreclosure proceedings on two of these loans totaling $225,000, and, as a result of the foreclosure auction, the property securing the loans is under contract for sale. If the sale is completed, we expect to recover substantially all of the outstanding loan balances on those two loans. The borrower has brought the remaining five loans, totaling $704,000 at June 30, 2014, current, and we have assignments of rent that generally are sufficient to keep the loans current on an ongoing basis.
•
  Two loans totaling $734,000 secured by a strip shopping center and an adjacent building in Carroll County, Maryland. We have instituted foreclosure proceedings and expect the sale to settle in the first quarter of 2015. During the quarter ended September 30, 2014, we recognized a provision for loss of $39,000.
We occasionally modify loans to extend the term or make other concessions to help borrowers stay current on their loans and to avoid foreclosure. We do not forgive principal or interest on loans but have modified the interest rates on loans to rates that are below market rates. In the case of non-residential mortgage loans or large residential mortgage loans, before agreeing to modify a loan, we perform a financial analysis of the borrower to determine that the borrower will be able to comply with the terms of the loan as restructured. At June 30, 2014 and December 31, 2013 and 2012, we had $5.6 million, $2.4 million and $942,000, respectively, in modified loans, which are also referred to as troubled debt restructurings, on which we continue to accrue interest.
If a loan is in non-accrual status at the time we restructure it and classify the restructure as a troubled debt restructuring, it is our policy to maintain the loan as non-accrual until we receive six payments under the restructured terms.
At June 30, 2014, our largest accruing troubled debt restructured loan was a $2.5 million land loan secured by multiple waterfront lots in Queen Anne’s County on the Eastern shore of the Chesapeake Bay. Because of difficulties experienced by the borrower, we restructured this loan to lower the interest rate and defer outstanding amounts, and the borrower has made payments in accordance with the restructured terms, so the loan was considered accruing at June 30, 2014. At June 30, 2014, the borrower had a second loan with an outstanding balance of $55,000 secured by the same property. The borrower is seeking to sell the property securing these loans.
At June 30, 2014, accruing troubled debt restructurings also included two loans secured by residential property in Queen Anne’s County, Maryland. One loan was a $607,000 loan secured by a first mortgage, and the second loan was a home equity line of credit with an outstanding balance of $751,000 secured by a second mortgage on the property. We agreed to restructure the first mortgage loan and defer outstanding amounts. The borrower was in compliance with the terms of both loans at June 30, 2014, and the loans were accruing at that date. The property is listed for sale.
Interest income that would have been recorded for the six months ended June 30, 2014 and the year ended December 31, 2013 had non-accrual loans been current according to their original terms, amounted to approximately $66,000 and $310,000, respectively. Interest income of $196,000 and $242,000 related to non-accrual loans was included in interest income for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively.
At June 30, 2014, we had $518,000 of other real estate owned, consisting of three one- to four-family residential properties located in Baltimore City and Harford County and six lots located in Baltimore and Harford counties.
Classified Assets.   Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of the Comptroller of the Currency has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weakness and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets that do not currently expose an institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving close attention.
The following table shows the aggregate amounts of our classified and criticized assets at the dates indicated.

	At June 30, 2014	At December 31,
(In thousands)		2013	2012
Special mention assets	$2,856	$4,640	$2,768
Substandard assets	8,202	7,995	12,192
Total criticized and classified assets	$11,058	$12,635	$14,960

Classified and criticized assets include loans that are classified due to factors other than payment delinquencies, such as lack of current financial statements and other required documentation, insufficient cash flows or other deficiencies, and, therefore are not included as non-performing assets. Other than as disclosed in the above tables, there are no other loans where management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms. Also included in classified and criticized assets are other real estate owned properties of $518,000, $452,000 and $1.1 million, respectively, at June 30, 2014 and December 31, 2013 or 2012.
At June 30, 2014, our five largest classified asset lending relationships totaled $6.8 million, which represented 61.2% of classified assets. Of our remaining classified assets, none had a book value in excess of $388,000. At June 30, 2014, our five largest classified asset lending relationships consisted of the following:
•
  A $2.6 million lending relationship secured by waterfront property in Queen Anne’s County on the Eastern shore of the Chesapeake Bay (see “— Analysis of Non-performing and Classified Assets” for additional information regarding this lending relationship);
•
  A residential mortgage loan and home equity line of credit totaling $1.4 million secured by a residential property in Queen Anne’s County, Maryland (see “— Analysis of Non-performing and Classified Assets” for additional information regarding this lending relationship);
•
  A $1.2 million relationship consisting of two loans secured by a church in Baltimore City (see
  “— Analysis of Non-performing and Classified Assets” for additional information regarding this lending relationship);
•
  A relationship consisting of seven residential mortgage loans totaling $929,000 secured by six single-family investment properties located in Baltimore City (see “— Analysis of Non-performing and Classified Assets” for additional information regarding this lending relationship); and
•
  Two loans totaling $734,000 secured by a strip shopping center and an adjacent building in Carroll County, Maryland (see “— Analysis of Non-performing and Classified Assets” for additional information regarding this lending relationship).

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

						At December 31,
	At June 30, 2014					2013				2012
	30 − 89 Days		90 Days or More			30 − 89 Days		90 Days or More		30 − 89 Days		90 Days or More
(Dollars in thousands)	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans		Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
Residential, home equity lines of credit and consumer	12	$560	18	$1,439		32	$2,051	34	$2,659	18	$1,958	37	$3,288
Non-residential	—	—	3	1,023		3	729	1	273	3	177	2	1,243
Construction and land	—	—	1	128		1	239	2	183	0	—	7	3,171
Total	12	$560	22	$2,590	(1)	36	$3,019	37	$3,115	21	$2,135	46	$7,702

(1)
  Does not include troubled debt restructured loans that were current on their restructured payment terms but where the loan continues to be non-accrual.
Analysis and Determination of the Allowance for Loan Losses
The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis, and any adjustments must be approved quarterly by the board of directors. When additional allowances are necessary, a provision for loan losses is charged to earnings. Our methodology for assessing the appropriateness of the allowance for loan losses is reviewed periodically by the board of directors. The board of directors also reviews the allowance for loan losses established on a quarterly basis.
General Valuation Allowance.   We establish a general valuation allowance for loans that should be adequate to reserve for the estimated credit losses inherent in each segment of our loan portfolio, given the facts and circumstances as of the valuation date for all loans in the portfolio that have not been classified. The allowance is based on our average annual rate of net charge offs experienced over the previous two years on each segment of the portfolio and is adjusted for current qualitative factors. If historical loss data is not available for a segment, the estimates used will be based on various components such as industry averages. For purposes of determining the estimated credit losses, the loan portfolio is segmented as follows: (i) residential first mortgage real estate loans; (ii) residential second mortgage real estate loans; (iii) residential home equity lines of credit; (iv) commercial loans; (v) construction loans; (vi) land loans; and (vii) consumer loans. Qualitative factors that are considered in determining the adequacy of the allowance for loan losses are as follows: (i) trends of delinquent and non-accrual loans; (ii) economic factors; (iii) concentrations of credit; (iv) changes in the nature and volume of the loan portfolio; and (v) changes in lending staff and loan policies. We do not record allowances for impaired loans in our general allowance; however, the balances of impaired loans are included in the other categories of our allowance for loan losses until an updated appraisal is received when measured individually.
Specific Valuation Allowance.    Specific valuation allowances are only established for non-collateral dependent troubled-debt restructured loans and are established at the modification date of the troubled loan. The specific valuation allowance is computed as the excess of the loan’s expected cash flow based on the remaining original loan terms and the expected cash flow of the corresponding modified loan discounted at the original loan rate. As long as the borrower performs under the terms of the modification agreement, on a monthly basis we recalculate the specific valuation using the discounted cash-flow method described above. If the borrower fails to perform under the modification agreement, we will treat the loan as a collateral dependent and measure the loss by using the fair value of the collateral less disposition costs.
Losses on non-modified loans are charged-off in the month the loss is measured. Non-modified loans are measured for loss at the point the loan becomes 90 to 120 days delinquent or at maturity if an extension is requested. We obtain a third party appraisal to determine the fair value of the collateral. We measure these loans for loss by using the fair value of collateral less disposition costs method and if any loss is determined it is charged off directly. Subsequently, these loans are re-evaluated at least annually by obtaining an updated third party appraisal to determine if there should be any further loss recognition.

All other adversely classified loans as well as special mention and watch loans are reviewed monthly. Our historical loss experience in each category of loans is utilized in determining the allowance for that group. The determined loss factor in each loan category may be adjusted for qualitative factors as determined by management.
Unallocated Valuation Allowance.    Our allowance for loan losses methodology also includes an unallocated component to reflect the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the loan portfolio.
The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

	At June 30, 2014			At December 31,
				2013			2012
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
Residential, home equity lines of credit and consumer	$1,470	90.59%	85.27%	$1,586	88.60%	85.22%	$1,405	86.50%	83.95%
Non-residential	86	5.32	9.73	127	7.07	9.45	131	8.09	10.37
Construction and land	67	4.09	5.00	77	4.33	5.33	88	5.41	5.68
Total	$1,623	100.00%	100.00%	$1,790	100.00%	100.00%	$1,624	100.00%	100.00%

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that the Office of the Comptroller of the Currency, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses. The Office of the Comptroller of the Currency may require us to increase our allowance for loan losses based on judgments different from ours. While management believes it has established the allowance for loan losses in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future Madison Bank of Maryland’s regulators or the economic environment will not require further increases in the allowance. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operation.
Analysis of Loan Loss Experience.    The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
(Dollars in thousands)	2014	2013	2013	2012
Allowance at beginning of period	$1,790	$1,624	$1,624	$2,407
Charge-offs:
Residential, home equity lines of credit and consumer	(70)	(20)	(663)	(673)
Non-residential	—	—	—	—
Construction and land loans	(87)	(34)	(103)	(488)
Total charge-offs	(157)	(54)	(766)	(1,161)
Recoveries	1	—	48	2
Net charge-offs	(156)	(54)	(718)	(1,159)
(Reversal) provision for loan losses	(11)	4	884	376
Allowance at end of period	$1,623	$1,574	$1,790	$1,624
Allowance for loan losses to non-performing loans and accruing troubled debt restructurings at end of period	15.28%	14.80%	18.04%	13.54%
Allowance for loan losses to total loans at end of period	1.46%	1.33%	1.55%	1.34%
Net charge-offs to average loans outstanding during the period	.14%	.05%	.61%	.97%

A loan is considered past due or delinquent when a contractual payment is not paid on the day it is due. Loans generally are placed on non-accrual status when they become 120 days delinquent. We may choose to consider loans from 90 to 119 days delinquent to be non-accrual, and generally do so except where a borrower has a history of periodically bringing a loan current after being 90 days or more delinquent. A loan is considered impaired when, based on current information and events, it is probable that Madison Bank of Maryland will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis. If the loan is deemed collateral dependent the impairment is measured on the net realizable value of the collateral. If loan repayment is not deemed collateral dependent, impairment is measured on the net present value of the expected discounted future cash flows. Impaired loans totaled $10.9 million as of June 30, 2014 and was comprised of 36 loans that were all 90 days or more delinquent. See note 4 of notes to consolidated financial statements.
We measure an impaired loan for loss in the following ways:
•
  Collateral dependent loans are measured for loss at the point the loan becomes 90 to 120 days delinquent or at maturity if an extension is requested. We obtain a third party appraisal to determine the fair market value of the collateral. We measure these loans for loss by using the fair value of collateral less disposition costs method and if any loss is determined it is charged off directly. Subsequently, these loans are re-evaluated at least annually by obtaining an updated third party appraisal to determine if there should be any further loss recognition.
•
  Non-collateral dependent loans are measured for loss at the point the loan becomes 90 to 120 days delinquent. If there are no work-out arrangements, we will treat the loan as a collateral dependent loan and measure for loss as stated above. If any loss is determined, it is our policy to charge off this loss directly. If there is a work-out arrangement, the loan will be measured for loss using the present value of discounted cash flows method, and if a loss is measured, a specific reserve is established. As long as the borrower performs under the terms of the work-out arrangement, no further measurement for loss is performed. If the borrower would fail to perform under the work-out arrangement, we will treat the loan as a collateral dependent loan and measure for loss as stated above.
During the six months ended June 30, 2014 and 2013 and the years ended December 31, 2013 and 2012, we had net charge-offs totaling $156,000, $54,000, $718,000 and $1.2 million, respectively.
Interest Rate Risk Management.   We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk emphasizes adjusting our loan mix by originating fixed-rate loans with shorter maturities and adjusting our investment portfolio mix and duration. Specifically, while we do not originate adjustable-rate residential mortgage loans, over the past several years we have sought to shorten the average term of our loan portfolio by emphasizing the origination of residential fixed-rate loans with seven-to 15-year terms. At June 30, 2014, we also had $3.9 million of interest-bearing deposits in other banks that reprice in the very near term. With respect to liabilities, we have had some success in the current low interest rate environment in increasing our longer-term certificates of deposit, as our customers have been willing to purchase longer-term certificates of deposit in exchange for increased yield, while, conversely, decreasing our short-term certificates of deposit.

We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.
We have an Asset/Liability Management Committee, which includes members of senior management and one non-management director, to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.
Our goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest and net income.
Economic Value at Risk Analysis.   We currently utilize economic value at risk analysis to review our level of interest rate risk. This analysis measures interest rate risk by capturing changes in the economic value of assets and liabilities, based on a range of assumed changes in market interest rates. Economic value represents the market value of our assets and liabilities. These analyses assess the risk of loss in market risk-sensitive instruments in the event of a sudden and sustained 100 to 500 basis point increase or 10 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement.
The following table presents the change in the economic value of our assets and liabilities at June 30, 2014 that would occur in the event of an immediate change in interest rates based on assumptions we consider to be reasonable, with no effect given to any steps that we might take to counteract that change.

	Book Value at June 30, 2014	Economic Value at June 30, 2014	Estimated Economic Value Assuming Basis Point Change in Rates
(Dollars in thousands)			-10 bp	+100 bp	+200 bp	+300 bp	+400 bp	+500 bp
Assets:
Cash	$3,892	$3,892	$3,892	$3,892	$3,892	$3,892	$3,892	$3,892
Federal funds sold and due from banks	3,855	3,855	3,855	3,852	3,848	3,845	3,842	3,839
Investment securities	15,221	15,270	15,200	14,332	13,431	12,590	11,791	11,041
Loans receivable, net	109,004	104,168	106,342	98,589	93,234	87,911	82,532	77,185
Other	8,901	8,901	8,902	8,900	8,907	8,916	8,927	8,936
Total	140,873	136,086	138,191	129,565	123,312	117,154	110,984	104,893
Liabilities:
Savings, demand and money market deposits	39,174	34,955	35,132	33,278	31,744	30,351	29,043	27,852
Small time deposits(1)	37,662	37,829	37,884	37,289	36,763	36,290	35,750	35,263
Large time deposits(1)	27,169	27,233	27,268	26,878	26,531	26,216	25,860	25,535
Federal Home Loan Bank of Atlanta advances	17,750	18,161	18,201	17,763	17,378	17,017	16,647	16,299
Other	510	510	506	500	498	498	498	498
Total	122,265	118,688	118,991	115,708	112,914	110,372	107,798	105,447
Total equity	$18,608	$17,398	$19,200	$13,857	$10,398	$6,782	$3,186	$(554)
Percentage depreciation in equity value			10.36%	(20.35)%	(40.23)%	(61.02)%	(81.69)%	(103.18)%
Recommended maximum decline(2)			15.00	(15.00)	(20.00)	(25.00)	(30.00)	(35.00)
Economic value to book value assets		93.50%	103.18	74.47	55.88	36.45	17.12	(2.97)
Equity to assets		12.78	13.89	10.69	8.43	5.79	2.87	(.53)

(1)
  Small time deposits are certificates of deposit of under $100,000. Certificates of deposit equal to or exceeding this amount are large time deposits.
(2)
  As recommended by the board of directors.
We use various assumptions in assessing interest rate risk. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if there is a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table. Prepayment rates can have a significant impact on interest income. Because of the large percentage of loans and mortgage-backed securities we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe these assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.
Liquidity Management.   Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds available to meet short-term liquidity needs consist of deposit inflows, loan repayments and maturities and sales of investment securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.
We regularly adjust our investments in liquid assets available to meet short-term liquidity needs based upon our assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and securities, and (iv) the objectives of our asset/liability management policy. We do not have long-term debt or other financial obligations that would create long-term liquidity concerns.
Our most liquid assets are cash and cash equivalents and interest-bearing deposits. The level of these assets depends on our operating, financing, lending and investing activities during any given period. At June 30, 2014, cash and cash equivalents totaled $5.0 million. Securities classified as available-for-sale, amounting to $605,000 at June 30, 2014, provide an additional source of liquidity. In addition, at June 30, 2014, we had the ability to borrow a total of approximately $28.8 million from the Federal Home Loan Bank of Atlanta. At June 30, 2014, we had $17.7 million in Federal Home Loan Bank advances outstanding. In addition, we maintain a $2.5 million line of credit with another bank. No amounts were outstanding under such line of credit at June 30, 2014.
At June 30, 2014, we had no in commitments to extend credit outstanding. Certificates of deposit due by December 31, 2014 totaled $20.3 million, or 31.3% of certificates of deposit. We believe the large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods due to the recent low interest rate environment and local competitive pressures. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2014. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.
The following table presents certain of our contractual obligations as of June 30, 2014.

(In thousands)	Total	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years
Contractual obligations:
Certificates of deposit	$64,831	$20,267	$34,827	$8,456	$1,281
Operating lease obligations	1,001	109	309	252	331
Federal Home Loan Bank of Atlanta advances and other borrowings	17,750	3,000	6,750	8,000	—
Severance and deferred compensation	67	67	—	—	—
Post-retirement benefits	425	—	182	42	201
Total	$84,074	$23,443	$42,068	$16,750	$1,813

Our primary investing activities are the origination of loans and the purchase of investment securities. Our primary financing activity is activity in deposit accounts. Deposit flows are affected by the overall level of interest rates, the interest rates and product offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. Occasionally, we offer promotional rates on certain deposit products to attract deposits.
Financing and Investing Activities
Capital Management.   We are subject to various regulatory capital requirements administered by the Office of the Comptroller of the Currency, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2014, we exceeded all of our regulatory capital requirements and were considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision — Federal Banking Regulation — Capital Requirements,” “Regulatory Capital Compliance” and note 11 of the notes to consolidated financial statements included in this prospectus.
The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from the offering, resulting in increased net interest-earning assets and income. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. Following the offering, we may use capital management tools such as cash dividends and common share repurchases. However, under Office of the Comptroller of the Currency regulations, we will not be allowed to repurchase any shares during the first year following the offering, except to fund the restricted stock awards under the equity benefit plan after its approval by shareholders, unless extraordinary circumstances exist and we receive regulatory approval.
Off-Balance Sheet Arrangements.   In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, unused lines of credit and letters of credit.
For the six months ended June 30, 2014 and the years ended December 31, 2013 and 2012, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.
Impact of Recent Accounting Pronouncements
In July 2013, the FASB issued ASU No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists”, which provides that an unrecognized tax benefit, or a portion thereof, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except to the extent that a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date to settle any additional income taxes that would result from disallowance of a tax position, or the tax law does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, then the unrecognized tax benefit should be presented as a liability. These amendments in this ASU was effective for Madison Bank of Maryland on January 1, 2014.
In January 2014, the FASB issued ASU No. 2014-4, “Receivables — Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force)”. The guidance clarifies when an “in substance repossession or foreclosure” occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, such that all or a portion of the loan should be derecognized and the real estate property recognized. ASU 2014-04 states that a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure, or the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. The amendments of ASU 2014-04 also require interim and annual disclosure of both the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure. The amendments of ASU 2014-04 are effective for Madison Bank of Maryland on January 1, 2015, and may be applied using either a modified retrospective transition method or a prospective transition method as described in ASU 2014-04. Madison Bank of Maryland will evaluate these amendments but does not believe they will have an impact on its financial position or results of operations.
In August 2014, FASB issued ASU-2014-14, “Receivables — Troubled Debt Restructurings by Creditors (Subtopic 310-40): Classification of Certain Government — Guaranteed Mortgage Loans upon Foreclosure”. The guidance requires that a government-guaranteed mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if the following conditions are met: the loan has a government guarantee that is not separable from the loan before foreclosure; at the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim; and at the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. The amendments of ASU-2014-14 will be effective for Madison Bank of Maryland on January 1, 2015 and may be applied using either a prospective transition method or a modified retrospective transition method as described in ASU-2014-14. Madison Bank of Maryland will evaluate these amendments but does not believe they will have an impact on its financial position or results of operations.
Effect of Inflation and Changing Prices
The consolidated financial statements and related financial data presented in this prospectus have been prepared according to generally accepted accounting principles in the United States, which require the measurement of financial positions and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

OUR MANAGEMENT
Board of Directors
The board of directors of MB Bancorp and Madison Bank of Maryland are each comprised of eight persons who are elected for terms of three years, approximately one-third of whom are elected annually. The same individuals comprise the boards of directors of MB Bancorp and Madison Bank of Maryland.
Six of our eight directors are independent under the current listing standards of the NASDAQ Stock Market. The two directors who are not independent under such standards are Julia A. Newton, who serves as President and Chief Executive Officer of MB Bancorp and Madison Bank of Maryland, and Lawrence W. Williams, who serves as Senior Executive Vice President of MB Bancorp and Madison Bank of Maryland.
Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of August 31, 2014. The starting year of service as a director relates to service on the board of directors of Madison Bank of Maryland.
The following directors have terms ending in 2014:
Barry A. Kuhne has been the Owner/President of Signature Healthcare, a provider of home medical equipment and respiratory services in Hunt Valley, Maryland, since 1998. He also is the owner of Benefit Systems Management, a third-party medical and pension benefits administrator, where he served as President from 1982 to June 2011. Age 69. Director since 1996.
Mr. Kuhne provides the Board with significant strategic, operational and management knowledge through his experience as President of Signature Healthcare. In addition, Mr. Kuhne’s strong leadership skills and strategic vision have made him a significant contributor to the board of directors.
Julia A. Newton has been the President and Chief Executive Officer of Madison Bank of Maryland since January 2013. She served as Senior Vice President and Compliance Officer of Madison Bank of Maryland from September 2000 until being named President and Chief Executive Officer. Age 51. Director since 2009.
Ms. Newton’s over 33 years of banking experience, including 14 years with Madison Bank of Maryland, have provided her with strong leadership and managerial skills, as well as a deep understanding of the financial industry. In addition, Ms. Newton’s knowledge of all aspects of our business and its history, combined with her success and strategic vision, position her well to serve as our President and Chief Executive Officer.
The following directors have terms ending in 2015:
John Fiorini retired in February 2000. Prior to retirement, Mr. Fiorini was the owner of John Fiorini, Inc., a residential home builder in Hyde, Maryland. Age 76. Director since 1996.
Mr. Fiorini’s extensive management experience having been a builder and business owner in our market area for many years has afforded him with leadership skills that are valuable to the Board. His knowledge of our market area greatly assists us in our marketing efforts.
William D. Schmidt, Sr. was the owner of A&S Trucking Service, Inc., a trucking company based in Hunt Valley, Maryland, until his retirement in April 2009. Age 73. Director since 1993.
Mr. Schmidt provides extensive leadership and managerial expertise from his many years as a business owner. His experience with risk management, strategic planning and knowledge of our market area makes him a vital component to our board.
Douglas S. Wilson has been the owner of Douglas S. Wilson & Company, CPA’s, an accounting firm in Aberdeen, Maryland, since 1981. He also served as the Mayor of Aberdeen, Maryland from April 1998 to November 2005. Age 61. Director since 2000.
Mr. Wilson has lived in Madison Bank of Maryland’s market area his entire life and has developed extensive ties within. Additionally, Mr. Wilson’s management experience as business owner of his accounting firm in the local area have provided him with leadership experience and expertise that is valuable to the board of directors.

The following director has a term ending in 2016:
Michael Nobile has been the General Manager of Harley-Davidson motorcycle retail dealers since January 2007. Age 64. Director since 1999.
Having lived and operated businesses in the greater Baltimore and surrounding areas for his entire life, Mr. Nobile provides extensive knowledge of Madison Bank of Maryland’s market area. Mr. Nobile’s extensive leadership and managerial skills make him a vital component to a well-rounded board.
James R. Vittek was the owner of an electrical firm in Baltimore County, Maryland until his retirement in 2006. Age 80. Director since 1983.
Mr. Vittek has lived and operated his business in the greater Baltimore area his entire life. His extensive knowledge of our market area and its history, combined with his leadership skills makes him valuable to the board.
Lawrence W. Williams has been with Madison Bank of Maryland since September 2001, serving as President and Chief Executive Officer from April 2002 to December 2012. At that time, he retired as President and Chief Executive Officer of Madison Bank of Maryland but continued his service as Senior Executive Vice President. He was named Chairman of the Board of Directors of Madison Bank of Maryland in August 2014 and also serves as the Chairman of the Board of Directors of MB Bancorp. Age 60. Director since 2000.
Through his affiliation with Madison Bank of Maryland for over 13 years and with over 39 years in the banking industry, Mr. Williams brings in-depth knowledge and understanding of the banking business and our history, operations and customer base. In addition, Mr. Williams has been a resident of our market area for many years and is an active member of the community. Mr. Williams’ active involvement in the community has helped him establish a network of contacts that greatly assists us in our marketing efforts.
Executive Officers
The executive officers of MB Bancorp and Madison Bank of Maryland are elected annually by the board of directors and serve at the board’s discretion. The executive officers of MB Bancorp and Madison Bank of Maryland are:

Name	Position
Julia A. Newton	President and Chief Executive Officer of MB Bancorp and Madison Bank of Maryland
Lawrence W. Williams	Senior Executive Vice President of MB Bancorp and Madison Bank of Maryland
Lisa M. McGuire-Dick	Senior Vice President of MB Bancorp and Madison Bank of Maryland
Robin L. Taylor	Vice President and Chief Financial Officer of MB Bancorp and Madison Bank of Maryland

Below is information regarding our other executive officers who are not also directors. Each individual has held her current position for at least the last five years, unless otherwise stated. Ages presented are as of August 31, 2014.
Lisa M. McGuire-Dick has been with Madison Bank of Maryland since October 2004 serving as Vice President until March 2014 when she was named Senior Vice President. She is responsible for our Human Resources department. Age 49.
Robin L. Taylor has been with Madison Bank of Maryland since January 2003, serving as Controller until July 2014 when she was named Vice President and Chief Financial Officer. Age 53.

Meetings and Committees of the Board of Directors
We conduct business through meetings of our board of directors and its committees. During the year ended December 31, 2013, the board of directors of Madison Bank of Maryland met 12 times. As MB Bancorp was incorporated in August 2014, the board of directors of MB Bancorp did not meet during the year ended December 31, 2013.
In connection with the formation of MB Bancorp, the board of directors established Audit, Compensation and Nominating Committees.
The Audit Committee consists of Douglas S. Wilson, CPA, Barry A. Kuhne and Michael Nobile. The Audit Committee is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Each member of the Audit Committee is independent in accordance with the listing standards of the NASDAQ Stock Market. The board of directors of MB Bancorp has designated Douglas S. Wilson as an audit committee financial expert under the rules of the Securities and Exchange Commission.
The Compensation Committee consists of Douglas, S. Wilson, William D. Schmidt, Sr. and Michael Nobile. The Compensation Committee is responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning. Each member of the Compensation Committee is independent in accordance with the listing standards of the NASDAQ Stock Market.
The Nominating Committee consists of James R. Vittek, John Fiorini and William D. Schmidt, Sr. The Nominating Committee is responsible for identifying individuals qualified to become board members and recommending a group of nominees for election as directors at each annual meeting of shareholders, ensuring that the board and its committees have the benefit of qualified and experienced independent directors, and developing a set of corporate governance policies and procedures. Each member of the Nominating Committee is independent in accordance with the listing standards of the NASDAQ Stock Market.
Each of MB Bancorp’s committees listed above operates under a written charter, which governs its composition, responsibilities and operations.
Corporate Governance Policies and Procedures
In addition to having established committees of the board of directors, MB Bancorp has also adopted certain policies to govern the activities of both MB Bancorp and Madison Bank of Maryland, including a code of business conduct and ethics.
The code of business conduct and ethics, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Summary Compensation Table
The following information is furnished for our principal executive officer and the next most highly compensated executive officer whose total compensation for the year ended December 31, 2013 exceeded $100,000. These individuals are referred to in this prospectus as “named executive officers.”

Name and Principal Position	Year	Salary	Bonus(2)	All Other Compensation(3)	Total
Julia A. Newton President and Chief Executive Officer and Director	2013	$105,100	$—	$10,667	$115,767
	2012	79,296	3,108	9,930	92,334
Lawrence W. Williams Senior Executive Vice President and Director	2013	105,100	—	10,680	115,780
	2012	103,335	4,042	10,698	118,075
Vickilynn R. Zimmerman Executive Vice President – Chief Financial Officer and Treasurer and Director(1)	2013	102,000	—	10,602	112,602
	2012	101,308	3,923	10,649	115,880

(1)
  Ms. Zimmerman transferred to a position as our Community Reinvestment Act Officer and Vice President in charge of Business Development in July 2014 and is no longer an executive officer. She resigned as a director in July 2014.
(2)
  Bonuses are awarded at the discretion of the board of directors based on Madison Bank of Maryland’s profitability during the year and/or perceived need to retain employees. During 2012, the board of directors awarded bonuses totaling two weeks salary to all employees, including executive officers. For 2013, the board of directors did not award bonuses to executive officers and awarded only nominal bonuses to employees.
(3)
  Details of the amounts disclosed in the “All Other Compensation” column are provided in the table below:

	Ms. Newton	Mr. Williams	Ms. Zimmerman
Employer safe harbor contribution to 401(k) plan	$3,167	$3,180	$3,102
Directors fees(a)	7,500	7,500	7,500
Total	$10,667	$10,680	$10,602

(a)
  Following the completion of the conversion, we intend to eliminate the payment of directors fees to executive officers who serve as directors. In connection with this, we expect to increase the compensation of our two executive officers currently serving as directors by an amount substantially equal to the director fees they earn in 2014.
Employment Agreements and Change in Control Agreements
Employment Agreements.   Madison Bank of Maryland does not currently maintain employment agreements with any of its employees. Upon completion of the offering, Madison Bank of Maryland and MB Bancorp will enter into employment agreements with Julia A. Newton and Lawrence W. Williams. Our continued success depends to a significant degree on the skills and competence of these officers, and the employment agreements are intended to ensure that we maintain a stable management base following the offering.
The employment agreements will each provide for three-year terms, subject to annual renewal by the board of directors for an additional year beyond the then-current expiration date. The initial base salaries under the employment agreements will be $105,100 for both Ms. Newton and Mr. Williams. The agreements will also provide for participation in employee benefit plans and programs maintained for the benefit of employees and senior management personnel, including incentive compensation, health and welfare benefits, retirement benefits and certain fringe benefits as described in the agreements.

Upon termination of any of the executive’s employment for “cause,” as defined in the agreement, the executive will receive no further compensation or benefits under the agreement. If we terminate the executive for reasons other than cause, or if the executive resigns after the occurrence of specified circumstances that constitute constructive termination, referred to in the agreement as a termination for “good reason,” the executive will continue to receive his base salary for the remaining unexpired term of the agreement.
Under each of the employment agreements, if, in connection with or following a change in control (as described in the agreements), we terminate the executive without cause or if the executive terminates employment voluntarily under certain circumstances specified in the agreement, he will receive a severance payment equal to 2.99 times his or her average annual taxable compensation for the five preceding taxable years. In addition, the executive will receive continued coverage under our medical and dental insurance programs for 36 months.
Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and we would not be entitled to deduct such amount. The agreements will provide for the reduction, at the election of the executives, of change in control payments to the executives to the extent necessary to ensure that they will not receive “excess parachute payments,” which otherwise would result in the imposition of an excise tax.
Upon termination of employment without cause or for good reason (other than termination in connection with a change in control), each executive will be required to adhere to a one-year non-competition restriction.
We will agree to pay all reasonable costs and legal fees of the executives in relation to the enforcement of the employment agreements, provided the executives succeed on the merits in a legal judgment, arbitration proceeding or settlement. The employment agreements also provide for indemnification of the executives to the fullest extent legally permissible.
Change in Control Agreements.   Upon completion of the offering, Madison Bank of Maryland will enter into change in control agreements with Lisa M. McGuire-Dick and Robin L. Taylor. Each change in control agreement will have a two-year term, subject to renewal by the board of directors for an additional year beyond the then current expiration date. If, following a change in control of Madison Bank of Maryland or MB Bancorp, either party or their successors terminates the employment of an individual who has entered into a change in control agreement for reasons other than for cause, or if the individual voluntarily resigns upon the occurrence of circumstances specified in the agreements, the officer will receive a severance payment under the agreements equal to 18 month’s base compensation. In addition to the cash severance payment, the executive would receive continued health and dental insurance coverage for 12 months following termination of employment. The change in control agreements limit payments made to the executives in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G.
Benefit Plans
401(k) Plan.   We maintain the Madison Bank of Maryland 401(k) Profit Sharing Plan, a tax-qualified defined contribution plan, for all employees of Madison Bank of Maryland who satisfy the plan’s eligibility requirements. Employees age 18 and over are eligible to participate in the plan on the Plan entry date that coincides with or next follows the date they complete one year of employment. Eligible employees may contribute up to 100% of their compensation to the plan on a pre-tax basis, subject to limitations imposed by the Internal Revenue Code. For 2014, the salary deferral contribution limit is $17,500; provided, however, that participants over age 50 may contribute an additional $5,500 to the plan. Participants are always 100% vested in their salary deferral contributions. In addition, the 401(k) plan provides for discretionary employer contributions and a 3% safe harbor contribution. Participants have individual accounts under the plan and may direct the investment of their accounts among a variety of investment funds. In connection with the offering, we expect to add another investment alternative, the MB Bancorp, Inc. Stock Fund (the “Stock Fund”), which will permit participants to use their 401(k) plan funds to purchase MB Bancorp common stock in the offering as an investment under the 401(k) plan.

Unlike the employee stock ownership plan, the 401(k) plan does not have priority subscription rights to purchase common stock in the offering. A 401(k) plan participant who elects to purchase common stock in the offering through self-directed purchases within the plan will receive the same subscription priority, and be subject to the same purchase limitations, as if the participant had elected to purchase the common stock using funds outside the plan. See “The Conversion and Stock Offering — Subscription Offering and Subscription Rights” and “— Limitations on the Purchase of Shares.” The Stock Fund trustee will purchase common stock in the offering on behalf of plan participants, to the extent that shares are available. Participants will direct the trustee regarding the voting of shares purchased for their plan accounts through the Stock Fund.
Employee Stock Ownership Plan.   In connection with the conversion, Madison Bank of Maryland has adopted an employee stock ownership plan for eligible employees. Eligible employees who are employed by Madison Bank of Maryland as of the closing date of the conversion will become participants in the plan as of the plan’s effective date. Employees hired after the closing date of the conversion will participate in the employee stock ownership plan as of the plan entry date following or coincident with their completion of one year of service.
Julia A. Newton, Lawrence W. Williams and Lisa McGuire-Dick will serve as trustees of the employee stock ownership plan. The trustees, on behalf of the employee stock ownership plan, will subscribe for up to 8% of the number of shares of common stock sold in the conversion 108,800, 128,000, 147,200 and 169,280 shares at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively). The purchase of common stock by the employee stock ownership plan in the offering will comply with all applicable conversion regulations. The trustees will fund the stock purchase for the plan through a loan from MB Bancorp equal to 100% of the aggregate purchase price of the common stock. The plan will repay the loan principally through contributions to the employee stock ownership plan by Madison Bank of Maryland and any dividends paid on unallocated common stock held by the plan over an expected 15-year term of the loan. We anticipate that the interest rate will be fixed at the prime rate, as published in The Wall Street Journal, on the closing date of the offering. See “Pro Forma Data.”
The trustee will hold the shares purchased by the employee stock ownership plan in a loan suspense account, and will release the shares from the suspense account on a pro rata basis as Madison Bank of Maryland repays the loan. The trustee will allocate the shares released among active participants on the basis of each active participant’s proportional share of compensation. Participants will vest in their employee stock ownership plan allocations at the rate of 20% per year over a five-year period. Participants will be credited with past service for vesting purposes under the employee stock ownership plan. Participants will become fully vested upon age 65, death or disability, a change in control, or termination of the plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The plan reallocates any unvested shares of common stock forfeited upon termination of employment among the remaining participants in the plan.
Participants may direct the plan trustee how to vote the shares of common stock credited to their accounts. The plan trustee will vote all unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as it votes those shares for which participants provide instructions, subject to fulfillment of its fiduciary responsibilities as trustee.
Under applicable accounting requirements, Madison Bank of Maryland will record a compensation expense for a leveraged employee stock ownership plan at the fair market value of the shares when they are committed to be released from the suspense account to participants’ accounts under the plan.
Equity Incentive Plans
Future Equity Incentive Plan.   Following the conversion, MB Bancorp plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, we anticipate that the plan, if adopted within the first year after the offering, will authorize a number of stock options equal to 10% of the shares sold in the conversion stock offering and a number of shares of restricted stock equal to 4% of the shares sold in the offering. Therefore, the number of shares reserved under the plan, if adopted within that one-year period, will range from 190,400 shares, assuming 1,360,000 shares are sold in the offering at the minimum of the offering range, to 257,600 shares, assuming 1,840,000 shares are sold in the offering at the maximum of the offering range. If we adopt the equity incentive plan more than one year after completion of the offering, we would not be subject to regulations limiting the awards we may make under the plan or certain other requirements applicable to the plan implemented within the first year of conversion. We may fund the plan with shares we purchase in the open market or with authorized, but unissued shares, of common stock. We may also establish a trust to hold shares subject to the terms of the plan. In determining the source of shares transferred to participants of the plan, we will consider our financial condition and results of operations, capital requirements, economic conditions and whether sufficient shares are available for purchase in the open market. The equity incentive plan will comply with all applicable regulations except to the extent waived by the regulators.
The following table represents the total value of all shares to be available for restricted stock awards under the equity incentive plan, based on a range of market prices from $10.00 per share to $14.00 per share. The value of the grants will depend on the actual trading price of our common stock at the time of grant.

	Value of
Share Price	54,400 Shares Awarded at Minimum of Range	64,000 Shares Awarded at Midpoint of Range	73,600 Shares Awarded at Maximum of Range	84,640 Shares Awarded at Maximum, as Adjusted, of Range
	(In thousands, except per share amounts)
$8.00	$435	$512	$589	$677
10.00	544	640	736	846
12.00	653	768	883	1,016
14.00	762	896	1,030	1,185

The following table presents the total value of all stock options available for grant under the equity incentive plan, based on a range of market prices at the date of grant from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Financial gains can be realized on a stock option only if the market price of the common stock increases above the exercise price at which the option is granted.

		Value of
Exercise Price	Option Value	136,000 Options Granted at Minimum of Range	160,000 Options Granted at Midpoint of Range	184,000 Options Granted at Maximum of Range	211,600 Options Granted at Maximum, as Adjusted, of Range
		(In thousands, except per share amounts)
$8.00	$3.09	$420	$494	$569	$654
10.00	3.86	525	618	710	817
12.00	4.63	630	741	852	980
14.00	5.40	734	864	994	1,143

The following tables summarize at the minimum and maximum of the offering range the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the equity incentive plan. At the minimum of the offering range we would sell 1,360,000 shares and have 1,360,000 shares outstanding, and at the maximum of the offering range, we would sell 1,840,000 shares and have 1,840,000 shares outstanding. The number of shares reflected for the benefit plans in the table below assumes that we grant a number of restricted stock awards equal to 4% of the shares sold in the offering and the application of the net proceeds as described under “Use of Proceeds.”

	Number of Shares to be Granted or Purchased at Minimum of Offering Range
	Number of Shares	As a % of Common Stock Sold	Total Estimated Value of Grants
Employee stock ownership plan(1)	108,800	8.00%	$1,088,000
Restricted stock awards(1)	54,400	4.00	544,000
Stock options(2)	136,000	10.00	524,960
Total	299,200	22.00%	$2,156,960

(1)
  Assumes the value of MB Bancorp common stock is $10.00 per share for purposes of determining the total estimated value of the grants.
(2)
  Assumes the value of a stock option is $3.86, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

	Number of Shares to be Granted or Purchased at Maximum of Offering Range
	Number of Shares	As a % of Common Stock Sold	Total Estimated Value of Grants
Employee stock ownership plan(1)	147,200	8.0%	$1,472,000
Restricted stock awards(1)	73,600	4.0	736,000
Stock options(2)	184,000	10.0	710,240
Total	404,800	22.0%	$2,918,240

(1)
  Assumes the value of MB Bancorp common stock is $10.00 per share for purposes of determining the total estimated value of the grants.
(2)
  Assumes the value of a stock option is $3.86, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

Director Compensation
The following table provides the compensation received by individuals, who are not executive officers, who served as directors of Madison Bank of Maryland during the 2013 fiscal year. Since the formation of MB Bancorp, no directors have received compensation for service as a director of MB Bancorp.

	Fees Earned or Paid in Cash		All Other Compensation	Total
John Fiorini	$7,500		$—	$7,500
Daniel Hubers(1)	1,875	(1)	5,625	7,500	(1)
Linwood Jarrell, Jr.(2)	7,500		—	7,500
Barry A. Kuhne	11,500		—	11,500
Michael Nobile	7,500		—	7,500
William D. Schmidt, Sr.	7,500		—	7,500
Robert Stocksdale(3)	3,750		—	3,750
James R. Vittek	7,500		—	7,500
Douglas S. Wilson	9,750		—	9,750

(1)
  Mr. Hubers retired from the board of directors in March 2013. Amounts shown include $1,875 in fees paid for his service as a director and $5,625 paid for his service as a director emeritus.
(2)
  Mr. Jarrell, who had been chairman of the board of directors, retired from the board of directors and was named a director emeritus in August 2014.
(3)
  Mr. Stocksdale passed away in July 2013.
Meeting Fees for Non-Employee Directors.   The following table sets forth the applicable fees that are paid to our non-employee directors for their service on the board of directors of Madison Bank of Maryland. Members of the board of directors of MB Bancorp will not receive additional fees for service on MB Bancorp’s board of directors.
Board of Directors of Madison Bank of Maryland:

Fee for each board meeting attended	$650	(1)
Additional fee for committee meeting attended	275

(1)
  Directors fees per meeting were $625 through July 31, 2014. Directors fees per meeting were increased to their present levels effective August 1, 2014.
Director Emeritus Policy
Non-employee directors who have attained age 70 with 15 years’ of continuous service on the board of directors, or who have become incapacitated at any age with 15 years’ of service on the board of directors are eligible to become a director emeritus. If an eligible individual serving on the board of directors is appointed and accepts an appointment as a director emeritus, the appointment is for life, unless the director emeritus is removed by the board of directors for any reason. While serving as a director emeritus, individuals may attend regular board meetings and discuss any question under consideration provided, however, that such directors emeritus shall cast no vote. Each director emeritus receives annual compensation of $7,800. At June 30, 2014, we had three directors emeritus that were receiving compensation under this plan for service as a director emeritus. During the year ended December 31, 2013, we accrued $23,000 in expenses for the compensation of directors emeritus under this plan.
Transactions with Madison Bank of Maryland
Loans and Extensions of Credit.   The Sarbanes-Oxley Act of 2002 generally prohibits loans by publicly traded companies to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by banks to their executive officers and directors in compliance with federal banking regulations. Federal regulations generally require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features, although federal regulations allow us to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees that does not give preference to any executive officer or director over any other employee.
In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000, or 5%, of Madison Bank of Maryland’s capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the board of directors. See “Regulation and Supervision — Federal Banking Regulation — Transactions with Related Parties.”
The outstanding balance of loans extended by Madison Bank of Maryland to its executive officers and directors and related parties was $1.3 million at September 30, 2014, or approximately 4.4% of pro forma shareholders’ equity assuming that 1,600,000 shares are sold in the offering at the midpoint of the offering range. Such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Madison Bank of Maryland, and did not involve more than the normal risk of collectibility or present other unfavorable features when made. All loans were performing according to their original terms at June 30, 2014.
Other Transactions.   Since January 1, 2013, and during the year ended December 31, 2013, there have been no transactions, and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of Madison Bank of Maryland’s total assets at December 31, 2013 and 2012, and in which any of our executive officers and directors had or will have a direct or indirect material interest.
Indemnification for Directors and Officers
MB Bancorp’s articles of incorporation provide that MB Bancorp shall indemnify its directors and officers, whether serving the MB Bancorp or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland, including the advance of expenses under the procedures required, and other employees and agents to such extent as shall be authorized by the board of directors or MB Bancorp’s bylaws and as permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of MB Bancorp pursuant to its articles of incorporation or otherwise, MB Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 as amended, and is, therefore, unenforceable.

SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS
The following table presents certain information as to the proposed purchases of common stock by our directors and executive officers, including their associates, if any, as defined by applicable regulations. The amounts shown include any shares our executive officers may elect to purchase through our 401(k) plan and the deferred compensation plan. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase in the aggregate more than 33% of the shares sold in the offering. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. All directors and officers as a group would own 3.1% of our outstanding shares at the maximum of the offering range.

	Proposed Purchases of Stock in the Offering
Name	Number of Shares	Dollar Amount	Percent of Common Stock Outstanding at Minimum of Offering Range
Directors:
John Fiorini	300	$3,000	*
Barry A. Kuhne	10,000	100,000	.7%
Julia A. Newton	7,500	75,000	.6
Michael Nobile	2,000	20,000	.1
William D. Schmidt, Sr.	2,500	25,000	.2
James R. Vittek	1,000	10,000	*
Lawrence W. Williams	30,000	300,000	2.2
Douglas S. Wilson	2,000	20,000	.1
Executive Officers Who Are Not Directors:
Lisa M. McGuire-Dick	1,500	15,000	.1
Robin L. Taylor	500	5,000	*
All directors and executive officers as a group (10 persons)	57,300	$573,000	4.2%

*
  Less than .1%

REGULATION AND SUPERVISION
General
Madison Bank of Maryland, as a federal savings bank, is subject to extensive regulation, examination and supervision by the Office of the Comptroller of the Currency, as its primary federal regulator, and by the Federal Deposit Insurance Corporation as the insurer of its deposits. Its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Madison Bank of Maryland must file reports with the Office of the Comptroller of the Currency concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of the Comptroller of the Currency to evaluate Madison Bank of Maryland’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of an adequate allowance for loan losses for regulatory purposes.
As a savings and loan holding company, MB Bancorp will be subject to examination and supervision by, and be required to file certain reports with the Federal Reserve Board.
The Dodd-Frank Act made extensive changes to the regulation of Madison Bank of Maryland. Under the Dodd-Frank Act, the Office of Thrift Supervision was eliminated and responsibility for the supervision and regulation of federal savings banks such as Madison Bank of Maryland was transferred to the Office of the Comptroller of the Currency on July 21, 2011. The Office of the Comptroller of the Currency is the agency that is primarily responsible for the regulation and supervision of national banks. Additionally, the Dodd-Frank Act created a new Consumer Financial Protection Bureau as an independent bureau of the Federal Reserve Board. The Consumer Financial Protection Bureau assumed responsibility for the implementation of the federal financial consumer protection and fair lending laws and regulations and has authority to impose new requirements. However, institutions of less than $10 billion in assets, such as MB Bancorp, will continue to be examined for compliance with consumer protection and fair lending laws and regulations by, and be subject to the enforcement authority of, their prudential regulators.
Certain of the regulatory requirements that are or will be applicable to Madison Bank of Maryland and MB Bancorp are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Madison Bank of Maryland and MB Bancorp.
Federal Banking Regulation
Business Activities.   The activities of federal savings banks, such as Madison Bank of Maryland, are governed by federal laws and regulations. Those laws and regulations delineate the nature and extent of the business activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, nonresidential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.
Capital Requirements.   The applicable capital regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% Tier 1 capital to total assets leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The regulations also require that, in meeting the tangible, leverage and risk- based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.
The risk-based capital standard for federal savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital less certain specified deductions from total capital such as reciprocal holdings of depository institution capital instruments and equity investments) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet activities, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor assigned by the capital regulation based on the risks believed inherent in the type of asset. Tier 1 (core) capital is generally defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital (Tier 2 capital) include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible debt securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.
The Office of the Comptroller of the Currency also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular risks or circumstances.
Savings and loan holding companies are not currently subject to specific regulatory capital requirements. The Dodd-Frank Act, however, required the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies, including savings and loan holding companies, that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. In early July 2013, the Federal Reserve Board and the Office of the Comptroller of the Currency approved revisions to their capital adequacy guidelines and prompt corrective action rules that implement the revised standards of the Basel Committee on Banking Supervision, commonly called Basel III, and address relevant provisions of the Dodd-Frank Act. “Basel III” refers to two consultative documents released by the Basel Committee on Banking Supervision in December 2009, the rules text released in December 2010, and loss absorbency rules issued in January 2011, which include significant changes to bank capital, leverage and liquidity requirements.
The rules include new risk-based capital and leverage ratios, which are effective January 1, 2015, and revise the definition of what constitutes “capital” for purposes of calculating those ratios. The new minimum capital level requirements applicable to MB Bancorp and Madison Bank of Maryland will be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The rules eliminate the inclusion of certain instruments, such as trust preferred securities, from Tier 1 capital. Instruments issued prior to May 19, 2010 will be grandfathered for companies with consolidated assets of $15 billion or less. The rules also establish a “capital conservation buffer” of 2.5% above the new regulatory minimum capital requirements, which must consist entirely of common equity Tier 1 capital and would result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement will be phased in beginning in January 2016 at .625% of risk-weighted assets and would increase by that amount each year until fully implemented in January 2019. An institution would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations would establish a maximum percentage of eligible retained income that could be utilized for such actions.
Prompt Corrective Regulatory Action.   Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept broker deposits. The Office of the Comptroller of the Currency is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The Office of the Comptroller of the Currency could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors. Significantly and critically undercapitalized institutions are subject to additional mandatory and discretionary measures.

Insurance of Deposit Accounts.   Madison Bank of Maryland’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Deposit insurance per account owner is currently $250,000. Under the Federal Deposit Insurance Corporation’s risk-based assessment system, insured institutions are assigned a risk category based on supervisory evaluations, regulatory capital levels and certain other factors. An institution’s assessment rate depends upon the category to which it is assigned, and certain adjustments specified by Federal Deposit Insurance Corporation regulations. Institutions deemed less risky pay lower assessments. The Federal Deposit Insurance Corporation may adjust the scale uniformly, except that no adjustment can deviate more than two basis points from the base scale without notice and comment. No institution may pay a dividend if in default of the federal deposit insurance assessment.
The Dodd-Frank Act required the Federal Deposit Insurance Corporation to revise its procedures to base its assessments upon each insured institution’s total assets less tangible equity instead of deposits. The Federal Deposit Insurance Corporation finalized a rule, effective April 1, 2011, that set the assessment range at 2.5 to 45 basis points of total assets less tangible equity.
The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Madison Bank of Maryland. Management cannot predict what insurance assessment rates will be in the future.
Loans to One Borrower.   Federal law provides that savings banks are generally subject to the limits on loans to one borrower applicable to national banks. Generally, subject to certain exceptions, a savings bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral. At June 30, 2014, our regulatory loans-to-one borrower limitation was $2.8 million. Notwithstanding this regulatory limitation, our policy is not to make loans to one borrower in excess of $1.5 million. We do not intend to raise this policy limitation following the conversion and the contribution of 50% of the net proceeds to Madison Bank of Maryland.
Qualified Thrift Lender Test.   Federal law requires savings banks to meet a qualified thrift lender test. Under the test, a savings bank is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities but also including education, credit card and small business loans) in at least nine months out of each 12-month period.
A savings bank that fails the qualified thrift lender test is subject to certain operating restrictions and the Dodd-Frank Act also specifies that failing the qualified thrift lender test is a violation of law that could result in an enforcement action and dividend limitations. As of June 30, 2014, Madison Bank of Maryland maintained 81.9% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.
Limitation on Capital Distributions.   Federal regulations impose limitations upon all capital distributions by a savings bank, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of the Comptroller of the Currency is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of the Comptroller of the Currency regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of the Comptroller of the Currency. If an application is not required, the institution must still provide 30 days prior written notice to, and receive the non-objection of, the Federal Reserve Board of the capital distribution if, like Madison Bank of Maryland, it is a subsidiary of a holding company, as well as an informational notice filing to the Office of the Comptroller of the Currency. If Madison Bank of Maryland’s capital ever fell below its regulatory requirements or the Office of the Comptroller of the Currency notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of the Comptroller of the Currency could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of the Comptroller of the Currency determines that such distribution would constitute an unsafe or unsound practice.
Community Reinvestment Act.   All federal savings banks have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. An institution’s failure to satisfactorily comply with the provisions of the Community Reinvestment Act could result in denials of regulatory applications. Responsibility for administering the Community Reinvestment Act, unlike other fair lending laws, is not being transferred to the Consumer Financial Protection Bureau. Madison Bank of Maryland received an “outstanding” Community Reinvestment Act rating in its most recently completed examination.
Transactions with Related Parties.   Federal law limits Madison Bank of Maryland’s authority to engage in transactions with “affiliates” (e.g., any entity that controls or is under common control with Madison Bank of Maryland, including MB Bancorp and its other subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings bank. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings bank’s capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type specified by federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must generally be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings banks are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings bank may purchase the securities of any affiliate other than a subsidiary.
The Sarbanes-Oxley Act of 2002 generally prohibits loans by MB Bancorp to its executive officers and directors. However, the law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Madison Bank of Maryland’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The laws limit both the individual and aggregate amount of loans that Madison Bank of Maryland may make to insiders based, in part, on Madison Bank of Maryland’s capital level and requires that certain board approval procedures be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are subject to additional limitations based on the type of loan involved.
Enforcement.   The Office of the Comptroller of the Currency currently has primary enforcement responsibility over savings banks and has authority to bring actions against the institution and all institution-affiliated parties, including directors, officers, shareholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful actions likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1.0 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has the authority to recommend to the Office of the Comptroller of the Currency that enforcement action be taken with respect to a particular savings bank. If action is not taken by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.
Federal Home Loan Bank System.   Madison Bank of Maryland is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Madison Bank of Maryland, as a member of the Federal Home Loan Bank of Atlanta, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. Madison Bank of Maryland was in compliance with this requirement with an investment in Federal Home Loan Bank stock at June 30, 2014 of $929,000.

Federal Reserve System.   The Federal Reserve Board regulations require savings banks to maintain non-interest-earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (NOW) and regular checking accounts). The regulations provided that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $79.5 million; and a 10% reserve ratio is applied above $71.0 million. The first $12.4 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements.
Other Regulations
Madison Bank of Maryland’s operations are also subject to federal laws applicable to credit transactions, such as, but not limited to, the:
•
  Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;
•
  Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;
•
  Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;
•
  Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;
•
  Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and
•
  Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.
The operations of Madison Bank of Maryland also are subject to the:
•
  Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;
•
  Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;
•
  Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;
•
  Title III of The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”), and the related regulations of the Federal Reserve Board, which require savings banks operating in the United States to develop new anti-money laundering compliance programs (including a customer identification program that must be incorporated into the AML compliance program), due diligence policies and controls to ensure the detection and reporting of money laundering; and
•
  The Bank Secrecy Act of 1970, which requires financial institutions in the United States to keep records of cash purchases of negotiable instruments, file reports of cash purchases of negotiable instruments exceeding a daily amount of $10,000 or more and to report suspicious activity that might signify money laundering, tax evasion, or other criminal activities.
Holding Company Regulation
General.   As a savings and loan holding company, MB Bancorp will be subject to Federal Reserve Board regulations, examinations, supervision, reporting requirements and regulations regarding its activities. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to Madison Bank of Maryland.

Pursuant to federal law and regulations and policy, a savings and loan holding company such as MB Bancorp may generally engage in the activities permitted for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, and certain other activities that have been authorized for savings and loan holding companies by regulation.
Federal law prohibits a savings and loan holding company from, directly or indirectly or through one or more subsidiaries, acquiring more than 5% of the voting stock of another savings bank, or savings and loan holding company thereof, without prior written approval of the Federal Reserve Board or from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company or savings bank. A savings and loan holding company is also prohibited from acquiring more than 5% of a company engaged in activities other than those authorized by federal law or acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings banks, the Federal Reserve Board must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.
The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings banks in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings bank in another state if the laws of the state of the target savings bank specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.
Capital Requirements.   Savings and loan holding companies historically have not been subject to consolidated regulatory capital requirements. However, in July 2013, the Federal Reserve Board approved a new rule that implements the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. The final rule established consolidated capital requirements for many savings and loan holding companies, including MB Bancorp. See “Regulation and Supervision — Federal Banking Regulation — Capital Requirements.”
Source of Strength.   The Dodd-Frank Act also extends the “source of strength” doctrine to savings and loan holding companies. The Federal Reserve Board has issued regulations implementing the “source of strength” policy requiring that holding companies act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.
Dividends and Stock Repurchases.   The Federal Reserve Board has the power to prohibit dividends by savings and loan holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies and savings and loan holding companies and which expresses the Federal Reserve Board’s view that a holding company should pay cash dividends only to the extent that the company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the company’s capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a holding company experiencing serious financial problems to borrow funds to pay dividends. Under the prompt corrective action regulations, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized.”
Federal Reserve Board policy also provides that a holding company should inform the Federal Reserve Board supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, as of the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred.
Acquisition of MB Bancorp.   Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company or savings bank. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the outstanding voting stock of the company or institution, unless the Federal Reserve

Board has found that the acquisition will not result in a change of control. A change in control definitely occurs upon the acquisition of 25% or more of the company’s outstanding voting stock. Under the Change in Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that acquires control would then be subject to regulation as a savings and loan holding company.
Federal Securities Laws
MB Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the common stock to be issued in the offering. Upon completion of the offering, MB Bancorp’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. MB Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934, as amended.
The registration, under the Securities Act of 1933, as amended, of the shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of MB Bancorp may be resold without registration. Shares purchased by an affiliate of MB Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933, as amended. If MB Bancorp meets the current public information requirements of Rule 144, each affiliate of MB Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of MB Bancorp or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, MB Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933, as amended.
Emerging Growth Company Status
The JOBS Act, which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” MB Bancorp, Inc. qualifies as an emerging growth company under the JOBS Act.
An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, MB Bancorp, Inc. will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have irrevocably elected not to adopt new or revised accounting standards on a delayed basis, and will be required to adopt new or revised accounting standards in the same manner as other public companies that are not emerging growth companies.
A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

FEDERAL AND STATE TAXATION
Federal Income Taxation
General.   We report our income on a calendar year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have not been audited during the last five years. For its 2013 calendar year, Madison Bank of Maryland’s maximum statutory federal income tax rate was 34%.
MB Bancorp and Madison Bank of Maryland will enter into a tax allocation agreement. Because MB Bancorp will own 100% of the issued and outstanding capital stock of Madison Bank of Maryland after the completion of the conversion, MB Bancorp and Madison Bank of Maryland will be members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group MB Bancorp will be the common parent corporation. As a result of this affiliation, Madison Bank of Maryland may be included in the filing of a consolidated federal income tax return with MB Bancorp and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.
Bad Debt Reserves.   For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves.
Distributions.   If Madison Bank of Maryland makes “non-dividend distributions” to MB Bancorp, the distributions will be considered to have been made from Madison Bank of Maryland’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Madison Bank of Maryland’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Madison Bank of Maryland’s taxable income. Non-dividend distributions include distributions in excess of Madison Bank of Maryland’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Madison Bank of Maryland’s current or accumulated earnings and profits will not be so included in Madison Bank of Maryland’s taxable income.
The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Madison Bank of Maryland makes a non-dividend distribution to MB Bancorp, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Madison Bank of Maryland does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.
State Taxation
The state of Maryland imposes an income tax of approximately 8.25% on income measured substantially the same as federally taxable income. The State of Maryland currently assesses a personal property tax for December 2000 and forward.

THE CONVERSION AND STOCK OFFERING
Our board of directors has adopted the plan of conversion. The Office of the Comptroller of the Currency also has conditionally approved the plan of conversion, but its approval does not constitute a recommendation or endorsement of the plan of conversion by the agency.
General
On August 26, 2014, the board of directors of Madison Bank of Maryland unanimously adopted the plan of conversion according to which Madison Bank of Maryland will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and become a wholly owned subsidiary of MB Bancorp, a newly formed Maryland corporation. On September 9, 2014 the board of directors of MB Bancorp unanimously adopted the plan of conversion. MB Bancorp will offer 100% of its common stock to eligible depositors and borrowers of Madison Bank of Maryland in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the appraisal of Madison Bank of Maryland, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by MB Bancorp from the sale of the common stock. If the offering is terminated, Madison Bank of Maryland would be required to charge all offering expenses against current income. The Office of the Comptroller of the Currency approved our plan of conversion, subject to the fulfillment of certain conditions.
The following is a brief summary of the material aspects of the conversion. A copy of the plan of conversion is available from Madison Bank of Maryland upon request and is available for inspection at the offices of Madison Bank of Maryland and at the Office of the Comptroller of the Currency. The plan of conversion is also filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”
Reasons for the Conversion
The primary reasons for the conversion and related stock offering are to:
•
  increase the capital of Madison Bank of Maryland to support the implementation of our business plan;
•
  enhance profitability and earnings through reinvesting and leveraging the proceeds, primarily through traditional lending and investing activities; and
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  implement equity compensation plans to retain and attract qualified directors, officers and staff to enhance our current incentive-based compensation programs.
As a stock holding company, MB Bancorp will have greater flexibility than Madison Bank of Maryland now has in structuring mergers and acquisitions, including the consideration paid in a transaction. Our current mutual savings bank structure, by its nature, limits our ability to offer any common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two. We currently do not have any agreement or understanding as to any specific acquisition.
Effects of Conversion to Stock Form of Ownership
General.   Each depositor in a mutual savings bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that the institution is liquidated. In such event, the depositors of record at that time, as owners, would be able to share in any residual surplus and reserves after payment of other claims, including claims of depositors to the amounts of their deposits. Any depositor who opens a deposit account obtains a pro rata ownership interest in the net worth of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of the institution, which is lost to the extent that the balance in the account is reduced.
When a mutual savings bank converts to stock form, depositors lose all rights to the net worth of the mutual savings bank, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion. Additionally, permanent nonwithdrawable capital stock is created and offered to depositors which represents the ownership of the institution’s net worth. The common stock of MB Bancorp is separate and apart from deposit accounts and cannot be and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Certificates or stock ownership statements are issued to evidence ownership of the permanent stock. Shares are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold in the institution.
No assets of MB Bancorp will be distributed in connection with the conversion other than the payment of those expenses incurred in connection with the conversion.
Continuity.   While the conversion is being accomplished, the normal business of Madison Bank of Maryland will continue without interruption, including being regulated by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. After the conversion, Madison Bank of Maryland will continue to provide services for depositors and borrowers under current policies by its present management and staff.
The directors of Madison Bank of Maryland at the time of the conversion will serve as directors of Madison Bank of Maryland after the conversion. The initial directors of MB Bancorp are composed of the individuals who serve on the board of directors of Madison Bank of Maryland. All officers of Madison Bank of Maryland at the time of conversion will retain their positions after the conversion.
Deposit Accounts and Loans.   Madison Bank of Maryland’s deposit accounts, account balances and existing Federal Deposit Insurance Corporation insurance coverage of deposit accounts will not be affected by the conversion. Furthermore, the conversion will not affect the loan accounts, loan balances or obligations of borrowers under their individual contractual arrangements with Madison Bank of Maryland.
Effect on Voting Rights.   Voting rights in Madison Bank of Maryland, as a mutual savings bank, belong to its depositor and borrower members. After the conversion, depositors and borrowers will no longer have voting rights in Madison Bank of Maryland and, therefore, will no longer be able to elect directors of Madison Bank of Maryland or control its affairs. Instead, MB Bancorp, as the sole shareholder of Madison Bank of Maryland, will possess all voting rights in Madison Bank of Maryland. The holders of the common stock of MB Bancorp will possess all voting rights in MB Bancorp. Depositors and borrowers of Madison Bank of Maryland will not have voting rights after the conversion except to the extent that they become shareholders of MB Bancorp by purchasing common stock.
Liquidation Account.   In the unlikely event of a complete liquidation of Madison Bank of Maryland before the conversion, each depositor in Madison Bank of Maryland would receive a pro rata share of any assets of Madison Bank of Maryland remaining after payment of claims of all creditors, including the claims of all depositors up to the withdrawal value of their accounts. Each depositor would receive a pro rata share of the remaining assets in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in Madison Bank of Maryland at the time of liquidation.
After the conversion, holders of withdrawable deposits in Madison Bank of Maryland, including certificates of deposit, will not be entitled to share in any residual assets upon liquidation of Madison Bank of Maryland. However, under applicable regulations, Madison Bank of Maryland will, at the time of the conversion, establish a liquidation account in an amount equal to its total equity as of the date of the latest statement of financial condition contained in the final prospectus relating to the conversion.

Madison Bank of Maryland will maintain the liquidation account after the conversion for the benefit of eligible account holders and supplemental eligible account holders who retain their savings accounts in Madison Bank of Maryland. Each eligible account holder and supplemental account holder will, with respect to each deposit account held, have a related inchoate interest in a sub-account portion of the liquidation account balance.
The initial sub-account balance for a savings account held by an eligible account holder or a supplemental eligible account holder will be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the holder’s “eligible deposit” in the deposit account and the denominator is the total amount of the “eligible deposits” of all eligible or supplemental eligible account holders. The initial subaccount balance will not be increased, but it will be decreased as provided below.
If the deposit balance in any deposit account of an eligible account holder or supplemental eligible account holder at the close of business on any annual closing day of Madison Bank of Maryland (which is December 31) after June 30, 2013 or September 30, 2014, is less than the lesser of the deposit balance in a deposit account at the close of business on any other annual closing date after June 30, 2013 or September 30, 2014, or the amount of the “eligible deposit” in a savings account on June 30, 2013 or September 30, 2014, then the sub-account balance for a savings account will be adjusted by reducing the sub-account balance in an amount proportionate to the reduction in the savings balance. Once reduced, the sub-account balance will not be subsequently increased, notwithstanding any increase in the savings balance of the related savings account. If any savings account is closed, the related subaccount balance will be reduced to zero.
Upon a complete liquidation of Madison Bank of Maryland, each eligible account holder and supplemental account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted sub-account balance(s) for deposit account(s) held by the holder before any liquidation distribution may be made to shareholders. No merger, consolidation, bulk purchase of assets with assumptions of savings accounts and other liabilities or similar transactions with another federally insured institution in which Madison Bank of Maryland is not the surviving institution will be considered to be a complete liquidation. In any of these transactions, the liquidation account will be assumed by the surviving institution.
In the unlikely event Madison Bank of Maryland is liquidated after the conversion, depositors will be entitled to full payment of their deposit accounts before any payment is made to MB Bancorp as sole shareholder of Madison Bank of Maryland. There are no plans to liquidate either Madison Bank of Maryland or MB Bancorp in the future.
Material Income Tax Consequences
In connection with the conversion, we have received an opinion of counsel with respect to federal tax laws that no gain or loss will be recognized by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinion summarized below addresses all material federal income tax consequences that are generally applicable to persons receiving subscription rights.
Kilpatrick Townsend & Stockton LLP has issued an opinion to us that, for federal income tax purposes:
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  the conversion of Madison Bank of Maryland from the mutual to the stock form of organization will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by account holders and no gain or loss will be recognized by Madison Bank of Maryland by reason of such conversion;
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  no gain or loss will be recognized by MB Bancorp upon the sale of shares of common stock in the offering;
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  it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of MB Bancorp to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights; and
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  it is more likely than not that the tax basis to the holders of shares of common stock purchased in the stock offering pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the stock offering.
The reasoning in support of Kilpatrick Townsend & Stockton LLP’s statements set forth in the third and fourth bullet points above is set forth below. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.
Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.
Madison Bank of Maryland also has received an opinion from Stegman & Company that, assuming the conversion does not result in any federal income tax liability to Madison Bank of Maryland, its account holders, or MB Bancorp, implementation of the plan of conversion will not result in any Maryland income tax liability to those entities or persons.
The opinions of Kilpatrick Townsend & Stockton LLP and of Stegman & Company are filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”
Subscription Offering and Subscription Rights
Under the plan of conversion, we have granted rights to subscribe for MB Bancorp common stock to the following persons in the following order of priority:
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  Depositors with deposits in Madison Bank of Maryland with balances aggregating $50 or more (“eligible deposits”) as of the close of business on June 30, 2013 (“eligible account holders”). For this purpose, deposit accounts include all savings, time and demand accounts.
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  Our employee stock ownership plan.
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  Depositors with eligible deposits in Madison Bank of Maryland as of the close of business on September 30, 2014 (“supplemental eligible account holders”) other than our officers and directors and their associates.
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  Depositors who are neither eligible nor supplemental eligible account holders and borrowers of Madison Bank of Maryland as of the close of business on November 4, 2014 (collectively, “other members”).
The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having priority rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion. See “— Limitations on Purchases of Shares.” All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a single joint account.

We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.
Category 1: Eligible Account Holders.   Subject to the purchase limitations as described below under “— Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:
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  $300,000 of common stock (which equals 30,000 shares);
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  one-tenth of 1% of the total offering of common stock; or
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  15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of eligible deposits of the eligible account holder and the denominator is the total amount of eligible deposits of all eligible account holders.
If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total eligible deposits of all remaining eligible account holders whose subscriptions remain unfilled. Unless waived by the Office of the Comptroller of the Currency, subscription rights of eligible account holders who are also executive officers or directors of Madison Bank of Maryland or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Madison Bank of Maryland in the one-year period preceding June 30, 2013.
To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts and loans in which such eligible account holder had an ownership interest at June 30, 2013. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.
Category 2: Tax-Qualified Employee Benefit Plans.   Our tax-qualified employee benefit plans (other than our 401(k) plan) have the right to purchase up to 10% of the shares of common stock sold in the offering. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase a number of shares equal to 8% of the shares sold in the offering. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion. If eligible account holders subscribe for all of the shares being sold, no shares will be available for our tax-qualified employee benefit plans. However, if we increase the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to 10% of the common stock issued in the offering. If the plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from us with the approval of the Office of the Comptroller of the Currency.
Category 3: Supplemental Eligible Account Holders.   Subject to the purchase limitations as described below under “— Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:
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  $300,000 of common stock (which equals 30,000 shares);
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  one-tenth of 1% of the total offering of common stock; or
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  15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of eligible deposits of the supplemental eligible account holder and the denominator is the total amount of eligible deposits of all supplemental eligible account holders.
If eligible account holders and the employee stock ownership plan subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total eligible deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.
To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at September 30, 2014. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.
Category 4: Other Members.   Subject to the purchase limitations as described below under “— Limitations on Purchases of Shares,” each other member has the right to purchase up to the greater of $300,000 of common stock (which equals 30,000 shares) or one-tenth of 1% of the total offering of common stock. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.
To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at November 4, 2014. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation.
Expiration Date for the Subscription Offering.   The subscription offering, and all subscription rights under the plan of conversion, will expire at 2:00 p.m., Eastern time, on December 12, 2014. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.
Office of the Comptroller of the Currency regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at our statement savings rate and without deduction, and all withdrawal authorizations will be canceled unless we receive approval of the Office of the Comptroller of the Currency to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest and without deduction, or withdrawal authorizations will be canceled. No single extension can exceed 90 days.
Persons in Non-Qualified States.   We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares.   Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the offering.
If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of the Comptroller of the Currency or another agency of the U.S. Government. We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.
Community Offering
To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares in a community offering to the following persons in the following order of priority:
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  First priority, to natural persons and trusts of natural persons who are residents of Baltimore and Harford Counties in Maryland; and
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  Second priority, to other persons to whom we deliver a prospectus.
We will consider persons to be residents of the above listed counties if they occupy a dwelling in the county and have established an ongoing physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident of such counties. In all cases, the determination of residence status will be made by us in our sole discretion.
Purchasers in the community offering are eligible to purchase up to $300,000 of common stock (which equals 30,000 shares). If shares are available for preferred purchasers in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each preferred purchaser whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred purchasers whose orders remain unsatisfied in the same proportion that the unfilled order of each such purchaser bears to the total unfilled orders of all such subscribers. If, after filling the orders of preferred purchasers in the community offering, shares are available for other purchasers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred purchasers.
The community offering, if held, may commence concurrently with, during or after the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with approval of the Office of the Comptroller of the Currency. If we receive regulatory approval for an extension, all purchasers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a purchaser to any resolicitation, the purchaser’s order will be rescinded and all funds received will be promptly returned with interest and without deduction.
The opportunity to purchase shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.
Syndicated Offering
If feasible, our Board of Directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock. In the syndicated community offering, any person may purchase up to 30,000 shares ($300,000) of common stock, subject to the overall purchase limitations. See “— Limitations on Purchases of Shares.” We retain the right to accept or reject in whole or in part any orders in the syndicated offering. Unless the Office of the Comptroller of the Currency permits otherwise, accepted orders for MB Bancorp common stock in the syndicated offering will first be filled up to a maximum of two percent (2%) of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated. Unless the syndicated offering begins during the community offering, the syndicated offering will begin as soon as possible after the completion of the subscription and community offerings. The syndicated community offering must terminate no more than 45 days following the expiration of the subscription offering.
If a syndicated offering is held, Keefe, Bruyette & Woods will serve as sole manager, and will assist us in selling our common stock on a best efforts basis. In such capacity, Keefe, Bruyette & Woods may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither Keefe, Bruyette & Woods nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated offering. Order forms will be used to purchase shares of common stock in the syndicated community offering. Investors in the syndicated community offering will follow the same general procedures applicable to purchasing shares in the community offering. Payments in the syndicated community offering, however, must be made in immediately available funds (bank check, money order, Madison Bank of Maryland deposit account withdrawal authorization or wire transfer) for deposit to the MB Bancorp stock purchase escrow account. Personal checks will not be accepted.
If for any reason we cannot affect a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are a significant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Office of the Comptroller of the Currency, the Securities and Exchange Commission and Financial Industry Regulatory Authority must approve any such arrangements.
Limitations on Purchases of Shares
In addition to the purchase limitations described above under “Subscription Offering and Subscription Rights,” “— Community Offering,” the plan of conversion provides for the following purchase limitations:
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  Except for our employee stock ownership plan or 401(k) plan, no person may purchase in the aggregate more than $300,000 of the common stock, or 30,000 shares sold in the offering.
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  No person, either alone or together with associates of or persons acting in concert with such person, may purchase more than $500,000 of the common stock, or 50,000 shares sold in the offering.
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  Our tax-qualified employee benefit plans are entitled to purchase up to 10% of the shares sold in the conversion. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 8% of the shares sold in the offering.
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  Each subscriber must subscribe for a minimum of 25 shares.
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  Our directors and executive officers, together with their associates, may purchase in the aggregate up to 33% of the common stock sold in the offering.
We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5% of the shares of common stock sold in the offering. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights.
If we increase the maximum purchase limitation to 5% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.99%, provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10% of the total shares of common stock sold in the offering.

The plan of conversion defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships or the fact that persons share a common address (whether or not related by blood or marriage) or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their board membership.
The plan of conversion defines “associate,” with respect to a particular person, to mean:
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  a corporation or organization other than MB Bancorp or Madison Bank of Maryland or a majority-owned subsidiary of MB Bancorp or Madison Bank of Maryland of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;
•
  a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and
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  any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of MB Bancorp or Madison Bank of Maryland or any of their subsidiaries.
For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the aggregate purchase limitation described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”
Marketing Arrangements
We have engaged Keefe, Bruyette & Woods, a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority, as a financial advisor in connection with the offering of our common stock. In its role as financial advisor, Keefe, Bruyette & Woods, will:
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  provide advice on the financial and securities market implications of the plan of conversion and related corporate documents, including our business plan;
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  assist in structuring our offering, including developing and assisting in implementing a market strategy for the offering;
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  review all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);
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  assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;
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  assist us in analyzing proposals from outside vendors retained in connection with the offering, including printers, transfer agents and appraisal firms;
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  assist us in the drafting and distribution of press releases as required or appropriate in connection with the offering;
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  meet with the board of directors and management to discuss any of these services; and

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  provide such other financial advisory and investment banking services in connection with the offering as may be agreed upon by Keefe, Bruyette & Woods and us.
For these services, Keefe, Bruyette & Woods will receive a management fee of $25,000 payable in four consecutive monthly installments commencing in August 2014, and a success fee of $200,000 if the conversion is consummated. The management fee will be credited against the success fee payable upon the consummation of the conversion.
The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods. In such capacity, Keefe, Bruyette & Woods may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Keefe, Bruyette & Woods will receive a management fee equal to 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering. If all shares of common stock were sold in a syndicated community offering (except for shares purchased by our directors, officers, employees and their family members and our employee stock ownership plan), the maximum selling agent commissions would be approximately $856,645, $978,085, $1,099,525 and $1,239,181 at the minimum, midpoint, maximum, and maximum, as adjusted, levels of the offering, respectively. If all shares of common stock were sold in a syndicated community offering (and our directors, officers, employees and their family members and our employee stock ownership plan did not purchase their indicated shares), the maximum selling agent commissions would be approximately $948,000, $1,080,000, $1,212,000 and $1,363,800 at the minimum, midpoint, maximum, and maximum, as adjusted, levels of the offering, respectively. Of this amount, Keefe, Bruyette & Woods will pass on to selected broker-dealers, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment.
We also will reimburse Keefe, Bruyette & Woods for its reasonable out-of-pocket expenses associated with its marketing effort up to a maximum of $5,000. In addition, we will reimburse Keefe, Bruyette & Woods for fees and expenses of its counsel not to exceed $80,000. In the event of a material delay in the offering which would require an update of the financial information in tabular form to reflect a period later than that set forth in this prospectus, the total out-of-pocket expense cap may be increased by an amount not to exceed $5,000 and the cap on the fees and of counsel may be increased by an amount not to exceed an additional $10,000. We will indemnify Keefe, Bruyette & Woods against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods’ engagement as our financial advisor and performance of services as our financial advisor.
We have also engaged Keefe, Bruyette & Woods to act as our conversion agent in connection with the offering. In its role as conversion agent, Keefe, Bruyette & Woods will, among other things:
•
  consolidate and develop a central file of account holders;
•
  assist with the labeling of notice and meeting materials and provide support for any follow-up mailings;
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  tabulate votes;
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  act as or assist the inspector of election at the special meeting of members;
•
  assist in establishing record-keeping and reporting procedures;
•
  assist our financial printer with labeling of offering materials;
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  process stock order forms and produce daily reports and analysis;
•
  assist our transfer agent with the generation and mailing of stock ownership statements; and
•
  advise us on interest and refund calculations.

For these services, Keefe, Bruyette & Woods will receive a fee of $25,000, and we have made a non-refundable advance payment of $5,000 to Keefe, Bruyette & Woods with respect to this fee. The remaining $20,000 will be payable upon completion of the offering. We also will reimburse Keefe, Bruyette & Woods for its reasonable out-of-pocket expenses associated with its acting as conversion agent up to a maximum of $15,000. In the event of a resolicitation of the offering, the total out of pocket expense cap may be increased $5,000. We will indemnify Keefe, Bruyette & Woods against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods’ engagement as our conversion agent and performance of services as our conversion agent.
Description of Sales Activities
MB Bancorp will offer the common stock in the subscription offering and community offering by the distribution of this prospectus and through activities conducted at the stock information center. The stock information center is expected to operate during normal business hours throughout the subscription offering and any community offering. It is expected that at any particular time one or more Keefe, Bruyette & Woods employees will be working at the stock information center. Employees of Keefe, Bruyette & Woods will be responsible for responding to questions regarding the conversion and the offering and processing stock orders.
Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our stock information center. Sales of common stock will be made by registered representatives affiliated with Keefe, Bruyette & Woods or by the selected broker-dealers managed by Keefe, Bruyette & Woods. Madison Bank of Maryland’s officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. Madison Bank of Maryland’s officers may answer questions regarding our business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Madison Bank of Maryland’s officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.
No officer, director or employee of Madison Bank of Maryland will be compensated, directly or indirectly, for any activities in connection with the offer or sale of common stock in the offering.
None of Madison Bank of Maryland’s personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. Madison Bank of Maryland’s personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-l promulgated under the Securities Exchange Act of 1934, as amended. Rule 3a4-l generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities not be compensated in connection with the offering at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.
Procedure for Purchasing Shares in the Subscription and Community Offerings
Use of Order Forms.   To purchase shares in the subscription offering, a properly completed and executed order form must be received (not postmarked) by us at the address printed at the top of the stock order form or delivered in person to Madison Bank of Maryland’s main office, 1920 Rock Spring Road, Forest Hill, Maryland 21050, by 2:00 p.m., Eastern time, on December 12, 2014. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal from the types of deposit accounts with Madison Bank of Maryland identified on the stock order form. To purchase shares in the community offering, you must deliver a properly completed and executed order form to us, accompanied by the required payment for each share subscribed for, before the community offering terminates, which may be on, or at any time after, the end of the subscription offering. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.
To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest. Failure to list all of your accounts may result in fewer shares being allocated to you than if all of your accounts were listed.
We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. In addition, we are not obligated to accept orders submitted on photocopied or facsimilied stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Under the plan of conversion, our interpretation of the terms and conditions of the plan of conversion and of the order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the offering has not been completed within 45 days after the end of the subscription offering.
To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the end of the subscription and community offering, as required by Rule 15c2-8 under the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days before that date or hand delivered any later than two days before that date. Execution of the order form will confirm receipt or delivery under Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.
Payment for Shares.   Payment for subscriptions may be made by check, bank draft or money order, or by authorization of withdrawal from deposit accounts maintained with Madison Bank of Maryland, 1920 Rock Spring Road, Forest Hill, Maryland 21050. All checks, bank drafts and money orders must be made payable to the MB Bancorp segregated account in compliance with Securities and Exchange Commission Rule 15c2-4. However, we will not maintain more than one account. Funds received before the completion of the offering will be maintained in a segregated account at Madison Bank of Maryland. All subscriptions received will bear interest at Madison Bank of Maryland’s statement savings rate, which is subject to change at any time and is currently .10% per annum. Subscribers’ funds will be invested in investments that are permissible under Securities and Exchange Commission Rule 15c2-4. Appropriate means by which withdrawals may be authorized are provided on the order form. Cash, wire transfers or third party checks will not be accepted. Interest will be paid on payments made by check, bank draft or money order at our statement savings rate from the date payment is processed until the completion or termination of the offering. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the offering, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the offering. When the offering is completed, the designated withdrawal will be made. The shares of common stock issued in the offering cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the offering is not consummated for any reason, all funds submitted will be promptly refunded with interest and without deduction as described above.
If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the completion of the offering, though the account must contain the full amount necessary for payment at the time the subscription order is received. We will waive any applicable penalties for early withdrawal from certificate of deposit accounts. If the remaining balance in a certificate of deposit account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate of deposit will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our statement savings rate.
The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but will pay for shares of common stock subscribed for upon the completion of the offering; provided that there is in force from the time of its subscription until the completion of the offering a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed. In addition, if our 401(k) plan purchases in the offering, it will not be required to pay for such shares until completion of the offering.
We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time before the 48 hours before the completion of the offering. This payment may be made by wire transfer.
Using Retirement Account Funds.   If you are interested in using your retirement account funds to purchase shares of common stock, you must do so through a self-directed retirement account such as a brokerage firm retirement account. By regulation, Madison Bank of Maryland’s retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in a Madison Bank of Maryland retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your Madison Bank of Maryland retirement account to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in a retirement account to purchase shares of common stock should contact our stock information center as soon as possible, preferably at least two weeks prior to the December 12, 2014 end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.
How We Determined the Offering Range and the $10.00 Per Share Purchase Price
Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma value, as determined by an independent appraisal. We have retained Feldman Financial Advisors, Inc., which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. Feldman Financial Advisors will receive fees totaling $42,500 for its appraisal services, plus $7,000 for each appraisal valuation update other than the required final valuation update at closing, and a maximum of $1,000 for reimbursement of out-of-pocket expenses. We have agreed to indemnify Feldman Financial Advisors and its employees and affiliates for certain costs and expenses, including reasonable legal fees arising out of, related to, or based upon the offering and due to any misstatement or untrue statement or intentional omission by Madison Bank of Maryland. We have not paid any fees to Feldman Financial Advisors during the past three fiscal years.
Feldman Financial Advisors prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, Feldman Financial Advisors undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, Feldman Financial Advisors reviewed our conversion applications and our registration statement as filed with the Securities and Exchange Commission. Furthermore, Feldman Financial Advisors visited our facilities and had discussions with our management. Feldman Financial Advisors did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on Feldman Financial Advisors in connection with its appraisal.
In connection with its appraisal, Feldman Financial Advisors reviewed the following factors, among others:
•
  our present and projected operating results and financial condition;
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  the economic and demographic conditions of our primary market area;
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  pertinent historical financial and other information relating to Madison Bank of Maryland;
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  a comparative evaluation of our operating and financial statistics with those of other publicly traded thrift institutions;

•
  the proposed price per share;
•
  the aggregate size of the offering of common stock;
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  the impact of the conversion on our capital position and earnings potential; and
•
  the trading market for securities of comparable institutions and general conditions in the market for such securities.
Consistent with Office of the Comptroller of the Currency appraisal guidelines, Feldman Financial Advisors’ analysis utilized three selected valuation procedures, the price/tangible book method, the price/core earnings method, and the price/assets method, all of which are described in its report. Feldman Financial Advisors’ appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” Feldman Financial Advisors placed the greatest emphasis on the price/tangible book method in estimating pro forma market value, as Madison Bank of Maryland recorded negative core earnings for the most recent 12-month period. Feldman Financial Advisors compared the pro forma price/tangible book ratio for MB Bancorp to the same ratios for a peer group of comparable publicly traded companies. The peer group included publicly traded companies listed on a major exchange (not organized in a mutual holding company structure or subject to an announced or rumored transaction) with:
•
  total assets of less than $500 million;
•
  tangible equity to assets greater than 10.0%; and
•
  a return on average equity for the last 12-month period approximating 3.5% or less.
In choosing the peer group, Feldman Financial Advisors selected companies with operating characteristics comparable to those of Madison Bank of Maryland based on measures of asset size, profitability, and capitalization. Similar to our recent earnings performance, the peer group’s earnings results were below the median levels reported by all publicly traded thrift institutions. We have had losses and low earnings in recent periods, including a net loss of $926,000 and $161,000 for the years ended December 31, 2013 and 2012, respectively and a net loss approximating $1.2 million for the nine months ended September 30, 2014. Initially, Feldman Financial Advisors performed a search of thrifts headquartered in Mid-Atlantic states having total assets less than $500 million, tangible equity ratios in excess of 10.0% and returns on average equity approximating 3.5% or less. This initial search produced four thrifts. Feldman Financial Advisors then expanded the geographic region to include Northeastern and Midwestern states, which added an additional four companies and subsequently widened the search area to a national basis which added two additional thrifts. We reported a return on average equity of negative 9.77% for the 12-month period ended September 30, 2014. The median return on average equity for the peer group was 1.61% and the median return on average equity reported by all publicly traded thrift institutions was 4.66%. The following table lists the companies comprising the peer group selected by Feldman Financial.

Company	City	State	No. of Offices	IPO Date	Total Assets (Dollars in millions)(1)	Total Equity/ Assets(1)
Alliance Bancorp, Inc.	Broomall	PA	8	01/18/11	$425.3	15.42%
Anchor Bancorp	Lacey	WA	11	01/26/11	389.1	13.79
First Federal of Northern MI	Alpena	MI	9	04/04/05	219.8	10.99
Georgetown Bancorp, Inc.	Georgetown	MA	3	07/12/12	264.6	11.23
Hamilton Bancorp, Inc.	Towson	MD	5	10/10/12	300.8	19.87
Poage Bankshares, Inc.	Ashland	KY	9	09/13/11	429.5	15.43
Polonia Bancorp, Inc.	Huntington Valley	PA	5	11/13/12	299.3	13.15
State Investors Bancorp, Inc.	Metarie	LA	4	07/07/11	269.7	15.31
Wolverine Bancorp, Inc.	Midland	MI	4	01/20/11	337.8	18.02
WVS Financial Corp.	Pittsburgh	PA	6	11/29/93	309.9	10.26

(1)
  Based on data provided by SNL Finanical LC.

The purpose of utilizing the peer group is to develop valuation measures based on prices at which common stocks of comparable companies are trading in a public market. The comparable public companies valuation method is based on analyzing the trading market valuation ratios of the peer group and making any necessary adjustments to reflect any other differences or factors specific to the company being valued. The selection criteria were designed to identify companies with sufficient comparability to Madison Bank of Maryland so as to enhance the reliability of the method used to determine the appraised value. Feldman Financial Advisors concluded that the overall peer group provided reasonable comparability to justify relying upon the comparable peer group method in arriving at the appraised value. Publicly traded thrift institutions with relatively low earnings were purposely included in the peer group, and Feldman Financial Advisors applied a valuation discount to reflect the fact that, among other reasons, the earnings of Madison Bank of Maryland were below the median level of the selected peer group. Office of the Comptroller of the Currency regulations require that Feldman Financial Advisors use a peer group of comparable institutions, and FeldmanFinancial Advisors believes that its methodology provided a more objective assessment of the valuation ratios that should be utilized in determining the pro forma market value of MB Bancorp.
As indicated in its appraisal, Feldman Financial Advisors compared the operating characteristics of Madison Bank of Maryland to those of the peer group to determine Madison Bank of Maryland’s relative strengths and weaknesses as compared to the peer group companies. Feldman Financial Advisors then derived benchmark pricing ratios for the price/tangible book value and price/assets ratios based on the comparative group medians. Investors tend to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and price/tangible book value comparisons. Generally, the price/earnings ratio is an important valuation ratio in the current thrift stock environment for companies reporting core profitability. In cases where companies are reporting negative core earnings, as is the case with Madison Bank of Maryland and two of the peer group companies, the price/tangible book value ratio becomes a key determinant of the estimate of MB Bancorp’s pro forma market value. Feldman Financial Advisors reviewed the core earnings of Madison Bank of Maryland and the peer group companies to apply the pricing methodology related to core earnings. As Madison Bank of Maryland recorded core losses, no meaningful comparison or conclusions were derived for purposes of establishing a price/core earnings ratio.
Feldman Financial Advisors’ appraisal concluded that the MB Bancorp’s pro forma market value should be discounted relative to the peer group companies on a price/tangible book value basis because of factors associated with financial condition, earnings prospects and liquidity of the issuer. Individual discounts and premiums are not necessarily additive and may, to some extent, offset or overlay each other. Currently, converting thrifts are often valued at discounts to peer institutions relative to price/tangible book value.
In arriving at its appraisal, Feldman Financial Advisors considered that the earnings of Madison Bank of Maryland were below the median level of the selected peer group. In addition, Madison Bank of Maryland’s lower than peer median net interest margin continues to be constrained by the large concentration of fixed-rate residential mortgages and long-term, high rate liability funding sources. Further, Feldman Financial concluded that Madison Bank of Maryland has a higher level of non-performing assets than exhibited by the selected peer group and that reserves as a percent of total non-performing assets were materially lower than those ratios posted by the peer group. Feldman Financial concluded that the current asset quality position of Madison Bank of Maryland is inferior to that of the peer group and that its asset mix and funding structure put it at a competitive disadvantage to the peer group institutions. These factors led to Feldman Financial’s conclusion that discounts were warranted for earnings and financial condition.
MB Bancorp expects that its common stock will be quoted on the OTC Pink marketplace following completion of the conversion. The peer group selected by Feldman Financial Advisors is comprised solely of companies traded on the NASDAQ Stock Market. MB Bancorp’s smaller stock issue and OTC Pink marketplace listing do not offer the relative depth of liquidity afforded by the peer group’s larger market values and NASDAQ trading history. Feldman Financial also reviewed the current pricing ratios of four recently converted OTC Bulletin Board thrift institutions and observed that the respective trading market price/book valuation ratios were materially lower than the peer group median. Thus, Feldman Financial also concluded that discounting to the peer group is appropriate for the anticipated stock illiquidity.

On the basis of the analysis in its report, Feldman Financial Advisors has advised us that, in its opinion, as of October 15, 2014, our estimated pro forma market value, was within the valuation range of $13.6 million and $18.4 million with a midpoint of $16.0 million.
In determining the estimated pro forma market value of MB Bancorp, Feldman Financial Advisors employed the comparative company approach and considered, among others, the following pricing ratios: price-to-earnings per share, price-to-book value per share, price-to-tangible book value per share and price/assets. As Madison Bank of Maryland recorded negative earnings for the last 12-month period, price-to-earnings ratios were not meaningful. The following table presents a summary of selected pricing ratios for MB Bancorp, for the peer group companies and for all publicly traded thrifts. Compared to the average pricing ratios of the peer group, MB Bancorp’s pro forma pricing ratios at the maximum of the offering range indicated discount of 33.9% on a price-to-book value basis and 34.5% on a price to tangible book value basis. Such amounts represent the difference between the price-to-book value ratio or the price to tangible book value ratio of the peer group and the comparable ratio for MB Bancorp, assuming completion of the offering at the maximum of the offering range, expressed as a percentage of the applicable peer group ratio.

	Price to Book Value Ratio(1)		Price to Tangible Book Value Ratio(1)(2)
MB Bancorp (pro forma):
Minimum	48.1	x	48.1	x
Midpoint	52.7	x	52.7	x
Maximum	56.6	x	56.6	x
Maximum, as adjusted	60.6	x	60.6	x
Peer Group:
Average	85.7	x	86.4	x
Median	88.9	x	90.3	x
All publicly traded thrifts:
Average	105.1		112.9
Median	94.9		98.1

(1)
  Ratios are based on book value and tangible book value as of June 30, 2014, and share prices as of October 15, 2014.
(2)
  Tangible book value is book value less intangible assets, such as goodwill or core deposit intangibles.
The pro forma information presented under “Pro Forma Data” reflects an estimated expense for the equity incentive plan that may be adopted by MB Bancorp and the resulting effect on the pro forma price-to-earnings multiples for MB Bancorp.
Our board of directors reviewed Feldman Financial Advisors’ appraisal report, including the methodology and the assumptions used by Feldman Financial Advisors, and determined that the valuation range was reasonable and adequate. Assuming that the shares are sold at $10.00 per share in the conversion, the estimated number of shares would be between 1,360,000 at the minimum of the valuation range and 1,840,000 at the maximum of the valuation range, with a midpoint of 1,600,000. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of the Comptroller of the Currency regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.
Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of the Comptroller of the Currency, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, Feldman Financial Advisors, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Feldman Financial Advisors determines that our pro forma market value has increased, we may sell up to 2,116,000 shares without any further notice to you.
No shares will be sold unless Feldman Financial Advisors confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, we may either: terminate the stock offering and promptly return all funds without deduction; set a new offering range, notify all subscribers and give them the opportunity to place a new order for shares of MB Bancorp common stock; or take such other actions as may be permitted by the Office of the Comptroller of the Currency. If the offering is terminated all subscriptions will be cancelled and subscription funds will be returned promptly with interest and without deduction, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If Feldman Financial Advisors establishes a new valuation range, it must be approved by the Office of the Comptroller of the Currency.
In formulating its appraisal, Feldman Financial Advisors relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. Feldman Financial Advisors also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While Feldman Financial Advisors believes this information to be reliable, Feldman Financial Advisors does not guarantee the accuracy or completeness of the information and did not independently verify the consolidated financial statements and other data provided by us nor independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any-kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.
Copies of the appraisal report of Feldman Financial Advisors, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”
Delivery of Shares of Common Stock Purchased in the Offering
All shares of MB Bancorp common stock sold will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of conmon stock issued in the offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order form as soon as practicable following consummation of the conversion. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.
Restrictions on Repurchase of Stock
Under Office of the Comptroller of the Currency regulations, we may not for a period of one year from the date of the completion of the offering repurchase any of our common stock from any person, except (1) in an offer made to all shareholders to repurchase the common stock on a pro rata basis, approved by the Office of the Comptroller of the Currency; (2) the repurchase of eligible shares of a director; or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of the Comptroller of the Currency may approve the open market repurchase of up to 5% of our common stock during the first year following the offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of the Comptroller of the Currency. Furthermore, repurchases of any common stock are prohibited if they would cause Madison Bank of Maryland’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of the Comptroller of the Currency.
Restrictions on Transfer of Shares After the Conversion Applicable to Officers and Directors
Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.
Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the offering, except upon the death of the shareholder or unless approved by the Office of the Comptroller of the Currency. Shares purchased by these persons in the open market after the offering will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.
Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with Madison Bank of Maryland as account holders. Any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of the Comptroller of the Currency regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.
Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of conversion, and their associates, during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of the Comptroller of the Currency. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.
We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act of 1933, as amended. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act of 1933, as amended, under certain circumstances.
Interpretation, Amendment and Termination
To the extent permitted by law, all interpretations by us of the plan of conversion will be final; however, such interpretations have no binding effect on the Office of the Comptroller of the Currency. The plan of conversion provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion as a result of comments from regulatory authorities or otherwise.
Completion of the offering requires the sale of all shares of the common stock within 90 days following approval of the plan of conversion by the Office of the Comptroller of the Currency, unless an extension is granted by the Office of the Comptroller of the Currency. If this condition is not satisfied, the plan of conversion will be terminated and we will continue our business as a federal mutual savings bank. We may terminate the plan of conversion at any time.

RESTRICTIONS ON THE ACQUISITION OF MB BANCORP, INC. AND
MADISON BANK OF MARYLAND
General
Madison Bank of Maryland’s plan of conversion provides for the conversion of Madison Bank of Maryland from the mutual to the stock form of organization and, as part of the conversion, the adoption of a new federal stock charter and bylaws by Madison Bank of Maryland’s members. The plan of conversion also provides for the concurrent formation of a holding company. As described below and elsewhere in this document, certain provisions in MB Bancorp’s articles of incorporation and bylaws may have anti-takeover effects. In addition, provisions in Madison Bank of Maryland’s federal stock charter and bylaws may also have anti-takeover effects. Finally, Maryland corporate law and regulatory restrictions may make it difficult for persons or companies to acquire control of either MB Bancorp or Madison Bank of Maryland.
Anti-Takeover Provisions in MB Bancorp’s Articles of Incorporation and Bylaws
MB Bancorp’s articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of MB Bancorp by means of a tender offer, proxy contest or otherwise. Some provisions will also render the removal of the incumbent board of directors or management of MB Bancorp more difficult. These provisions may have the effect of deterring a future takeover attempt that is not approved by the directors of MB Bancorp, but which MB Bancorp shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in MB Bancorp’s articles of incorporation and bylaws. See “Where You Can Find More Information” for information on where to obtain a copy of these documents.
Limitation on Voting Rights.   Our articles of incorporation provide that in no event will any holder of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of MB Bancorp or any subsidiary or a trustee of a plan.
Board of Directors
Classified Board.   Our board of directors is divided into three classes as nearly as equal in number as possible. The shareholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of MB Bancorp.
Filling of Vacancies; Removal.   Our bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled only by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the board of directors will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified. Our articles of incorporation provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of a majority of the shares entitled to vote in the election of directors. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.
Qualification.   Our bylaws provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency. These provisions contained in our bylaws may prevent shareholders from nominating themselves or persons of their choosing for election to the board of directors.
Elimination of Cumulative Voting.   Our articles of incorporation provide that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a shareholder group to elect a director nominee.
Special Meetings of Shareholders.   Our shareholders must act only through an annual or special meeting. Special meetings of shareholders may only be called by the Chairman, the President, by two-thirds of the total number of directors or by the Corporate Secretary upon the written request of the holders of a majority of all the shares entitled to vote at a meeting. The limitations on the calling of special meetings of shareholders may have the effect of delaying consideration of a shareholder proposal until the next annual meeting.
Amendment of Articles of Incorporation.   Our articles of incorporation provide that certain amendments to our articles of incorporation relating to a change in control of us must be approved by at least 75% of the outstanding shares entitled to vote.
Advance Notice Provisions for Shareholder Nominations and Proposals.   Our bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our board of directors or by a shareholder who has given appropriate notice to us before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given us appropriate notice of the shareholder’s intention to bring that business before the meeting. Our Corporate Secretary must receive notice of the nomination or proposal not less than 90 days before the date of the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the shareholder, the shareholder’s ownership of MB Bancorp and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing shareholder.
Advance notice of nominations or proposed business by shareholders gives our board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders and make recommendations about those matters.
Authorized but Unissued Shares of Capital Stock.   Following the offering, we will have authorized but unissued shares of common and preferred stock. Our articles of incorporation authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
Business Combinations with Interested Shareholders.   Under Maryland law, “business combinations” between MB Bancorp and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (1) any person who beneficially owns 10% or more of the voting power of MB Bancorp’s voting stock after the date on which MB Bancorp had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of MB Bancorp at any time after the date on which MB Bancorp had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of MB Bancorp. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
After the five-year prohibition, any business combination between MB Bancorp and an interested shareholder generally must be recommended by the board of directors of MB Bancorp and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of MB Bancorp and (2) two-thirds of the votes entitled to be cast by holders of voting stock of MB Bancorp other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if MB Bancorp’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.
Restrictions in Madison Bank of Maryland’s Federal Stock Charter and Bylaws
Although the board of directors of Madison Bank of Maryland is not aware of any effort that might be made to obtain control of Madison Bank of Maryland after its conversion to the stock form of ownership, the board of directors believes it is appropriate to adopt certain provisions permitted by federal regulations that may have the effect of deterring a future takeover attempt that is not approved by Madison Bank of Maryland’s board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in Madison Bank of Maryland’s proposed federal stock charter and bylaws.
Beneficial Ownership Limitation.   Madison Bank of Maryland’s charter provides that, for a period of five years from the date of the conversion, no person, other than MB Bancorp, may acquire directly or indirectly the beneficial ownership of more than 10% of any class of any equity security of Madison Bank of Maryland. If a person acquires shares in violation of this provision, all shares beneficially owned by such person in excess of 10% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the shareholders for a vote.
Board of Directors
Classified Board.   Madison Bank of Maryland’s board of directors is divided into three classes as nearly as equal in number as possible. The shareholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Madison Bank of Maryland.
Filling of Vacancies; Removal.   The bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the remaining directors although less than a quorum of the board of directors then in office. A person elected to fill a vacancy on the board of directors will serve until the next election of directors by the shareholders. Madison Bank of Maryland’s bylaws provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of the holders of at least a majority of the outstanding shares of voting stock. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.
Elimination of Cumulative Voting.   The charter of Madison Bank of Maryland does not provide for cumulative voting with respect to the election of directors. The elimination of cumulative voting makes it more difficult for a shareholder group to elect a director nominee.
Authorized but Unissued Shares of Capital Stock.   Following the conversion, Madison Bank of Maryland will have authorized but unissued shares of common and preferred stock. Madison Bank of Maryland’s charter authorizes the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of Madison Bank of Maryland by means of a merger, tender offer, proxy contest or otherwise.
Regulatory Restrictions
Maryland Corporate Law and Business Combinations with Interested Stockholders.   Under Maryland law, “business combinations” between MB Bancorp and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (1) any person who beneficially owns 10% or more of the voting power of MB Bancorp’s voting stock after the date on which MB Bancorp had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of MB Bancorp at any time after the date on which MB Bancorp had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of MB Bancorp. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
After the five-year prohibition, any business combination between MB Bancorp and an interested shareholder generally must be recommended by the board of directors of MB Bancorp and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of MB Bancorp and (2) two-thirds of the votes entitled to be cast by holders of voting stock of MB Bancorp other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if MB Bancorp’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.
Conversion Regulations.   Regulations of the Office of the Comptroller of the Currency prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of the Comptroller of the Currency, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of the Comptroller of the Currency has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a savings bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.
Change in Bank Control Act.   The acquisition of 10% or more of the common stock outstanding may trigger the provisions of the Bank Holding Company Act, the Change in Bank Control Act of 1978, the Federal Reserve Board’s Regulation Y and Office of the Comptroller of the Currency regulations. The Federal Reserve Board and the Office of the Comptroller of the Currency also require persons who at any time intend to acquire control of a federally chartered savings bank, including a converted savings bank such as Madison Bank of Maryland, to provide 60 days prior written notice and certain financial and other information to the Federal Reserve Board and the Office of the Comptroller of the Currency.
The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for the purpose of the Bank Holding Company Act exists in situations in which the acquiring party has voting control of at least 25% of any class of MB Bancorp’s voting stock or the power to direct the management or policies of MB Bancorp. However, under Federal Reserve Board and Office of the Comptroller of the Currency regulations, “control” is presumed to exist where the acquiring party has voting control of at least 10% of any class of MB Bancorp’s voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of the Comptroller of the Currency to disapprove a proposed acquisition on certain specified grounds.
DESCRIPTION OF MB BANCORP, INC. CAPITAL STOCK

The common stock of MB Bancorp will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General
MB Bancorp is authorized to issue 19 million (19,000,000) shares of common stock having a par value of $.01 per share and one million (1,000,000) shares of preferred stock having a par value of $.01 per share. Each share of MB Bancorp’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. MB Bancorp will not issue any shares of preferred stock in the conversion.
Common Stock
Dividends.   Under applicable law, MB Bancorp can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if MB Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference upon dissolution. The holders of common stock of MB Bancorp will be entitled to receive and share equally in dividends as may be declared by the board of directors of MB Bancorp out of funds legally available for dividends. If MB Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends. See “Our Dividend Policy” and “Regulation and Supervision.”
Voting Rights.   After the conversion, the holders of common stock of MB Bancorp will possess exclusive voting rights in MB Bancorp. They will elect MB Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Except as discussed under “Restrictions on the Acquisition of MB Bancorp, Inc. and Madison Bank of Maryland — Anti-Takeover Provisions in MB Bancorp’s Articles of Incorporation and Bylaws — Limitation on Voting Rights,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If MB Bancorp issues preferred stock, holders of MB Bancorp preferred stock may also possess voting rights.
Liquidation.   If there is any liquidation, dissolution or winding up of Madison Bank of Maryland, MB Bancorp, as the sole holder of Madison Bank of Maryland’s capital stock, would be entitled to receive all of Madison Bank of Maryland’s assets available for distribution after payment or provision for payment of all debts and liabilities of Madison Bank of Maryland, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of MB Bancorp, the holders of its common stock would be entitled to receive all of the assets of MB Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If MB Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.
Preemptive Rights; Redemption.   Holders of the common stock of MB Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock
MB Bancorp will not issue any preferred stock in the conversion and it has no current plans to issue any preferred stock after the conversion. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. MB Bancorp will not offer preferred stock to officers, directors or 5% shareholders unless the issuance of preferred stock is approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or to independent legal counsel.
TRANSFER AGENT AND REGISTRAR
The transfer agent and registrar for our common stock will be Computershare Trust Company, N.A., Cranford, New Jersey.
REGISTRATION REQUIREMENTS
We have registered our common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.
LEGAL AND TAX OPINIONS
The legality of our common stock has been passed upon for us by Kilpatrick Townsend & Stockton LLP, Washington, DC. The federal tax consequences of the conversion have been opined upon by Kilpatrick Townsend & Stockton LLP and the state tax consequences of the conversion have been opined upon by Stegman & Company. Kilpatrick Townsend & Stockton LLP and Stegman & Company have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Keefe, Bruyette & Woods by Breyer & Associates PC.
EXPERTS
The consolidated financial statements of Madison Bank of Maryland as of December 31, 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013 included in this prospectus and in the registration statement have been audited by Stegman & Company, an independent registered public accounting firm, as stated in its report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
Feldman Financial Advisors has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the stock offering. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, NE, Room 1580, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at http://www.sec.gov.

Madison Bank of Maryland has filed an application for approval of the plan of conversion with the Office of the Comptroller of the Currency. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the Northeast District Office of the Office of the Comptroller of the Currency, 340 Madison Avenue, 5th Floor, New York, New York 10173.
A copy of the plan of conversion and MB Bancorp’s articles of incorporation and bylaws are available without charge from Madison Bank of Maryland.
The appraisal report of Feldman Financial Advisors has been filed as an exhibit to our registration statement and to our regulatory applications. The appraisal report was filed electronically with the Securities and Exchange Commission and is available on its website as described above. The appraisal report also is available at the public reference room of the Securities and Exchange Commission and the offices of the Office of the Comptroller of the Currency as described above.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
OF MADISON BANK OF MARYLAND

Page
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets as of June 30, 2014 (unaudited) and December 31, 2013 and 2012	F-2
Consolidated Statements of Operations for the Six Months Ended June 30, 2014 and 2013 (unaudited) and the Years Ended December 31, 2013 and 2012	F-3
Consolidated Statements of Comprehensive Income (Loss) for the Six Months Ended June 30, 2014 and 2013 (unaudited) and the Years Ended December 31, 2013 and 2012	F-4
Consolidated Statements of Equity for the Six Months Ended June 30, 2014 (unaudited) and the Years Ended December 31, 2013 and 2012	F-5
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2014 (unaudited) and the Years Ended December 31, 2013 and 2012	F-6
Notes to Consolidated Financial Statements	F-7

****
All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes. Separate financial statements for MB Bancorp have not been included in this prospectus because MB Bancorp, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Madison Bank of Maryland
Forest Hill, Maryland
We have audited the accompanying consolidated balance sheets of Madison Bank of Maryland and Subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related statements of operations, comprehensive loss, equity, and cash flows for each of the years in the two-year period ended December 31, 2013. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Madison Bank of Maryland and Subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

Baltimore, Maryland
October 21, 2014

MADISON BANK OF MARYLAND AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of June 30, 2014	As of December 31, 2013	As of December 31, 2012
	(Unaudited)
ASSETS
Cash and due from banks	$3,891,859	$2,276,693	$2,986,383
Interest bearing deposits in other banks	1,069,727	1,733,922	2,513,977
Total cash and cash equivalents	4,961,586	4,010,615	5,500,360
Other interest-bearing deposits in other banks	2,785,000	3,536,000	5,478,000
Investment securities available-for-sale – at fair value	604,924	488,056	698,040
Investment securities held to maturity	14,616,272	14,192,795	13,175,247
Loans, net of unearned fees	110,627,361	114,617,783	120,228,428
Less allowance for loan losses	(1,622,968)	(1,790,105)	(1,624,314)
Loans, net	109,004,393	112,827,678	118,604,114
Real estate ground rents	846,359	848,459	851,459
Less allowance for credit losses	(144,028)	(131,076)	(110,263)
Ground rents, net	702,331	717,383	741,196
Federal Home Loan Bank stock, at cost	929,000	984,300	762,000
Property and equipment, net	3,960,840	4,024,215	4,681,072
Real estate held for sale	—	443,225	124,496
Deferred income taxes	1,429,429	1,436,767	939,657
Bank-owned life insurance	799,210	796,997	963,644
Other real estate owned	518,490	452,078	1,139,903
Accrued interest receivable and other assets	609,509	695,485	1,570,626
TOTAL ASSETS	$140,920,984	$144,605,594	$154,378,355
LIABILITIES AND EQUITY
LIABILITIES:
Deposits	$103,916,092	$107,622,213	$122,288,692
Federal Home Loan Bank advances	17,750,000	17,750,000	12,000,000
Deferred compensation liability	291,591	356,001	413,890
Accounts payable and other liability	354,456	375,470	232,253
Total liabilities	122,312,139	126,103,684	134,934,835
EQUITY
Retained earnings	18,589,720	18,494,449	19,420,489
Accumulated other comprehensive income	19,125	7,461	23,031
Total equity	18,608,845	18,501,910	19,443,520
TOTAL LIABILITIES AND EQUITY	$140,920,984	$144,605,594	$154,378,355

See accompanying notes to financial statements.

MADISON BANK OF MARYLAND AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2014	2013	2013	2012
	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$2,311,568	$2,526,051	$4,832,839	$5,260,163
Interest on federal funds sold and other investments	21,249	30,463	54,297	56,488
Interest and dividends on investment securities	256,363	221,261	473,208	522,172
Total interest income	2,589,180	2,777,775	5,360,344	5,838,823
INTEREST EXPENSE:
Interest on deposits	421,897	546,779	1,011,739	1,310,648
Interest on short term borrowings	7,763	—	5,034	—
Interest on long term borrowings	250,996	250,997	506,154	507,900
Total interest expense	680,656	797,776	1,522,927	1,818,548
NET INTEREST INCOME	1,908,524	1,979,999	3,837,417	4,020,275
PROVISION (REVERSAL) FOR LOAN LOSSES	(10,682)	4,023	883,650	375,595
NET INTEREST INCOME AFTER PROVISIONS FOR LOAN LOSSES	1,919,206	1,975,976	2,953,767	3,644,680
NON-INTEREST INCOME:
Service charges on deposit accounts	6,806	7,076	14,603	15,665
Fees and charges on loans	28,304	23,700	40,407	45,613
Increase in cash surrender value of life insurance	2,212	47,662	97,113	60,851
Net gain on redemption of securities	—	—	—	1,667
Gain (loss) on sale of other real estate owned	1,230	—	(1,482)	(18,498)
Gain on sale of real estate held for sale	130,763	14,568	14,568	—
Loss on disposal of equipment	—	(59)	(689)	(13,939)
Ground rent fees	22,632	22,604	39,571	41,891
Other income	11,840	25,507	41,267	57,726
Total non-interest income	203,787	141,058	245,358	190,976
NON-INTEREST EXPENSE:
Salaries and employee benefits	1,099,144	1,196,043	2,416,053	2,342,375
Occupancy expenses	231,203	221,358	425,632	444,271
Furniture and equipment expenses	39,916	43,327	85,954	91,903
Legal and professional fees	90,000	93,046	176,341	181,835
Data processing and other outside services	122,349	118,153	240,684	243,398
FDIC insurance premiums	61,114	65,961	128,354	123,707
Advertising and marketing related expenses	49,027	50,482	76,548	175,547
Provision for loss on other real estate owned	—	—	527,686	45,115
Provision for loss on ground rents	11,952	7,800	20,021	5,478
Other expenses	263,072	255,450	528,160	482,123
Total non-interest expenses	1,967,777	2,051,620	4,625,433	4,135,752
INCOME (LOSS) BEFORE INCOME TAXES (BENEFIT)	155,216	65,414	(1,426,308)	(300,096)
INCOME TAX EXPENSE (BENEFIT)	59,945	25,291	(500,268)	(139,216)
NET INCOME (LOSS)	$95,271	$40,123	$(926,040)	$(160,880)

See accompanying notes to financial statements.

MADISON BANK OF MARYLAND AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2014	2013	2013	2012
	(Unaudited)
NET INCOME (LOSS)	$95,271	$40,123	$(926,040)	$(160,880)
OTHER COMPREHENSIVE INCOME ON AVAILABLE-FOR-SALE INVESTMENT SECURITIES:
Unrealized gains (losses) arising during the period	19,002	(19,211)	(25,366)	(5,439)
Income taxes on unrealized gains (losses) arising during the period	(7,338)	7,419	9,796	2,100
	11,664	(11,792)	(15,570)	(3,339)
COMPREHENSIVE INCOME (LOSS)	$106,935	$28,331	$(941,610)	$(164,219)

See accompanying notes to financial statements.

MADISON BANK OF MARYLAND AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2014 (UNAUDITED) AND
THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
BALANCES AT JANUARY 1, 2012	$19,581,369	$26,370	$19,607,739
Net loss	(160,880)	—	(160,880)
Net unrealized gain on available-for-sale securities, net of tax benefit of ($2,100)	—	(3,339)	(3,339)
BALANCES AT DECEMBER 31, 2012	$19,420,489	$23,031	$19,443,520
Net loss	(926,040)	—	(926,040)
Net unrealized gain on available-for-sale securities, net of tax benefit of ($9,796)	—	(15,570)	(15,570)
BALANCES AT DECEMBER 31, 2013	18,494,449	7,461	18,501,910
Net income	95,271	—	95,271
Net unrealized loss on available-for-sale securities, net of tax benefit of ($7,338)	—	11,664	11,664
BALANCES AT JUNE 30, 2014	$18,589,720	$19,125	$18,608,845

See accompanying notes to financial statements.

MADISON BANK OF MARYLAND AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,	For the Years Ended December 31,
	2014	2013	2012
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$95,271	$(926,040)	$(160,880)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation expense	86,144	179,851	195,594
Increase in cash surrender value of life insurance	(2,212)	(97,113)	(60,851)
Net amortization/accretion of premiums and discounts	(2,875)	(6,004)	(16,015)
(Reversal) Provision for loan losses	(10,682)	883,650	375,595
Provision for ground rent losses	11,952	20,021	5,478
(Increase) decrease in deferred income taxes	—	(487,314)	145,437
Provision for loss on other real estate owned	—	527,686	45,115
(Gain) Loss on sale of other real estate owned	(1,230)	1,482	18,498
Increase (decrease) in accrued interest and other assets	85,976	873,659	(309,250)
Gain on investment securities	—	—	(1,667)
Loss on disposal of equipment	—	689	13,939
Gain on sale of real estate held for sale	(131,831)	(14,568)	—
Decrease in deferred compensation liability	(64,410)	(57,889)	(53,601)
(Decrease) increase in accounts payable and other liabilities	(21,014)	143,217	22,192
Net cash provided by operating activities	45,089	1,041,327	219,584
CASH FLOWS FROM INVESTING ACTIVITIES:
Net decrease (increase) in other interest bearing deposits in other banks	751,000	1,942,000	(2,537,000)
Purchase of available-for-sale investments	(120,354)	—	—
Proceeds from calls/repayments of available-for-sale investments	22,601	186,228	756,625
Purchase of held-to-maturity investments	(967,930)	(4,997,599)	(5,997,750)
Proceeds from maturity/repayments of held-to-maturity investments	547,567	3,999,013	6,865,791
Net decrease (increase) in loans	3,765,964	4,775,769	(6,898,604)
Proceeds from redemption of bank owned life insurance	—	263,760	—
Proceeds from sale of ground rents	3,100	3,792	2,537
Proceeds from sale of other real estate owned	2,468	314,538	139,102
Proceeds from sale of real estate held for sale	575,056	139,064	—
Purchase of property, plant and equipment	(22,769)	(18,858)	(118,541)
Net decrease (increase) in Federal Home Loan Bank stock	55,300	(222,300)	94,400
Net cash provided by (used in) investing activities	4,612,003	6,385,407	(7,693,440)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in deposits	(3,706,121)	(14,666,479)	6,629,037
Federal Home Loan Bank advances	4,750,000	5,750,000	—
Federal Home Loan Bank repayments	(4,750,000)	—	—
Net cash (used in) provided by financing activities	(3,706,121)	(8,916,479)	6,629,037
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	950,971	(1,489,745)	(844,819)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	4,010,615	5,500,360	6,345,179
CASH AND CASH EQUIVALENTS AT END OF YEAR	$4,961,586	$4,010,615	$5,500,360
Supplemental cash flows information:
Interest paid	$681,776	$1,523,816	$1,799,156
Income taxes paid	$—	$—	$143,225
Noncash
Transfer of loans to other real estate owned	$67,650	$102,449	$281,995
Transfer of other real estate owned to other assets	$—	$—	$52,250
Transfer of property to real estate held for sale	$—	$495,175	$124,496

See accompanying notes to financial statements.

MADISON BANK OF MARYLAND AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2013 AND 2012
1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
In 2002, Bohemian American Federal Savings and Loan Association, Inc., incorporated in 1899 in the State of Maryland, merged with Madison & Bradford Federal Savings & Loan Association, incorporated in 1904 in the State of Maryland, to form Madison Bohemian Savings Bank. On September 1, 2009 Madison Bohemian Savings Bank changed its name to Madison Bank of Maryland (the “Bank”). The Bank’s principal business is providing mortgage and consumer loans in northern Baltimore and Harford County. The Bank also provides construction and lot loans. Significant accounting policies followed by the Bank are presented below.
Unaudited Interim Financial Statements
The interim consolidated financial statements prepared by management as of June 30, 2014 and for the six months ended June 30, 2014 and June 30, 2013 are not covered by the Independent Auditors’ Report. In the opinion of management, the accompanying consolidated financial statements as of June 30, 2014 and for the six months ended June 30, 2014 and 2013 contains all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position at June 30, 2014, and the results of operations and cash flows for the six months ended June 30, 2014 are not necessarily indicative of the results to be expected for the full year.
Principles of Consolidation
The consolidated financial statements include the accounts of the Bank and its wholly owned subsidiaries 1920 Rock Spring Road, LLC formed in 1998 to own and hold real estate and Mutual, LLC formed in 2011 to hold other real estate owned. All significant intercompany accounts and transactions have been eliminated. The accounting and reporting policies of the Bank conform to U.S. generally accepted accounting principles and to general practices in the banking industry.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Reclassification
During the six-month period ended June 30, 2014, the Bank reclassified the presentation of ground rent fees from interest income to non-interest income. In addition, the provision for ground rent losses was reclassified into non-interest expense. Prior periods presented were adjusted accordingly. The reclassification did not have an effect on previously reported net income (losses).
Cash and Cash Equivalents
The Bank has included cash and due from banks, interest-bearing deposits in other banks with original maturities of 90 days or less, and federal funds sold and other overnight investments as cash and cash equivalents for the purpose of reporting cash flows.
Investments Securities
As securities are purchased, management determines if the securities should be classified as held to maturity or available for sale. Securities which management has the intent and ability to hold to maturity are recorded at amortized cost. Securities which may be sold before maturity are classified as available for sale and carried at fair value with unrealized gains and losses included in accumulated other comprehensive income, a separate component of equity, on an after-tax basis. Realized gains and losses, using the specific identification method, are included as a separate component of noninterest income. Premiums and discounts on investment securities are amortized/accreted to the earlier of call or maturity. Investments in Federal Home Bank stock are excluded from securities classified as available for sale and are carried at cost.
Declines in the fair value of individual available for sale or held to maturity securities below their cost that are other than temporary, result in write-downs of the individual securities to their fair value. Factors affecting the determination of whether an other-than-temporary impairment has occurred include, among others, a downgrading of the security by the rating agency or a significant deterioration in the financial condition of the issuer.
Management systematically evaluates investment securities for other-than-temporary declines in fair value on a quarterly basis. This analysis requires management to consider various factors, which include (1) duration and magnitude of the decline in value, (2) the financial condition of the issuer or issuers and (3) the structure of the security.
An impairment loss is recognized in earnings only when (1) the Bank intends to sell the debt security; (2) it is more likely than not that the Bank will be required to sell the security before recovery of its amortized cost basis; or (3) the Bank does not expect to recover the entire amortized cost basis of the security. In situations where the Bank intends to sell or when it is more likely than not that the Bank will be required to sell the security, the entire impairment loss must be recognized in earnings. In all other situations, only the portion of the impairment loss representing the credit loss must be recognized in earnings, with the remaining portion being recognized in stockholders’ equity as a component of other comprehensive income, net of deferred taxes.
Loans
Loans are stated at the principal amount outstanding net of any deferred fees and costs. Interest income on loans is accrued at the contractual rate on the principal amount outstanding. It is the Bank’s policy to discontinue the accrual of interest when circumstances indicate that collection is doubtful. Direct loan origination costs, net of direct loan origination costs, are amortized or accreted over the contractual life of the loan using the interest method.
Loans are considered impaired when, based on current information, it is probable that the Bank will not collect all principal and interest payments according to contractual terms. Generally, loans are considered impaired once principal and interest payments are past due and they are placed on non-accrual. Management also considers the financial condition of the borrower, cash flows of the loan and the value of the related collateral. Impaired loans do not include large groups of smaller balance homogeneous credits such as residential real estate and consumer installment loans, which are evaluated collectively for impairment. Loans specifically reviewed for impairment are not considered impaired during periods of “minimal delay” in payment (usually ninety days or less) provided eventual collection of all amounts due is expected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, the Bank may measure impairment based on a loan’s observable market price or the fair value of the collateral, if the loan is collateral dependent. The Bank recognizes interest income on impaired loans on a cash basis if the borrower demonstrates the ability to meet the contractual obligation and collateral is sufficient. If there is doubt regarding the borrower’s ability to make payments or the collateral is not sufficient, payments received are accounted for as a reduction in principal.
A loan is considered to be a troubled debt restructured loan (“TDR”) when the Bank grants a concession to the borrower that the Bank would not otherwise consider to a borrower of comparable risk and placed on non-accrual status. Such concessions include the reduction of interest rates, forgiveness of all or a portion of principal or interest, extension of loan term or other modifications at interest rates that are less than the current market rate for new obligations with similar risk. If a loan is in non accrual status at the time we restructure it and classify the restructure as a troubled debt restructuring, it is our policy to maintain the loan as nonaccrual until we receive six consecutive payments under the restructured terms. TDR loans that are in compliance with their modified terms and that yield a market rate, may be removed from the TDR status after a period of one year.

Allowance for Loan Losses
The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. The Bank maintains an allowance for loan losses at an amount estimated to equal all loan losses incurred in our loan portfolio that are both probable and reasonable to estimate at a balance sheet date. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions and trends that may affect the borrowers’ ability to pay.
The allowance for loan losses represents an estimation done pursuant to either Accounting Standards Codification (“ASC”) Topic 450 “Contingencies” or Topic 310 “Receivables.” The Bank uses a loan grading system where loans are graded based on management’s evaluation of the risk associated with each loan. A factor, based on the loan grading is applied to the loan allowance to provide for losses. In addition, management judgmentally establishes an additional nonspecific reserve. The nonspecific portion of the allowance reflects management’s estimate of probable inherent but undetected losses within the portfolio due to uncertainties in economic conditions, delays in obtaining information, including unfavorable information about a borrower’s financial condition, the difficulty in identifying triggering events that correlates perfectly to subsequent loss rates, and risk factors that have not yet manifested themselves in loss allocation factors. The adequacy of the allowance is determined through careful and continuous evaluation of the loan portfolio, which involves the consideration of a number of factors to establish a prudent level. Determination of the allowance is inherently subjective and requires significant estimates, including estimated losses on pools of homogeneous loans based on historical loss experience and consideration of current economic trends, which may be susceptible to significant change.
While management believes it has established the allowance for loan losses in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank’s regulators or the economic environment will not require further increases in the allowance.
Real Estate Ground Rents
Ground rents are a form of real estate ownership where the land is owned by one entity, but the improved property located on the land is owned by the homeowner. The Bank’s ground rents are supported by deeds that have been registered with Maryland State Department of Assessments and Taxation. Under Maryland law, homeowners are required to pay the ground rent owner an annual fee that is stated in the original ground rent deed. The fee is typically 6% of the original value of the land as stipulated in the deed and is paid biannually. In addition, Maryland law stipulates that ground rent owners are required to sell or redeem the ground rent to the homeowner when requested. The redemption price on the ground rent is the lesser of the annual ground rent fee divided by a statutory redemption rate, which ranges from 6% to 12%, or the contractual sales price. Maryland also limits the collection of ground rent fees to amounts due for three years or less.
Ground rents are recorded at the lower of cost or fair value. Fair value is estimated based on the contractual value of the unconsummated redemption or sales agreements. Ground rent fees are recognized upon receipt and included in non-interest income. At June 30, 2014 (unaudited), December 31, 2013 and 2012, the Bank’s investment includes individual ground rents ranging from $640 to $3,000, totaling $846,359, $848,459 and $851,459, respectively. An allowance for losses is established when the collectability of ground rent payments becomes uncertain, typically when the ground rent payment becomes three years delinquent. At June 30, 2014 (unaudited), December 31, 2013 and 2012, the Bank had $144,028, $131,076 and $110,263, respectively, of ground rents that were three years or more delinquent and were reserved at 100%.

Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation and amortization computed using the straight-line method. Premises and equipment are depreciated over the useful lives of the assets. Useful lives range from five to ten years for furniture, fixtures, and equipment; three to five years for software, hardware, and data handling equipment. Maintenance and repairs are charged to expense as incurred, while improvements, which extend the useful life, are capitalized and depreciated over the estimated remaining life of the asset.
Long-lived depreciable assets are evaluated periodically for impairment when events or changes in circumstances indicate the carrying amount may not be recoverable. Impairment exists when the expected undiscounted future cash flows of a long-lived asset are less than its carrying value. In that event, the Bank recognizes a loss for the difference between the carrying amount and the estimated fair value of the asset based on a quoted market price, if applicable, or a discounted cash flow analysis.
The Bank is obligated under long-term operating leases for one of its branches. Rental expense under these agreements was approximately $40,983 and $37,979 for the six months ended June 30, 2014 (unaudited) and June 30, 2013 (unaudited), respectively, and $78,693 and $50,306 for the years ended December 31, 2013 and 2012, respectively. At June 30, 2014 (unaudited), the minimum rental commitments under the non-cancelable operating leases are as follows:

Year Ending December 31:
2014	$37,131
2015	75,377
2016	77,638
2017	79,967
2018	82,366
2019	84,837
2020 and thereafter	238,733
$676,049

Bank-Owned Life Insurance
The Bank purchased single-premium life insurance policies on certain former officers and directors of the Bank. The net cash surrender value of those policies is classified in other assets. Appreciation in the value of the insurance policies is classified in non-interest income.
Other Real Estate Owned
Real estate acquired in satisfaction of a debt is carried at fair value net of estimated selling costs. Costs incurred in maintaining foreclosed real estate and write-downs to reflect declines in the fair value of the properties after acquisition are included in noninterest expenses.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Advertising Costs
Advertising costs are generally expensed as incurred.
Income Taxes
Bank uses the liability method of accounting for income taxes. Under the liability method, deferred-tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities (i.e., temporary differences) and are measured at the enacted rates that will be in effect when these differences reverse. Deferred income taxes are recognized when it is deemed more likely than not that the benefits of such deferred income taxes will be realized. The Bank recognizes interest and/or penalties related to income tax matters in income tax expense. Tax years subsequent to December 31, 2009 remain subject to examination by Federal and State of Maryland jurisdictions.
ASC Topic 740, “Taxes”, provides clarification on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Bank has not identified any income tax uncertainties.
Supplemental Executive Retirement Plans (“SERP”)
The Bank has SERP’s with various former officers and directors of the Bank. The liabilities under the majority of the agreements are capped at the cash values of insurance policies that have been purchased to fund the policies. The liability for a director who has already attained retirement age has been calculated on the present value of payments under the plan. There is also life insurance to protect the Bank under this director’s plan.
Subsequent Events
Conversion from Mutual to Stock
On August 26, 2014, the Bank’s Board of Directors approved a plan (the “Plan”) to convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank form of organization, subject to approval by the affirmative vote of at least a majority of the total votes eligible to be cast by voting members of the Bank at a special meeting. The Plan, which includes formation of a holding company organize under Maryland law to own all of the outstanding capital stock of the Bank, is also subject to approval by the Comptroller of the Currency (the “OCC”) and includes the filing of a registration statement, including a prospectus with the Securities and Exchange Commission.
The cost of conversion and issuing and selling the capital stock will be deferred and deducted from the proceeds of the offering. In the event the conversion and offering are not completed, any deferred costs will be charged to operations. Through August 31, 2014, the Bank had incurred $160,317 in conversion cost, which were recorded in prepaid expenses and other assets on the Consolidated Balance Sheet.
The Plan calls for the Bank to convert to the stock form of ownership upon the completion of the sale of common stock of the holding company to be offered to various parties in a subscription offering at $10.00 per share based on an independent appraisal of The Bank. It is anticipated that any shares not purchased in the subscription offering will be offered in a community offering. The Bank may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account discussed below or the regulatory capital requirements imposed by the OCC.
At the time of conversion, the Bank will establish a liquidation account in an amount equal to its retained earnings as reflected in the latest balance sheet used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their deposit accounts in the Bank after conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. In the event of a complete liquidation of the Bank, eligible depositors who continue to maintain accounts in accordance with OCC regulations shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock. The conversion will be accounted for as change in corporate form with the historic base of the Bank’s assets, liabilities and equity unchanged as a result.
Recognition of Deferred Tax Valuation Allowance
In September 2014, the Bank recorded a provision for loan losses totaling $820,554 and a provision for losses on other real estate owned of $108,400. The provision for loan losses was principally the result of the third quarter receipt of an updated appraisal on a land loan and the establishment of an unallocated reserve of $250,000. The impairment identified on the land loan was charged-off in September. In addition, the

Bank has four impaired loans that are scheduled for foreclosure in the quarter ended December 31, 2014. The Bank is in receipt of current appraisals, which did not include interior inspections, on the properties. The Bank’s recent experience indicates that foreclosed properties had interior damage that was only discovered upon the Bank’s inspection at the time of possession and consequently resulted in losses in excess of the original fair value estimate (i.e., appraised values or listed sales price less estimated selling costs). Based on the appraisals discussed above, our exterior inspection of the properties currently in the process of foreclosure and the Bank’s correspondence with the borrowers, an unallocated reserve of $250,000 was established at September 30, 2014. Excluding the establishment of the unallocated reserve, the Bank’s methodology for computing the allowance for loan losses did not change from prior periods.
The Bank recorded a provision for losses of other real estate owned of $108,400 in September 2014. The provision was the result of reducing the sales prices of properties below the fair value previously estimated.
The combination of the unanticipated additional loan losses and provision for losses in other real estate owned resulted in a loss before income tax benefit of $954,412 and $799,196 for the respective three and nine month periods. The estimated deferred tax asset for the net operating loss was estimated at approximately $650,000. As a result, the Bank became in cumulative loss position for three consecutive years and consequently management reevaluated the need for a valuation allowance of the deferred tax asset balance. Management’s evaluation included: management’s ability to fully implement our strategic plan, which included the ability to raise capital through the proposed public stock offering; additional expenses expected to be incurred as the result of becoming a public company; and the ability to generate sufficient taxable income to fully realize the Bank’s net operating loss carryforwards. Management concluded that it is more likely than not the Bank will be unable to generate sufficient taxable income in the foreseeable future to fully utilize the cumulative net operating loss carryforward and, therefore, established a valuation allowance for the net operating loss carryforward related deferred tax asset of approximately $650,000.
2.   INVESTMENT SECURITIES
The carrying amount and estimated fair market value of investment securities classified as available-for-sale are summarized as follows:

	June 30, 2014 (unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Unaudited)
Mortgage-backed securities:
FHLMC certificates	$283,890	$13,415	$—	$297,305
FNMA certificates	170,115	11,387	—	181,502
GNMA certificates	119,761	6,356	—	126,117
Total mortgage-backed securities	573,766	31,158	—	604,924
Total investments available-for-sale	$573,766	$31,158	$—	$604,924

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities:
FHLMC certificates	$296,882	$5,949	$—	$302,831
FNMA certificates	179,018	6,207	—	185,225
Total mortgage-backed securities	475,900	12,156	—	488,056
Total investments available-for-sale	$475,900	$12,156	$—	$488,056

	December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities:
FHLMC certificates	$374,497	$22,032	$—	$396,529
FNMA certificates	286,022	15,489	—	301,511
Total mortgage-backed securities	660,519	37,521	—	698,040
Total investments available-for-sale	$660,519	$37,521	$—	$698,040

The carrying amount and estimated fair market value of investment securities classified as held-to-maturity at are summarized as follows:

	June 30, 2014 (unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Unaudited)
Investments held-to-maturity:
U.S. Government securities:
FHLMC bonds	$4,996,995	$—	$(129,995)	$4,867,000
FNMA bonds	1,000,000	—	(44,900)	955,100
FFCB bonds	3,000,000	400	(134,000)	2,866,400
Total U.S. Government securities	8,996,995	400	(308,895)	8,688,500
Mortgage-backed securities:
FHLMC certificates	1,657,883	121,552	—	1,779,436
FNMA certificates	3,430,182	187,962	—	3,618,144
GNMA certificates	531,212	47,685	—	578,897
Total mortgage backed securities	5,619,277	357,199	—	5,976,477
Total investments held-to-maturity	$14,616,272	$357,599	$(308,895)	$14,664,977

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Investments held-to-maturity:
U.S. Government securities:
FHLMC bonds	$4,996,831	$—	$(338,431)	$4,658,400
FNMA bonds	1,000,000	—	(99,300)	900,700
FFCB bonds	3,000,000	—	(325,000)	2,675,000
Total U.S. Government securities	8,996,831	—	(762,731)	8,234,100
Mortgage-backed securities:
FHLMC certificates	1,907,776	117,249	—	2,025,025
FNMA certificates	2,715,209	125,099	—	2,840,308
GNMA certificates	572,979	32,831	—	605,810
Total mortgage backed securities	5,195,964	275,179	—	5,471,143
Total investments held-to-maturity	$14,192,795	$275,179	$(762,731)	$13,705,243

	December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Investments held-to-maturity:
U.S. Government securities:
FHLMC bonds	$2,499,089	$22,472	$—	$2,521,561
FNMA bonds	1,000,000	3,810	—	1,003,810
FFCB bonds	2,000,000	720	—	2,000,720
Total U.S. Government securities	5,499,089	27,002	—	5,526,091
Mortgage-backed securities:
FHLMC certificates	2,776,550	222,075	—	2,998,625
FNMA certificates	4,187,842	298,308	—	4,486,150
GNMA certificates	711,766	77,292	—	789,058
Total mortgage backed securities	7,676,158	597,675	—	8,273,833
Total investments held-to-maturity	$13,175,247	$624,677	$—	$13,799,924

Below are schedules of both available-for-sale and held-to-maturity securities with unrealized losses as of June 30, 2014 (unaudited) and December 31, 2013 and the length of time the individual security has been in a continuous unrealized loss position. Unrealized losses are the result of interest rate levels differing from those existing at the time of purchase of the securities and as to mortgage-backed securities, estimated prepayment speeds. At June 30, 2014 (unaudited) and December 31, 2013, these unrealized losses are considered temporary as they reflect changes in fair values and are subject to change daily as interest rates fluctuate and the Bank has the ability and intent to hold the securities until the earlier of maturity or recovery. No securities were in an unrealized loss position as of December 31, 2012.

	June 30, 2014 (unaudited)
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Unaudited)
Mortgage-backed securities	$—	$—	$—	$—	$—	$—
U.S. Government securities	7,688,100	(308,895)	—	—	7,688,100	(308,895)
Total temporarily impaired securities	$7,688,100	$(308,895)	$—	$—	$7,688,100	$(308,895)

	December 31, 2013
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$—	$—	$—	$—	$—	$—
U.S. Government securities	8,234,100	(762,731)	—	—	8,234,100	(762,731)
Total temporarily impaired securities	$8,234,100	$(762,731)	$—	$—	$8,234,100	$(762,731)

The scheduled maturities of debt securities at June 30, 2014 (unaudited) were as follows:

	Amortized Cost	Fair Value
Due over one year through five years	$999,303	$994,600
Due over five years through ten years	3,000,000	2,930,700
Due after ten years	4,997,692	4,763,200
Mortgage-backed securities	6,193,043	6,581,400
Total	$15,190,038	$15,269,900

4.   LOANS RECEIVABLE
Loans receivable consist of the following :

	June 30, 2014	December 31, 2013	December 31, 2012
	(Unaudited)
Secured by real estate:
Residential:
One-to four-family	$87,637,178	$90,638,130	$92,719,481
Multi-family	2,194,080	2,216,388	2,270,122
Total	89,831,258	92,854,518	94,989,603
Non-residential	10,839,864	10,927,468	12,561,949
Construction and land loans	5,568,577	6,159,701	6,879,468
Home equity line of credit (“HELOC”)	5,203,012	5,664,949	6,629,091
Consumer and other loans:
Loans to depositors, secured by savings	9,155	12,348	32,511
	111,451,866	115,618,984	121,092,622
Add:
Net (discount) premium on purchased loans	(2,585)	(2,233)	12,334
Unamortized net deferred costs	40,031	43,501	53,251
Less:
Undisbursed portion of construction loans	(807,372)	(983,059)	(842,352)
Unearned net loan origination fees	(54,579)	(59,410)	(87,427)
Less allowance for loan losses	(1,622,968)	(1,790,105)	(1,624,314)
Loans receivable, net	$109,004,393	$112,827,678	$118,604,114

The risks associated with lending activities differ among the various loan types and are subject to the impact of changes in interest rates, market conditions of collateral securing the loans, and general economic conditions. All of these factors may adversely impact the borrower’s ability to repay its loans and impact the associated collateral.
Residential real estate includes mortgage loans with the underlying one- to four-family or multi-family residential property (primarily owner-occupied) securing the debt. The Bank’s attempt to minimize risk exposure is minimized in these types of loans through the evaluation of the credit worthiness of the borrower, including debt-to-income ratios and underwriting standards which limit the loans-to-value ratio to generally no more than 80% unless the borrower obtains private mortgage insurance.
Residential real estate also includes home equity loans and lines of credit. These present a slightly higher risk to the Bank than one to four family first lien mortgages as they can be first or second liens on the underlying property. These loans are generally limited with respect to loan-to-value ratios and the credit worthiness of the borrower is considered including debt-to-income ratios.
Non-residential real estate includes various types of loans which have differing levels of credit risk associated with them. Owner-occupied commercial real estate loans are generally dependent upon the successful operation of the borrower’s business, with cash flows generated from the business being the primary source of loan repayment. If the business suffers a downturn in sales or profitability, the borrower’s ability to repay the loan could be in jeopardy. The Bank, attempts to minimize this credit risk through its underwriting standards which include the credit worthiness of the borrower, a limitation on loan amounts to the value of the property securing the loan, an evaluation of debt service coverage ratios. Non-owner occupied commercial real estate loans present a different credit risk to the Bank than owner-occupied commercial real estate, as the repayment of the loan is dependent upon the borrower’s ability to generate a sufficient level of occupancy to produce rental income that exceeds debt service requirement and operating expenses. Lower occupancy or lease rates may result in a reduction in cash flows, which hinder the ability of the borrower to meet debt service requirements, and may result in lower collateral values. The Bank generally follows the same underwriting standards for these loans as with owner occupied commercial real estate, but recognizes the greater risk inherent in these credit relationships in its loan pricing.

Construction and land loans consist of one- to four-family residential construction and land development loans. The risk of loss on these loans is largely dependent on the Bank’s ability to assess the property’s value at the completion of the project. During the construction phase, a number of factors could potentially negatively impact the collateral value, including cost overruns, delays in completing the project, competition and real estate market conditions which may change based on the supply of similar properties in the area. In the event the collateral value at the completion of the project is not sufficient to cover the outstanding loan balance, the Bank must rely upon other repayment sources, including the borrowers and/or guarantors of the project or other collateral securing the loan. The Bank attempts to mitigate credit risk through strict underwriting standards including evaluation of the credit worthiness of the borrowers and their success in other projects, adequate loan-to-value ratios and continual monitoring of the project during its construction phase.
Consumer loans consist primarily of loans secured by the borrower’s deposit balance at the Bank. As these loans are typically 100% secured by certificate of deposits, the risk of credit loss is not deemed significant.
The Bank maintains an allowance for loan losses at an amount estimated to equal all loan losses incurred in our loan portfolio that are both probable and reasonable to estimate at a balance sheet date. Our determination as to the classification of our assets is subject to review by the (“OCC”) and the FDIC. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulatory guidelines.
The Bank provides for loan losses based upon the consistent application of our documented allowance for loan loss methodology. All loan losses are charged to the allowance for loan losses and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in our judgment, deserve current recognition is estimating probable losses. We regularly review the loan portfolio and make provisions for loan losses in order to maintain the allowance for loan losses in accordance with Generally Accepted Accounting Principles (“GAAP”). The allowance for loan losses consists of two components:
•
  Specific allowances are only established for non-collateral dependent troubled-debt restructured loans and are established at the modification date of the troubled loan. The specific valuation allowance is computed as the excess of the loan’s expected cash flow based on the remaining original loan terms and the expected cash flow of the corresponding modified loan discounted at the original loan rate. As long as the borrower performs under the terms of the modification agreement, on a monthly basis we recalculate the specific valuation using the discounted cash-flow method described above. If the borrower fails to perform under the modification agreement, we will treat the loan as a collateral dependent and measure the loss by using the fair value of the collateral less disposition costs.
Losses on non-modified loans are charged-off in the month the loss is measured. Non-modified loans are measured for loss at the point the loan becomes 90 to 120 days delinquent or at maturity if an extension is requested. We obtain a third party appraisal to determine the fair value of the collateral. We measure these loans for loss by using the fair value of collateral less disposition costs method and if any loss is determined it is charged off directly. Subsequently, these loans are re-evaluated at least annually by obtaining an updated third party appraisal to determine if there should be any further loss recognition.
•
  General allowances are established for loan losses on a portfolio basis for loans that do not meet the definition of impaired loans. The portfolio is grouped into similar risk characteristics, primarily loan type and regulatory classification. We apply an estimated loss rate to each loan group. The loss rates applied are based upon our loss experience adjusted, as appropriate, for the qualitative factors discussed below.
Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s historical loan loss experience, known and inherent losses in the portfolio, adverse situations that may affect the borrower’s ability to repay, and the estimated value of any underlying collateral. The historical loss experience is further adjusted for qualitative factors which include: changes in composition of the loan portfolio, current economic conditions, trends of past due and classified loans, quality of loan review system and Board oversight, existence and effect of concentrations and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.
A loan is considered past due or delinquent when a contractual payment is not paid on the day it is due. Loans are generally placed on non-accrual status when they become 120 days delinquent. We may choose to consider loans from 90 to 119 days delinquent to be non-accrual, and generally do so except where a borrower has a history of periodically bringing a loan current after being 90 days or more delinquent. If the loan is less than 90 days delinquent, but information is brought to our attention that indicates the collection of interest is doubtful, the loan will immediately be considered non-accrual. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis. If the loan is deemed collateral dependent the impairment is measured on the net realizable value of the collateral. If loan repayment is not deemed collateral dependent, impairment is measured on the net present value of the expected discounted future cash flows.
The Bank charges off loans after, the loan or a portion of the loan is deemed to be a loss and the loss amount has been determined. The loss amount is charged to the established allowance for loan losses. Each loss is evaluated on its specific facts regarding the appropriate timing to recognize the loss.
Allowance for loan losses and recorded investment in loans for the six months ended June 30, 2014 (unaudited) is as follows:

	Residential Real Estate, HELOC, and Consumer	Non-residential Real Estate	Construction and Land	Total
Allowance for loan losses:
Beginning balance	$1,585,978	$126,647	$77,480	$1,790,105
Charge-offs	(69,705)	—	(87,500)	(157,205)
Recoveries	750	—	—	750
Provisions	(46,792)	(40,287)	76,397	(10,682)
Ending balance	$1,470,231	$86,360	$66,377	$1,622,968
Allowance for loan losses:
Ending balance: individually evaluated for impairment	$48,914	$—	$—	$48,914
Ending balance: collectively evaluated for impairment	$1,421,317	$86,360	$66,377	$1,574,054
Loans:
Ending balance: individually evaluated for impairment	$5,201,260	$2,761,736	$2,907,238	$10,870,234
Ending balance: collectively evaluated for impairment	$89,842,165	$8,078,128	$2,661,339	$100,581,632

Allowance for loan losses and recorded investment in loans for the six months ended June 30, 2013 (unaudited) is as follows:

	Residential Real Estate, HELOC, and Consumer	Non-residential Real Estate	Construction and Land	Total
Allowance for loan losses:
Beginning balance	$1,404,953	$131,356	$88,005	$1,624,314
Charge-offs	(20,265)	—	(33,800)	(54,065)
Recoveries	—	—	—	—
Provisions	(35,155)	(25,487)	64,665	4,023
Ending balance	$1,349,533	$105,869	$118,870	$1,574,272
Allowance for loan losses:
Ending balance: individually evaluated for impairment	$47,604	$1,105	$—	$48,709
Ending balance: collectively evaluated for impairment	$1,301,929	$104,764	$118,870	$1,525,563
Loans:
Ending balance: individually evaluated for impairment	$6,290,093	$1,505,105	$2,980,009	$10,775,207
Ending balance: collectively evaluated for impairment	$93,892,255	$10,406,313	$3,640,309	$107,938,877

Allowance for loan losses and recorded investment in loans for the year ended December 31, 2013 is as follows:

	Residential Real Estate, HELOC, and Consumer	Non-residential Real Estate	Construction and Land	Total
Allowance for loan losses:
Beginning balance	$1,404,953	$131,356	$88,005	$1,624,314
Charge-offs	(662,647)	—	(103,250)	(765,897)
Recoveries	48,038	—	—	48,038
Provisions	795,634	(4,709)	92,725	883,650
Ending balance	$1,585,978	$126,647	$77,480	$1,790,105
Allowance for loan losses:
Ending balance: individually evaluated for impairment	$59,596	$—	$—	$59,596
Ending balance: collectively evaluated for impairment	$1,526,382	$126,647	$77,480	$1,730,509
Loans:
Ending balance: individually evaluated for impairment	$5,576,558	$1,634,460	$2,874,212	$10,085,230
Ending balance: collectively evaluated for impairment	$92,955,257	$9,293,008	$3,285,489	$105,533,754

Allowance for loan losses and recorded investment in loans for the year ended December 31, 2012 is as follows:

	Residential Real Estate, HELOC, and Consumer	Non-residential Real Estate	Construction and Land	Total
Allowance for loan losses:
Beginning balance	$1,392,309	$304,041	$710,718	$2,407,068
Charge-offs	(672,923)	—	(487,846)	(1,160,769)
Recoveries	2,420	—	—	2,420
Provisions	683,147	(172,685)	(134,867)	375,595
Ending balance	$1,404,953	$131,356	$88,005	$1,624,314
Allowance for loan losses:
Ending balance: individually evaluated for impairment	$69,601	$3,835	$26,411	$99,847
Ending balance: collectively evaluated for impairment	$1,337,652	$125,221	$61,594	$1,524,467
Loans:
Ending balance: individually evaluated for impairment	$6,361,170	$1,514,334	$3,819,512	$11,695,016
Ending balance: collectively evaluated for impairment	$95,290,035	$11,047,615	$3,059,956	$109,397,606

Credit risk profile by internally assigned classification as of June 30, 2014 (unaudited) is as follows:

	Residential Real Estate, HELOC, and Consumer	Non-residential Real Estate	Construction and Land	Total
Non-classified	$90,172,113	$8,078,127	$2,661,339	$100,911,579
Special mention	2,618,858	172,640	64,942	2,856,440
Substandard	2,252,454	2,589,097	2,842,296	7,683,847
Doubtful	—	—	—	—
Loss	—	—	—	—
Total	$95,043,425	$10,839,864	$5,568,577	$111,451,866

Credit risk profile by internally assigned classification as of December 31, 2013 is as follows:

	Residential Real Estate, HELOC, and Consumer	Non-residential Real Estate	Construction and Land	Total
Non-classified	$91,989,981	$8,564,098	$2,881,766	$103,435,845
Special mention	3,440,414	728,910	470,635	4,639,959
Substandard	3,101,420	1,634,460	2,807,300	7,543,180
Doubtful	—	—	—	—
Loss	—	—	—	—
Total	$98,531,815	$10,927,468	$6,159,701	$115,618,984

Credit risk profile by internally assigned classification as of December 31, 2012 is as follows:

	Residential Real Estate, HELOC, and Consumer	Non-residential Real Estate	Construction and Land	Total
Non-classified	$93,230,462	$10,577,502	$3,464,599	$107,272,563
Special mention	2,053,734	470,113	243,733	2,767,580
Substandard	6,367,009	1,514,334	3,171,136	11,052,479
Doubtful	—	—	—	—
Loss	—	—	—	—
Total	$101,651,205	$12,561,949	$6,879,468	$121,092,622

•
  Special Mention — A Special Mention asset has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special Mention assets are not considered adversely classified in accordance with regulatory guidelines and do not expose an institution to sufficient risk to warrant adverse classification.
•
  Substandard — Substandard loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected. These loans include non-accrual loans between 90 to 180 days that may not be individually evaluated for impairment.
•
  Doubtful — Loans classified Doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable.
•
  Loss — Loans classified Loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be effected in the future.

Impaired loans as of and for the six months ended June 30, 2014 (unaudited) are as follows:

	Residential Real Estate, HELOC, and Consumer	Non-residential Real Estate	Construction and Land	Total
With no related allowance recorded:
Recorded investment	$3,835,023	$2,761,736	$2,907,238	$9,503,997
Unpaid principal balance	4,488,494	2,795,416	3,293,811	10,577,721
Average recorded investment	4,035,002	2,684,370	2,916,339	9,635,711
Interest income recognized	79,731	31,860	56,030	167,621
Interest income foregone	35,914	25,798	3,727	65,439
With an allowance recorded:
Recorded investment	1,366,237	—	—	1,366,237
Unpaid principal balance	1,419,454	—	—	1,419,454
Related allowance	48,914	—	—	48,914
Average recorded investment	1,371,585	—	—	1,371,585
Interest income recognized	28,060	—	—	28,060
Interest income foregone	237	—	—	237
Total
Recorded investment	5,201,260	2,761,736	2,907,238	10,870,234
Unpaid principal balance	5,907,948	2,795,416	3,293,811	11,997,175
Related allowance	48,914	—	—	48,914
Average recorded investment	5,406,587	2,684,370	2,916,339	11,007,296
Interest income recognized	107,791	31,860	56,030	195,681
Interest income foregone	36,151	25,798	3,727	65,676

Impaired loans as of and for the six months ended June 30, 2013 (unaudited) are as follows

	Residential Real Estate, HELOC, and Consumer	Non-residential Real Estate	Construction and Land	Total
With no related allowance recorded:
Recorded investment	$5,080,806	$1,505,105	$2,980,009	$9,565,920
Unpaid principal balance	5,799,254	1,511,725	3,150,571	10,461,550
Average recorded investment	5,145,916	1,509,585	2,999,360	9,654,861
Interest income recognized	85,085	11,884	61,668	158,637
Interest income foregone	81,121	34,424	50,876	166,421
With an allowance recorded:
Recorded investment	1,209,287	—	—	1,209,287
Unpaid principal balance	1,262,504	—	—	1,262,504
Average recorded investment	1,190,960	—	—	1,190,960
Interest income recognized	23,598	—	—	23,598
Interest income foregone	1,763	—	—	1,763
Total
Recorded investment	6,290,093	1,505,105	2,980,009	10,775,207
Unpaid principal balance	7,061,758	1,511,725	3,150,571	11,724,054
Average recorded investment	6,336,876	1,509,585	2,999,360	10,845,821
Interest income recognized	108,683	11,884	61,668	182,235
Interest income foregone	82,884	34,424	50,876	168,184

Impaired loans as of and for the year ended December 31, 2013 are as follows:

	Residential Real Estate, HELOC, and Consumer	Non-residential Real Estate	Construction and Land	Total
With no related allowance recorded:
Recorded investment	$4,198,789	$1,634,460	$2,874,212	$8,707,461
Unpaid principal balance	5,254,860	1,654,030	3,145,406	10,054,296
Average recorded investment	4,941,424	1,568,048	3,070,950	9,580,422
Interest income recognized	147,230	18,700	20,176	186,106
Interest income foregone	159,006	33,301	117,251	309,558
With an allowance recorded:
Recorded investment	1,377,769	—	—	1,377,769
Unpaid principal balance	1,430,986	—	—	1,430,986
Related allowance	59,596	—	—	59,596
Average recorded investment	1,212,257	—	—	1,212,257
Interest income recognized	56,346	—	—	56,346
Interest income foregone	649	—	—	649
Total
Recorded investment	5,576,558	1,634,460	2,874,212	10,085,230
Unpaid principal balance	6,685,846	1,654,030	3,145,406	11,485,282
Related allowance	59,596	—	—	59,596
Average recorded investment	6,153,681	1,568,048	3,070,950	10,792,679
Interest income recognized	203,576	18,700	20,176	242,452
Interest income foregone	159,655	33,301	117,251	310,207

Impaired loans as of and for the year ended December 31, 2012 are as follows:

	Residential Real Estate, HELOC, and Consumer	Non-residential Real Estate	Construction and Land	Total
With no related allowance recorded:
Recorded investment	$5,165,615	$1,242,550	$3,658,482	$10,066,647
Unpaid principal balance	5,645,959	1,242,550	3,976,482	10,864,991
Average recorded investment	4,797,054	1,262,921	3,641,472	9,701,447
Interest income recognized	251,484	9,155	2,181	262,820
Interest income foregone	156,861	80,018	138,487	375,366
With an allowance recorded:
Recorded investment	1,195,555	271,784	161,030	1,628,369
Unpaid principal balance	1,248,772	271,784	161,030	1,681,586
Related allowance	69,601	3,835	26,411	99,847
Average recorded investment	1,227,245	273,533	158,007	1,658,785
Interest income recognized	45,830	15,110	6,010	66,950
Interest income foregone	3,286	2,268	6,679	12,233
Total
Recorded investment	6,361,170	1,514,334	3,819,512	11,695,016
Unpaid principal balance	6,894,731	1,514,334	4,137,512	12,546,577
Related allowance	69,601	3,835	26,411	99,847
Average recorded investment	6,024,299	1,536,454	3,799,479	11,360,232
Interest income recognized	297,314	24,265	8,191	329,770
Interest income foregone	160,147	82,286	145,166	387,599

An aged analysis of past due loans as of June 30, 2014 (unaudited) is as follows:

	Residential Real Estate, HELOC, and Consumer	Non-residential Real Estate	Construction and Land	Total
Current	$93,045,355	$9,816,451	$5,440,805	$108,302,611
30 − 59 days past due	511,716	—	—	511,716
60 − 89 days past due	47,859	—	—	47,859
Greater than 90 day past due and still accruing	56,934	—	—	56,934
Greater than 90 days past due	1,381,561	1,023,413	127,772	2,532,746
Total past due	1,998,070	1,023,413	127,772	3,149,255
Total	$95,043,425	$10,839,864	$5,568,577	$111,451,866

An aged analysis of past due loans as of December 31, 2013 is as follows:

	Residential Real Estate, HELOC, and Consumer	Non-residential Real Estate	Construction and Land	Total
Current	$93,822,281	$9,925,313	$5,738,164	$109,485,758
30 − 59 days past due	1,882,589	455,712	—	2,338,301
60 − 89 days past due	168,279	273,199	238,867	680,345
Greater than 90 day past due and still accruing	57,713	—	—	57,713
Greater than 90 days past due	2,600,953	273,244	182,670	3,056,867
Total past due	4,709,534	1,002,155	421,537	6,133,226
Total	$98,531,815	$10,927,468	$6,159,701	$115,618,984

An aged analysis of past due loans as of December 31, 2012 is as follows:

	Residential Real Estate, HELOC, and Consumer	Non-residential Real Estate	Construction and Land	Total
Current	$96,405,254	$11,142,019	$3,708,332	$111,255,605
30 − 59 days past due	1,195,875	6,446	—	1,202,321
60 − 89 days past due	761,923	170,934	—	932,857
Greater than 90 days past due	3,288,153	1,242,550	3,171,136	7,701,839
Total past due	5,245,951	1,419,930	3,171,136	9,837,017
Total	$101,651,205	$12,561,949	$6,879,468	$121,092,622

Non-performing loans as of June 30, 2014 (unaudited) are as follows:

	Residential Real Estate, HELOC, and Consumer	Non-residential Real Estate	Construction and Land	Total
Non-accruing troubled debt restructured loans	$518,050	$1,397,566	$—	$1,915,616
Other non-accrual loans	1,677,470	1,124,128	274,626	3,076,224
Total non-accrual loans	2,195,520	2,521,694	274,626	4,991,840
Accruing troubled debt restructured loans	2,756,313	240,043	2,632,611	5,628,967
Total	$4,951,833	$2,761,737	$2,907,237	$10,620,807

Non-performing loans as of December 31, 2013 are as follows:

	Residential Real Estate, HELOC, and Consumer	Non-residential Real Estate	Construction and Land	Total
Non-accruing troubled debt restructured loans	$901,760	$1,634,460	$2,624,631	$5,160,851
Other non-accrual loans	2,140,608	—	182,670	2,323,278
Total non-accrual loans	3,042,368	1,634,460	2,807,301	7,484,129
Accruing troubled debt restructured loans	2,373,741	—	66,911	2,440,652
Total	$5,416,109	$1,634,460	$2,874,212	$9,924,781

Non-performing loans as of December 31, 2012 are as follows:

	Residential Real Estate, HELOC, and Consumer	Non-residential Real Estate	Construction and Land	Total
Non-accruing troubled debt restructured loans	$2,971,161	$1,419,967	$3,000,517	$7,391,645
Other non-accrual loans	3,395,848	94,367	170,618	3,660,833
Total non-accrual loans	6,367,009	1,514,334	3,171,135	11,052,478
Accruing troubled debt restructured loans	332,063	—	610,310	942,373
Total	$6,699,072	$1,514,334	$3,781,445	$11,994,851

Troubled debt restructurings (“TDRs”) are modifications of loans to assist borrowers who are unable to meet the original terms of their loans, in an effort to minimize the potential loss on the loan. Modifications of the loan terms includes but is not necessarily limited to: reduction of interest rates, forgiveness of all or a portion of principal or interest, extension of loan term or other modifications at interest rates that are less than the current market rate for new obligations with similar risk. If a loan is in non-accrual status at the time we restructure it and classify the restructure as a troubled debt restructuring, it is our policy to maintain the loan as nonaccrual until we receive six consecutive payments under the restructured terms. TDR loans that are in compliance with their modified terms and that yield a market rate, may be removed from the TDR status after a period of one year.
The following includes loans classified as troubled debt restructurings during the six months ended June 30, 2014 (unaudited).

	Number of Contracts	Pre-modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment
Residential real estate and consumer	—	$—	$—
Non-residential real estate		—	—
Construction and land	—	—	—
Total	—	$—	$—

The following includes loans classified as troubled debt restructurings during the six months ended June 30, 2013 (unaudited)

	Number of Contracts	Pre-modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment
Residential real estate and consumer	1	$42,919	$42,919
Non-residential real estate	—	—	—
Construction and land	—	—	—
Total	1	$42,919	$42,919

The following includes loans classified as troubled debt restructurings during the twelve months ended December 31, 2013.

	Number of Contracts	Pre-modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment
Residential real estate and consumer	3	$259,253	$259,253
Non-residential real estate	4	1,400,410	1,400,410
Construction and land	—	—	—
Total	7	$1,659,663	$1,659,663

The following includes loans classified as troubled debt restructurings during the twelve months ended December 31, 2012.

	Number of Contracts	Pre-modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment
Residential real estate and consumer	4	$1,536,601	$1,536,781
Non-residential real estate	1	1,158,683	1,158,683
Construction and land	—	—	—
Total	5	$2,695,284	$2,695,464

The following includes loans classified as troubled debt restructurings that subsequently defaulted during the six months ended June 30, 2014 (unaudited).

During the Six Months Ended June 30, 2014 (unaudited)
	Number of Contracts	Recorded Investment
TDRs that subsequently defaulted
Residential real estate and consumer	—	$—
Non-residential real estate	—	—
Construction and land	—	—

The following includes loans classified as troubled debt restructurings that subsequently defaulted during the six months ended June 30, 2013 (unaudited)

During the Six Months Ended June 30, 2013 (unaudited)
TDRs that subsequently defaulted	Number of Contracts	Recorded Investment
Residential real estate and consumer	—	$—
Non-residential real estate	—	—
Construction and land	—	—

The following includes loans classified as troubled debt restructures that subsequently defaulted during the twelve months ended December 31, 2013.

	During the Year Ended December 31, 2013
	Number of Contracts	Recorded Investment
TDRs that subsequently defaulted
Residential real estate and consumer	2	$39,818
Non-residential real estate	1	265,919
Construction and land	—	—

The following includes loans classified as troubled debt restructurings that subsequently defaulted during the twelve months ended December 31, 2012.

	During the Year Ended December 31, 2012
	Number of Contracts	Recorded Investment
TDRs that subsequently defaulted
Residential real estate and consumer	1	$225,564
Non-residential real estate	—	—
Construction and land	2	108,480

Loans serviced by the Bank for the benefit of others totaled $457,007 at June 30, 2014 (unaudited) and $464,849 and $796,799 at December 31, 2013 and 2012, respectively.
5.   PROPERTY AND EQUIPMENT
Property and equipment is summarized by major classification as follows at:

	June 30, 2014	December 31, 2013	December 31, 2012
	(Unaudited)
Land	$1,017,717	$1,017,717	$1,290,783
Buildings	4,309,274	4,306,795	4,789,913
Furniture, fixtures and equipment	1,063,513	1,043,222	1,264,202
	6,390,504	6,367,734	7,344,898
Less accumulated depreciation and amortization	2,429,664	2,343,519	2,663,826
Total property and equipment	$3,960,840	$4,024,215	$4,681,072

On November 14, 2013, the Bank entered into an agreement to sell the former Harford Road branch (the “Harford Road branch”) for $425,000. At December 31, 2013, the Harford Road branch is reflected on the balance sheet as real estate held for sale and is carried at its net realizable value of $394,193. Upon settlement in 2014, the Bank incurred an additional loss of $1,068.
On February 26, 2014, the Bank sold the former Back and Middle River branch (the “BMR branch”) for $195,000. The carrying value of the BMR branch is reflected on the balance sheet as real estate held for sale and is carried at the original cost less the accumulated depreciation balance, which was $49,032 as of December 31, 2013. Upon settlement, the Bank realized a gain of $131,831.
6.   DEPOSITS
Deposits are summarized as follows:

	June 30, 2014	December 31, 2013	December 31 2012
	(Unaudited)
Non-interest-bearing deposits	$822,850	$791,779	$763,258
NOW and Money market	22,149,928	22,231,630	23,683,415
Savings	16,112,556	16,475,973	18,675,682
Certificates of deposit	64,830,758	68,122,831	79,166,337
Total deposits	$103,916,092	$107,622,213	$122,288,692

The aggregate amount of time deposits in denominations of $100,000 or more as of June 30, 2014 (unaudited) and December 31, 2013 and 2012 was $27,168,507, $28,330,902 and $33,368,622, respectively. Deposit amounts in excess of $250,000 generally are not insured by the Federal Deposit Insurance Corporation.

At June 30, 2014 (unaudited), the schedule maturities of certificates of deposit are as follows:

2014	$20,267,120
2015	20,313,441
2016	14,514,047
2017	4,829,026
2018	3,626,573
2019	1,280,551
Total	$64,830,758

Officers’ and directors’ deposits were $1,694,716, $1,549,504 and $4,268,874 at June 30, 2014 (unaudited), December 31, 2013 and December 31, 2012, respectively.
7.   INCOME TAXES
The sources of deferred tax assets and liabilities and the tax effect of each are as follows:

	June 30, 2014	December 31, 2013	December 31, 2012
	(Unaudited)
Deferred tax assets:
Deferred loan fees and costs, net	$6,276	$6,276	$13,482
Allowance for credit losses	706,196	706,196	640,792
Deferred compensation	140,442	140,442	163,280
Allowance for ground rents	51,710	51,710	43,499
Allowance for delinquent mortgage interest	301,398	301,398	234,517
Capital loss carryforward	42,071	42,071	315,131
Net operating loss carryforward	342,564	342,564	36,806
Allowance for real estate owned	85,734	85,734	42,787
Accrued severance	19,213	19,213	—
Total deferred tax assets	1,695,604	1,695,604	1,490,294
Valuation allowance	(42,071)	(42,071)	(315,131)
Deferred tax assets after valuation allowance	1,653,533	1,653,533	1,175,163
Deferred tax liabilities:
Depreciation	212,071	212,071	221,015
Unrealized gain on available-for-sale securities	12,033	4,695	14,491
Total deferred tax liabilities	224,104	216,766	235,506
Net deferred tax assets	$1,429,429	$1,436,767	$939,657

Management evaluates deferred tax assets annually. As a result, deferred tax assets at June 30, 2014, except for unrealized gain on available-for-sale securities, were not evaluated subsequent to December 31, 2013.
The provision for income taxes is comprised of the following:

	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	12 Months Ended December 31, 2013	12 Months Ended December 31, 2012
	(Unaudited)	(Unaudited)
Tax expense (benefit):
Current federal and state	$59,945	$25,291	$(12,954)	$(284,653)
Deferred tax	—	—	(487,314)	145,437
Total	$59,945	$25,291	$(500,268)	$(139,216)

A reconciliation of the provision for income taxes at the statutory federal tax rates to the Bank’s actual provision for income taxes is as follows:

	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	12 Months Ended December 31, 2013	12 Months Ended December 31, 2012
	(Unaudited)	(Unaudited)
Computed at federal statutory rates	34.0%	34.0%	(34.0)%	(34.0)%
State income taxes, net of federal tax benefit	5.5	5.5	(5.5)	(5.5)
Bank-owned life insurance income	—	—	(1.7)	(4.6)
Other	(0.9)	(0.8)	6.1	(2.3)
Total	38.6%	38.7%	(35.1)%	(46.4)%

During 2008, 2009, and 2010, the Bank sold mutual fund investments that resulted in cumulative capital losses of $798,691. Since management determined that it was unlikely that the Bank would be able to fully utilize the corresponding deferred tax asset of $315,131 before expiration of the carryforward period, a valuation allowance was established for 100% of the corresponding deferred tax asset. During the year ended December 31, 2013, capital loss carryforwards of $692,167 and the related deferred tax asset and valuation allowance of $272,060 expired. The remaining capital loss carryforwards of $101,496 expire in 2014 and $5,008 expire in 2015, as will their respective related deferred tax assets of approximately $40,000 and $2,000. Realization depends on generating sufficient taxable capital gains before the expiration of the loss carryforward periods. The amount of loss carryforwards available for any one year may be limited if the Bank is subject to the alternative minimum tax.
At December 31, 2013, the Bank had approximately $1,400,000 in federal and state net operating loss carryforwards. These net operating loss carryforwards begin to expire in 2027. Realization depends on generating sufficient taxable income before the expiration of the loss carryforward period. The amount of the loss carryforward available for any one year may be limited if the Bank is subject to the alternative minimum tax.
Valuation allowance for deferred taxes for the six months ended June 30, 2014 (unaudited) and the years ended December 31, 2013 and 2012 is as follows:

Valuation Allowance for Capital Loss Carryforwards
Balance of December 31, 2012	$(315,131)
Expiration of capital loss carryforwards	273,060
Balance of December 31, 2013	$(42,071)
Balance of June 30, 2014	$(42,071)

Management considered the following positive and negative evidence in its evaluation of the need for a valuation allowance of the net operating loss carryforwards: the Bank reported taxable income in 2011, 2010 and 2009; the Bank was able to carryback all of the federal and substantially all of the net operating loss realized in 2012; the Bank had no history of net operating losses expiring unused; and the Bank had pre-tax income for the six months ended June 30, 2014. In addition, the local economy of the markets in which the Bank conducts business have been showing signs of continued improvement over the past two years and was a significant factor when considering the need for a valuation allowance. During the 2013 and the first six months of 2014, the trends continued to be positive; however, if this trends flattens or reverses, there is a potential that this negative evidence could outweigh the prevailing positive factors. Based on the considerations discussed above, the preponderance of positive factors and the mitigation of negative factors, the Bank concluded that at June 30, 2014 and December 31, 2013 and 2012, it was more likely than not that the Bank would be able to realize in the future the net deferred tax assets.

8.   FEDERAL HOME LOAN BANK ADVANCES
Fixed-rate borrowings from the Federal Home Loan Bank are as follows:

	Interest Rate	June 30, 2014	December 31, 2013	December 31, 2012
		(Unaudited)
January 24, 2014	0.24%	$—	$2,750,000	$—
April 29, 2014	0.22	—	2,000,000	—
July 29, 2014	0.30	1,000,000	1,000,000	—
October 29, 2014	0.22	2,000,000	—	—
January 26, 2015	0.30	2,750,000	—	—
July 27, 2016	5.07	2,000,000	2,000,000	2,000,000
October 3, 2016	4.30	2,000,000	2,000,000	2,000,000
February 27, 2017	4.40	1,000,000	1,000,000	1,000,000
August 1, 2017	4.27	2,000,000	2,000,000	2,000,000
September 14, 2017	3.65	5,000,000	5,000,000	5,000,000
		$17,750,000	$17,750,000	$12,000,000

All advances are collateralized by a blanket-floating lien on one-to four-family residential mortgage loans.
The Bank has a $2,500,000 line of credit with a correspondent bank. As of June 30, 2014 (unaudited) and December 31, 2013 and 2012, there was nothing outstanding on the credit facility.
9.   RETIREMENT PLANS
In 2005, the Bank instituted a 401(k) Plan covering substantially all of its employees. The Bank recorded expense of $24,936, $25,064, $52,196 and $52,630 for the six months ended June 30, 2014 and 2013 (unaudited) and years ended December 31, 2013 and December 31, 2012, respectively The amounts contributed to the 401(k) were included in expense for the periods reported. The Board of Directors authorizes the 3% Safe Harbor contributed annually. The Board may also authorize a discretionary profit sharing contribution, but has not done so since 2005.
10.   RELATED PARTY TRANSACTIONS
Certain directors and executive officers have loan transactions with the Bank. Such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with outsiders. The following schedule summarizes changes in amounts of loans outstanding, both direct and indirect, to these persons during 2014, 2013 and 2012:

	Six Months Ended June 30, 2014	12 Months Ended December 31, 2013	12 Months Ended December 31, 2012
	(Unaudited)
Balance at beginning of period	$1,228,155	$1,173,780	$1,533,571
Additions	136,960	140,000	—
Repayments	(16,181)	(85,625)	(359,791)
Balance at end of period	$1,348,934	$1,228,155	$1,173,780

11.   REGULATORY CAPITAL REQUIREMENTS
The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators, that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios (set forth in the table below) of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets. Management believes as of June 30, 2014 that the Bank met all capital adequacy requirements to which it is subject.
As of June 30, 2014, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events that management believes will adversely affect the Bank’s ability to remain in the well-capitalized category.
The following table presents the Bank’s capital position based on the June 30, 2014 (unaudited) and the December 31, 2013 and 2012 financial statements and the current capital requirements:

	Actual		Minimum Requirements for Capital Adequacy Purposes and to be Adequately Capitalized Under the Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount		Ratio

As of June 30, 2014 (unaudited):
Total risk-based capital (to risk-weighted assets)	$19,282	23.43%	≥	$6,585	≥8.0%
Tier I capital (to risk-weighted assets)	18,246	22.17	≥	3,292	≥4.0
Tier I capital (to adjusted total assets)	18,246	12.99	≥	5,620	≥4.0
As of December 31, 2013:
Total risk-based capital (to risk-weighted assets)	$19,214	22.78%	≥	$6,748	≥8.0%
Tier I capital (to risk-weighted assets)	18,151	21.52	≥	3,374	≥4.0
Tier I capital (to adjusted total assets)	18,151	12.58	≥	5,771	≥4.0
As of December 31, 2012:
Total risk-based capital (to risk-weighted assets)	$20,563	22.60%	≥	$7,280	≥8.0%
Tier I capital (to risk-weighted assets)	19,420	21.34	≥	3,640	≥4.0
Tier I capital (to adjusted total assets)	19,420	12.58	≥	6,175	≥4.0

The following table presents a reconciliation of the Bank’s GAAP capital to each major category of regulatory capital for the dates indicated.

	June 30, 2014	December 31, 2013	December 31, 2012
	(Unaudited)
Total bank equity capital	$18,609	$18,502	$19,444
LESS: Net unrealized gains (losses) on available-for-sale securities	19	7	24
LESS: Disallowed deferred tax assets	344	344	0
Tier 1 Capital	$18,246	$18,151	$19,420
Tier 1 Capital	$18,246	$18,151	$19,420
Allowance for loan and lease losses includible in Tier 2 capital	1,036	1,063	1,143
Total risk-based capital	$19,282	$19,214	$20,563

12.   OTHER COMPREHENSIVE INCOME
The following table presents the components of other comprehensive gains and losses for the six months ended June 30, 2014 and 2013 (unaudited) and the years ended December 31, 2013 and 2012.

	Before Tax	Tax Effect	Net of Tax
Six Months Ended June 30, 2014 (unaudited)
Net unrealized loss on securities available-for-sale	$19,002	$7,338	$11,664
Other Comprehensive Gain	$19,002	$7,338	$11,664
Six Months Ended June 30, 2013 (unaudited)
Net unrealized loss on securities available-for-sale	$(19,211)	$7,419	$(11,792)
Other Comprehensive Loss	$(19,211)	$7,419	$(11,792)
Year Ended December 31, 2013
Net unrealized loss on securities available-for-sale	$(25,366)	$(9,796)	$(15,570)
Other Comprehensive Loss	$(25,366)	$(9,796)	$(15,570)
Year Ended December 31, 2012
Net unrealized loss on securities available-for-sale	$(5,439)	$(2,100)	$(3,339)
Other Comprehensive Loss	$(5,439)	$(2,100)	$(3,339)

The following table presents the changes in each components of accumulated other comprehensive income, net of tax, for the six months ended June 30, 2014 (unaudited) and the years ended December 31, 2013 and 2012.

	Securities Available-for-Sale	Accumulated Other Comprehensive Income
Six Months Ended June 30, 2014 (unaudited)
Balance at Beginning of Year	$7,461	$7,461
Other comprehensive loss	11,664	11,664
Balance at End of Period	$19,125	$19,125

	Securities Available-for-Sale	Accumulated Other Comprehensive Income
Six Months Ended June 30, 2013 (unaudited)
Balance at Beginning of Year	$23,031	$23,031
Other comprehensive loss	$(11,792)	$(11,792)
Balance at End of Period	$11,239	$11,239

	Securities Available-for-Sale	Accumulated Other Comprehensive Income
Year Ended December 31, 2013
Balance at Beginning of Year	$23,031	$23,031
Other comprehensive loss	(15,570)	(15,570)
Balance at End of Period	$7,461	$7,461

	Securities Available-for-Sale	Accumulated Other Comprehensive Income
Year Ended December 31, 2012
Balance at Beginning of Year	$26,370	$26,370
Other comprehensive loss	(3,339)	(3,339)
Balance at End of Period	$23,031	$23,031

13.   SIGNIFICANT ESTIMATES AND CONCENTRATIONS
Generally accepted accounting principles require disclosure of information about certain significant estimates and current vulnerabilities due to certain concentrations. These matters include the following:
Interest Rate Risk
The profitability of the Bank is subject to interest rate risk. This risk is based on the gap between interest earned on loans and the rate of interest paid on deposits and Federal Home Loan Bank advances. A significant decrease in this gap could result in a decline in earnings to the Bank.
Geographic Location of Customers
The Bank’s principal business activity of providing mortgage loans is with customers located within its lending territory which is comprised mainly of northern Baltimore and Harford counties, Maryland. Substantially all of the Bank’s loans receivable and related income are collateralized by property located in this area. The Bank’s policy for owner-occupied residential collateral is to require that the loan amount not exceed 80% of the appraised value of the property at origination for conventional uninsured mortgages and 95% for insured loans. A significant decline in property values in this area could result in the Bank’s loans being under collateralized.
14.   COMMITMENTS
At June 30, 2014 (unaudited) and December 31, 2013, the Bank had outstanding commitments of $0 and $923,000 to originate mortgage loans, respectively. The rate on mortgage loan commitments ranged from 2.875% to 4.00% at December 31, 2013.
15.   FAIR VALUE MEASUREMENTS
Effective January 1, 2009, the Bank adopted the Guidance in ASC Topic 820, “Fair Value Measurements and Disclosures.” ASC Topic 820 which provides a framework for measuring and disclosing fair value under GAAP. ASC Topic 820 requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, available-for-sale investment securities) or a nonrecurring basis (for example, impaired loans).
ASC Topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
The Bank utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Bank may be required to record at fair value all other assets on a nonrecurring basis, such as loans held for sale, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.
ASC Topic 820 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy is as follows:
Level 1 Inputs — Unadjusted quoted prices in active markets for identical assets or liabilities that the entity has the ability to access at the measurement date.
Level 2 Inputs — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and the yield curves that are observable at commonly quoted intervals.

Level 3 Inputs — Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.
Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.
Investment Securities Available-for-Sale. Investment securities available-for-sale (“AFS”) are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange such as the New York Stock Exchange, Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in illiquid markets.
Loans. The Bank does not report loans at fair value on a recurring basis, however, from time to time, a loan is considered impaired and an allowance for credit loss is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with ASC Topic 450 “Contingencies”. The fair value of impaired loans is estimated using one of several methods, including the collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring a specific allowance represent loans for which the fair value of expected repayments or collateral exceed the recorded investment in such loans. At June 30, 2014 (unaudited) and December 31, 2013 and 2012, substantially all of the totally impaired loans were evaluated based upon the fair value of the collateral. In accordance with ASC Topic 820, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Bank records the loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the loan as nonrecurring Level 3.
Assets measured at fair value on a recurring basis are included in the table below:

	Fair Value Measurements at June 30, 2014 (unaudited) Using:
Description	Fair Value June 30, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Trading Gains and (Losses)	Total Changes in Fair Values Included in Period Earnings
	(Unaudited)
Mortgage-backed securities:
FHLMC AFS	$297,305	$—	$297,305	$—	$—	$—
FNMA AFS	181,502	—	181,502	—	—	—
GNMA	126,117	—	126,117	—	—	—
Total assets measured at fair value on a recurring basis	$604,924	$—	$604,924	$—	$—	$—

	Fair Value Measurements at December 31, 2013 Using:
Description	Fair Value December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Trading Gains and (Losses)	Total Changes in Fair Values Included in Period Earnings
FHLB Bonds AFS	$—	$—	$—	$—	$—	$—
Mortgage-backed securities:
FHLMC AFS	302,831	—	302,831	—	—	—
FNMA AFS	185,225	—	185,225	—	—	—
Total assets measured at fair value on a recurring basis	$488,056	$—	$488,056	$—	$—	$—

	Fair Value Measurements at December 31, 2012 Using:
Description	Fair Value December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Trading Gains and (Losses)	Total Changes in Fair Values Included in Period Earnings
FHLB Bonds AFS	$—	$—	$—	$—	$—	$—
Mortgage-backed securities:
FHLMC AFS	396,529	—	396,529	—	—	—
FNMA AFS	301,511	—	301,511	—	—	—
Total assets measured at fair value on a recurring basis	$698,040	$—	$698,040	$—	$—	$—

The Bank may be required from time to time, to measure certain assets at fair value on a non-recurring basis in accordance with GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below:

	Fair Value Measurements at June 30, 2014 (unaudited) Using:
Description	Fair Value June 30, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Trading Gains and (Losses)	Total Changes in Fair Values Included in Period Earnings
	(Unaudited)
Impaired loans:
Residential	$5,152,346	$—	$3,835,023	$1,317,323	$—	$—
Commercial	2,761,736	—	2,761,736	—	—	—
Land	2,907,238	—	2,907,238	—	—	—
Construction	—	—	—	—	—	—
Other real estate owned	518,490	—	518,490	—	—	—
Total assets measured at fair value on a non-recurring basis	$11,339,810	$—	$10,022,487	$1,317,323	$—	$—

	Fair Value Measurements at December 31, 2013 Using:
Description	Fair Value December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Trading Gains and (Losses)	Total Changes in Fair Values Included in Period Earnings
Impaired loans:
Residential	$5,516,962	$—	$4,198,789	$1,318,173	$—	$—
Commercial	1,634,460	—	1,634,460	—	—	—
Land	2,874,212	—	2,874,212	—	—	—
Construction	—	—	—	—	—	—
Other real estate owned	452,078	—	452,078	—	—	(527,686)
Total assets measured at fair value on a non-recurring basis	$10,477,712	$—	$9,159,539	$1,318,173	$—	$(527,686)

	Fair Value Measurements at December 31, 2012 Using:
Description	Fair Value December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Trading Gains and (Losses)	Total Changes in Fair Values Included in Period Earnings
Impaired loans:
Residential	$6,291,569	$—	$5,165,615	$1,125,954	$—	$—
Commercial	1,510,499	—	1,242,550	267,949	—	—
Land	3,793,101	—	3,658,482	134,619	—	—
Construction	—	—	—	—	—	—
Other real estate owned	1,139,903	—	1,139,903	—	—	(45,115)
Total assets measured at fair value on a non-recurring basis	$12,735,072	$—	$11,206,550	$1,528,522	$—	$(45,115)

In accordance with the disclosure requirements of ASC Topic 825, the estimated fair values of financial instruments at June 30, 2014 (unaudited) and December 31, 2013 and 2012 are as follows:

	Carrying Value June 30, 2014	Fair Value June 30, 2014	Carrying Value December 31, 2013	Fair Value December 31, 2013
	(Unaudited)	(Unaudited)
ASSETS
Cash, interest-bearing deposits and federal funds sold	$4,961,586	$4,961,586	$4,010,615	$4,010,615
Other interest bearing deposits in other banks	2,785,000	2,785,000	3,536,000	3,536,000
Investment securities	15,221,196	15,269,901	14,680,851	14,193,299
Federal Home Loan Bank stock	929,000	929,000	984,300	984,300
Loans, net	109,004,393	104,168,000	112,827,678	110,873,600
Bank owned life insurance	799,210	799,210	796,997	796,997
Accrued interest receivable	—	—	379,059	379,059
LIABILITIES
Deposits	$103,916,092	$99,954,000	$107,622,213	$106,634,613
FHLB Borrowings	17,750,000	18,161,000	17,750,000	18,813,200

	Carrying Value December 31, 2012	Fair Value December 31, 2012
ASSETS
Cash, interest-bearing deposits and federal funds sold	$5,500,360	$5,500,360
Other interest-bearing deposits in other banks	5,478,000	5,478,000
Investment securities	13,873,287	14,497,964
Federal Home Loan Bank stock	762,000	762,000
Loans, net	118,604,114	122,453,377
Bank owned life insurance	963,644	963,644
Accrued interest receivable	377,437	377,437
LIABILITIES
Deposits	$122,288,692	$123,321,470
FHLB Borrowings	12,000,000	13,602,390

The following methods and assumptions were used to estimate the fair value disclosures for financial instruments as of June 30, 2014 (unaudited) and December 31, 2013 and 2012:
Cash, Interest-Bearing Deposits and Federal Funds Sold and Other Interest-Bearing Deposits in Other Banks
The amounts reported in the balance sheet approximate the fair value of these assets.
Investment Securities
The fair values are based on the quoted market prices, if available. If quoted prices are not available, fair value is measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions.
Federal Home Loan Bank Stock
The par value of Federal Home Loan Bank stock report on the balance sheet is a reasonable estimate of fair value.
Accrued Interest Receivable
The amounts reported in the balance sheet approximate the fair value of these assets.
Loans, Deposits and Federal Home Loan Bank Advances
Loans receivable were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered on deposits of similar remaining maturities. The fair value of Federal Home Loan Bank advances is estimated using rates currently offered on advances of similar remaining maturities.
Bank-Owned Life Insurance
The amounts reported in the balance sheet approximate the fair value of these assets.
Impact of Recent Accounting Pronouncements
In July 2013, the FASB issued ASU No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists”, which provides that an unrecognized tax benefit, or a portion thereof, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except to the extent that a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date to settle any additional income taxes that would result from disallowance of a tax position, or the tax law does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, then the unrecognized tax benefit should be presented as a liability. These amendments in this ASU was effective for Madison Bank of Maryland on January 1, 2014.
In January 2014, the FASB issued ASU No. 2014-4, “Receivables — Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force)”. The guidance clarifies when an “in substance repossession or foreclosure” occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, such that all or a portion of the loan should be derecognized and the real estate property recognized. ASU 2014-04 states that a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure, or the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. The amendments of ASU 2014-04 also require interim and annual disclosure of both the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure. The amendments of ASU 2014-04 are effective for Madison Bank of Maryland on January 1, 2015, and may be applied using either a modified retrospective transition method or a prospective transition method as described in ASU 2014-04. Madison Bank of Maryland will evaluate these amendments but does not believe they will have an impact on its financial position or results of operations.
In August 2014, FASB issues ASU-2014-14, “Receivables-Troubled Debt Restructurings by Creditors (Subtopic 310-40): Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure”. The guidance requires that a government-guaranteed mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if the following conditions are met: the loan has a government guarantee that is not separable from the loan before foreclosure; at the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim; and at the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. The amendments of ASU-2014-14 will be effective for Madison Bank of Maryland on January 1, 2015 and may be applied using either a prospective transition method or a modified retrospective transition method as described in ASU-2014-14. Madison Bank of Maryland will evaluate these amendments but does not believe they will have an impact on its financial position or results of operation.

You should rely only on the information contained in this prospectus. Neither MB Bancorp, Inc. nor Madison Bank of Maryland has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

(Proposed Holding Company for Madison Bank of Maryland)
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